Exhibit 10.2

Execution Version

AMENDMENT NO. 2 TO SUPER-PRIORITY CREDIT AGREEMENT

This AMENDMENT NO. 2 TO SUPER-PRIORITY CREDIT AGREEMENT, dated as of August 11, 2025 (this “Amendment”), is entered into by and among WIDEOPENWEST FINANCE, LLC, a Delaware limited liability company (the “Borrower”), and the Revolving Lenders party hereto (the “Consenting Revolving Lenders”), and acknowledged by WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent (the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, reference is made to that certain Super-Priority Credit Agreement, dated as of October 11, 2024 (as amended by that certain Amendment No. 1 to Super-Priority Credit Agreement, dated as of November 6, 2024, and as further amended, supplemented or otherwise modified prior to the Second Amendment Effective Date (as defined below), the “Existing SP Credit Agreement”; and, as further amended or supplemented by this Amendment, the “Amended SP Credit Agreement”; capitalized terms not otherwise defined in this Amendment have the meanings given to such terms in the Existing SP Credit Agreement), by and among, inter alia, the Borrower, WideOpenWest, Inc., a Delaware corporation (“Holdings”), the Administrative Agent, the Lenders from time to time party thereto.

WHEREAS, the Borrower has requested that the Consenting Revolving Lenders agree to (1) extend their Existing Revolving Loans and Existing Revolving Commitments and (2) make certain other amendments to the Existing SP Credit Agreement with respect to the Revolving Facility, and the Consenting Revolving Lenders have agreed to such extension and amendments, subject to the terms and conditions set forth herein.

WHEREAS, the Consenting Revolving Lenders constitute all of the Revolving Lenders under the Revolving Facility under the Existing SP Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1. Amendments to Credit Agreement. Effective as of the Second Amendment Effective Date, the Existing SP Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: stricken text) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto.

SECTION 2. Conditions of Effectiveness. This Amendment (including, without limitation, the amendments set forth in Section 1 hereof) is subject to the satisfaction (or waiver) of the following conditions (the date of satisfaction of such conditions being referred to herein as the “Second Amendment Effective Date”):

(a)            the Administrative Agent shall have received counterparts of this Amendment duly executed by (i) each Loan Party, (ii) the Consenting Revolving Lenders and (iii) the Administrative Agent;

(b)            the Administrative Agent (or its counsel) shall have received a legal opinion from Honigman LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Consenting Revolving Lenders;

(c)            the Administrative Agent shall have received certificates of good standing from the secretary of state of the state of organization of each Loan Party (to the extent such concept exists in such jurisdiction), customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party certifying true and complete copies of the Organizational Documents attached thereto and evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party or is to be a party on the Second Amendment Effective Date;

(d)            all expenses incurred by (i) the Revolving Lenders (including reasonable and documented fees and out-of-pocket expenses of Latham & Watkins LLP), (ii) the Administrative Agent (including reasonable and documented fees and out-of-pocket expenses of ArentFox Schiff LLP), in the case of clauses (i) and (ii) hereof, in connection with the execution and delivery of this Amendment, and (iii) the Revolving Lenders (including reasonable and documented fees and out-of-pocket expenses of legal counsel other than Latham & Watkins LLP) in connection with the First Amendment not otherwise reimbursed prior to the Second Amendment Effective Date, in an aggregate amount not to exceed $50,000, shall have been paid in full in cash or will be paid in full in cash substantially concurrently with the occurrence of the Second Amendment Effective Date;

(e)            Holdings shall have entered into that certain Agreement and Plan of Merger entered into by and among Bandit Parent, LP, a Delaware limited partnership and Bandit Merger Sub, Inc., a Delaware corporation (the “Merger Agreement”);

(f)            the representations and warranties of the Borrower contained in Article V of the Existing SP Credit Agreement or any other Loan Document shall be true and correct in all material respects on and as of the date of the Second Amendment Effective Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(g)            no Default or Event of Default shall have occurred and be continuing as of the Second Amendment Effective Date or would result after giving effect to this Amendment; and

(h)            the Administrative Agent shall have received certificate of a Responsible Officer of the Borrower certifying that the conditions set forth in Section 2(f) and Section 2(g) hereof have been satisfied.

SECTION 3. Representations and Warranties.

Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders party hereto as of, and after giving effect to, the Second Amendment Effective Date that:

(a)            Each Loan Party has all corporate power and authority to execute and deliver this Amendment and to perform its obligations under this Amendment and the Amended SP Credit Agreement.

(b)            None of the execution, delivery and performance by each Loan Party of this Amendment and the Amended SP Credit Agreement, as applicable, will (i) contravene the terms of any of any Loan Party’s Organizational Documents; (ii) result in any breach or contravention of (A) any Contractual Obligation to which any Loan Party is a party or affecting any Loan Party or the properties of any Loan Party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or its property is subject; or (iii) violate any applicable Law, except with respect to any breach, contravention or violation referred to in the preceding clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(c)            This Amendment been duly executed and delivered by each Loan Party, and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and principles of good faith and fair dealing.

(d)            As of the Second Amendment Effective Date, the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects on and as of the Second Amendment Effective Date; provided that to the extent that any representation and warranty specifically refers to an earlier date or period, such representation and warranty shall be true and correct in all material respects as of such date or for such period; and on the Second Amendment Effective Date immediately after giving effect to this Second Amendment and the other transactions contemplated hereby, no Default or Event of Default has occurred and is continuing or would result therefrom; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

SECTION 4. Ratification and Reaffirmation; Effect of this Amendment. Each Loan Party hereby consents to the amendments effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document to which any Loan Party is a party is, and the obligations of such Loan Party contained in the Existing SP Credit Agreement and in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Amendment.

(b)            Each Loan Party, as debtor, grantor, pledgor, guarantor, assignor, or in other similar capacities in which such Loan Party has granted liens or security interests in its properties and/or acts as a guarantor, surety or an accommodation party, as the case may be, under any of the Loan Documents to which it is a party, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and undertakings arising under or pursuant to the Amended SP Credit Agreement each of such Loan Documents and (ii) acknowledges and agrees that, subsequent to the execution and delivery of, and after taking into account and giving effect to, this Amendment, the Amended SP Credit Agreement, each of such Loan Documents remains in full force and effect as hereby ratified, amended and confirmed. To the extent such Loan Party granted liens on, or security interests in, any of its properties pursuant to any such Loan Documents as security for the Obligations arising under, pursuant to or as defined in the Existing SP Credit Agreement, each such Loan Party hereby ratifies and reaffirms such grant of security and confirms and agrees that, subsequent to the execution and delivery of, and after taking into account and giving effect to, this Amendment, the Amended SP Credit Agreement, such liens and security interests hereafter secure all of the Obligations arising under, pursuant to or as defined in the Amended SP Credit Agreement.

(c)            Except as expressly set forth or referenced herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver or novation of, or otherwise affect the rights and remedies of the Lenders or the Agents under, the Existing SP Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing SP Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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(d)            On and after the Second Amendment Effective Date, each reference in the Existing SP Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the “Credit Agreement”, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the “Credit Agreement”, shall mean and be a reference to the Amended SP Credit Agreement, and, for the avoidance of doubt, any reference to “Obligations” shall mean and be a reference to the “Obligations” under the Amended SP Credit Agreement.

(e)            Nothing herein shall be deemed to entitle any Loan Party to a further consent to, or a further waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended SP Credit Agreement or any other Loan Document in similar or different circumstances.

(f)            This Amendment is, and shall for all purposes be deemed to be, a “Loan Document” for all purposes under the Amended SP Credit Agreement and the other Loan Documents.

SECTION 5.      Expense Reimbursement; Indemnification; Limitations on Liability.

(a)            The Borrower hereby confirms that the provisions set forth in Sections 10.04 and 10.05 of the Amended SP Credit Agreement shall apply to this Amendment and the transactions contemplated hereby subject to the occurrence of the Second Amendment Effective Date.

(b)            The Lenders party hereto hereby confirm that the indemnification provisions set forth in Section 9.08 of the Amended SP Credit Agreement shall apply to this Amendment and the transactions contemplated hereby.

SECTION 6.      Instruction to the Administrative Agent.

(a)            Each of the Lenders party hereto (i) hereby authorizes and directs the Administrative Agent to execute this Amendment, and to take any actions and/or enter into such amendments, restatements, amendment and restatements, replacements, supplements and modifications to the Loan Documents as the Lenders party hereto deem reasonably necessary or desirable in connection with this Amendment and (ii) acknowledges and agrees that (x) the Administrative Agent has executed this Amendment in reliance on the direction set forth in clause (i) of this Section 6, (ii) the Administrative Agent shall not have any responsibility or liability for executing such documents or ascertaining or confirming whether such documents are consistent with or comply with the terms of the Existing SP Credit Agreement (as amended and modified by this Amendment or otherwise) or any other Loan Document and (iii) the Administrative Agent will conclusively rely on the documents provided to it with respect thereto.

(b)            The Lenders party hereto hereby ratify this Amendment and confirm that this Amendment and each other documentary condition precedent to the effectiveness hereof is satisfactory to them in all respects.

SECTION 7.      Fees. As consideration for the Consenting Revolving Lenders’ agreement to extend their respective Existing Revolving Loans and Existing Revolving Commitments on the Second Amendment Effective Date, the Borrower agrees to pay (or cause to be paid) to the Administrative Agent, for the account of each Consenting Revolving Lender, an Extension Fee (as defined in Schedule A) as set forth on Schedule A of this Amendment.

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SECTION 8. Release.

(a)            Each of the Loan Parties (on behalf of itself and its successors or assigns) hereby unconditionally and forever releases, waives and discharges all Causes of Action (as defined below) that could have been, or may be, asserted by or on behalf of such Loan Parties (or any Affiliate thereof) against each of the Consenting Revolving Lenders and/or their Related Persons of any of the foregoing (other than (i) the Loan Parties themselves or (ii) any equity holder of Holdings) that are based in whole or in part on any act, omission, transaction, event, occurrence or facts or circumstances, in each case, taking place, being omitted, existing or otherwise arising on or prior to the Second Amendment Effective Date, in any way relating to the transactions contemplated by the Existing SP Credit Agreement, this Amendment, the Amended SP Credit Agreement or any transaction, contract, instrument, release, or other agreement or document created or entered into in connection therewith or herewith, in each case to the fullest extent provided by applicable Law.

(b)            Each of the Loan Parties represents and warrants that it has not, prior to the Second Amendment Effective Date, (i) assigned or otherwise transferred any of the Causes of Action released pursuant to this Section 8, or (ii) individually or with any other Person, filed or commenced any charges, lawsuits, complaints or proceedings (a “Proceeding”) with any court, governmental agency or arbitration tribunal with respect to any Cause of Action released pursuant to this Section 8. Each of the Loan Parties covenants and agrees that after the Second Amendment Effective Date, such Person will not, and will cause each of its Affiliates not to, individually or with any other Person file or commence any such Proceeding with respect to any Cause of Action released pursuant to this Section 8, and if notwithstanding the foregoing, any such Proceeding is so commenced, then the applicable Person commencing such Proceeding (or whose Affiliate commences such Proceeding) shall immediately cause it to be dismissed, and the applicable Person or other released Person subject thereto shall have the right to be reimbursed by the applicable Person that commenced such Proceeding (or whose Affiliate commenced such Proceeding) for all reasonable and documented fees, costs and expenses incurred in connection therewith, without limitation of any other rights and remedies.

(c)            As used in this Section 8, “Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages (including claims of lost profits and/or damages to business reputation), dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, whether direct, indirect, derivative, or otherwise, and whether arising in law, equity or otherwise, including for the avoidance of doubt, in respect of any rights and/or benefits conferred by federal, state or law common Law.

SECTION 9. Amendments; Severability.

(a)            This Amendment may not be amended nor may any provision hereof be waived or otherwise modified except in accordance with the provisions of Section 10.01 of the Amended SP Credit Agreement.

(b)            To the extent permitted by applicable Requirements of Law, any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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SECTION 10. Miscellaneous.

(a)            THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)            EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(b).

(c)            The provisions of Sections 10.16 (Governing Law) and 10.22 (Service of Process) set forth in the Existing SP Credit Agreement are hereby incorporated by reference, mutatis mutandis.

SECTION 11. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Amendment.

SECTION 12. Execution in Counterparts; Effectiveness. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective authorized officers as of the date first above written.

WIDEOPENWEST FINANCE, LLC
WIDEOPENWEST INC.
WIDEOPENWEST MICHIGAN, LLC
WIDEOPENWEST NETWORKS, LLC
WOW BUSINESS SERVICES, LLC
WIDEOPENWEST MID-MICHIGAN, LLC
KNOLOGY, INC.
WIDEOPENWEST GEORGIA, LLC
KNOLOGY DATA CENTER SERVICES, INC.
KNOLOGY BROADBAND, INC.
KNOLOGY OF KNOXVILLE, INC.
ITC GLOBE, INC.
KNOLOGY OF AUGUSTA, INC.
KNOLOGY OF CHARLESTON, INC.
KNOLOGY OF ALABAMA, INC.
KNOLOGY OF COLUMBUS, INC.
KNOLOGY OF HUNTSVILLE, INC.
KNOLOGY OF CENTRAL FLORIDA, INC.
KNOLOGY OF GEORGIA, INC.
KNOLOGY OF FLORIDA, LLC
KNOLOGY OF SOUTH CAROLINA, INC.
KNOLOGY OF TENNESSEE, INC.
VALLEY TELEPHONE CO., LLC
KNOLOGY TOTAL COMMUNICATIONS, INC.
KNOLOGY OF THE WIREGRASS, INC.
WIREGRASS TELCOM, INC.
COMMUNICATIONS ONE, INC.
KNOLOGY OF MONTGOMERY, INC.
KNOLOGY OF THE VALLEY INC.
GLOBE TELECOMMUNICATIONS, INC.
KITE PARENT CORP.
WIDEOPENWEST CAPITAL CORP.
KNOLOGY OF NASHVILLE, INC.
WIDEOPENWEST ILLINOIS, LLC
WIDEOPENWEST OHIO, LLC
WIDEOPENWEST CLEVELAND, LLC
SIGECOM, LLC
WIDEOPENWEST NETWORKS, INC.
WIDEOPENWEST MINNESOTA, LLC

By:	/s/ Roger Seiken
Name:	Roger Seiken
Title:	Secretary

[Signature Page to Amendment No. 2 to Super Priority Credit Agreement]

Acknowledged and Agreed:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent

By:	/s/ Kevin McGarvey
Name: Kevin McGarvey
Title: Assistant Vice President

[Lender Signature Pages on File with the Administrative Agent]

Schedule A

Fees

The Borrower agrees to pay (or cause to be paid) to the Administrative Agent, for the account of each Consenting Revolving Lender, an extension fee (the “Extension Fee”) equal to (i) 0.50% of the aggregate principal amount of the Existing Revolving Loans and Existing Revolving Commitments held by such Consenting Revolving Lender on the Second Amendment Effective Date and which shall be earned, due and payable in full on, and subject to the occurrence of, the Second Amendment Effective Date and (ii) 0.50% of the aggregate principal amount of the Existing Revolving Loans and Existing Revolving Commitments held by such Consenting Revolving Lender on the Merger Closing Date (after giving effect to any prepayment of Existing Revolving Loans and termination of Existing Revolving Commitment on such date, if any), and which shall be earned, due and payable in full on, and subject to the occurrence of, the Merger Closing Date.

EXHIBIT A

Amended SP Credit Agreement

[see attached]

MARKED VERSION REFLECTING CHANGESPURSUANT TO THE FIRSTSECOND AMENDMENT TO THE CREDIT AGREEMENTADDED TEXT SHOWNUNDERSCOREDDELETED TEXT SHOWN STRIKETHROUGH

SUPER-PRIORITY CREDIT AGREEMENT
Dated as of October 11, 2024,

among

WIDEOPENWEST FINANCE, LLC,
as the Borrower,

WIDEOPENWEST, INC.,
as Holdings,

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Administrative Agent and Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO

Table of Contents

Page

Article I

Definitions and Accounting Terms

Article II

The Commitments and Borrowings

Article III

Taxes, Increased Costs Protection and Illegality

i

Page

Article IV

Conditions Precedent to Credit Extensions

SECTION 4.01	Conditions to Credit Extensions on Closing Date	122
SECTION 4.02	Conditions to Credit Extensions after Closing Date	124

Article V

Representations and Warranties

Article VI

Affirmative Covenants

Page

Article VII

Negative Covenants

Article VIII

Events of Default and Remedies

SECTION 8.01	Events of Default	161
SECTION 8.02	Remedies upon Event of Default	163
SECTION 8.03	Application of Funds	165
SECTION 8.04	Right to Cure	166

Article IX

Administrative Agent and Other Agents

Page

Article X

Miscellaneous

SCHEDULES

1.01(1)	Closing Date Subsidiary Guarantors
1.01(2)	Mortgaged Properties
2.01	Commitments
4.01(1)(c)	Certain Collateral Documents
4.01(1)(e)	Local Counsel
5.12	Subsidiaries and Other Equity Investments
6.13(2)	Post-Closing Matters
6.16	Existing Transactions with Affiliates
7.01	Existing Liens
7.02	Existing Indebtedness
7.05	Existing Investments
9.17	Hedge Banks and Secured Hedge Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Term Note
B-2	Revolving Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Super-Priority Security Agreement
G	Junior Lien Intercreditor Agreement
H	United States Tax Compliance Certificates
I	Solvency Certificate
J	Discount Range Prepayment Notice
K	Discount Range Prepayment Offer
L	Solicited Discounted Prepayment Notice
M	Acceptance and Prepayment Notice
N	Specified Discount Prepayment Notice
O	Solicited Discounted Prepayment Offer
P	Specified Discount Prepayment Response
Q	Intercompany Note
R	Letter of Credit Report

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SUPER-PRIORITY CREDIT AGREEMENT

This SUPER-PRIORITY CREDIT AGREEMENT (this “Agreement”) is entered into as of October 11, 2024, by and among WIDEOPENWEST FINANCE, LLC, a Delaware limited liability company (the “Borrower”), WIDEOPENWEST, INC., a Delaware corporation, as Holdings, WILMINGTON SAVINGS FUND SOCIETY, FSB, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

On the Closing Date, immediately prior to giving effect to the Initial Exchange Transactions (as defined below), certain Lenders held collectively outstanding Term Loans (as defined in the Existing Credit Agreement (as defined below)) in an aggregate principal amount of $513,370,081.19 (such Lenders in such capacity, the “Exchanging Term Lenders”, and such Term Loans held by such Lenders, the “Relevant Existing Term Loans”).

On the Closing Date, each Exchanging Term Lender (in each case as applicable) (x) sold, in an open market purchase and sale transaction, its Relevant Existing Term Loans to the Borrower in exchange for consideration consisting of (a) First Out Term Loans issued hereunder (such First Out Term Loans, the “Initial Exchange First Out Term Loans”) and (b) Second Out Term Loans issued hereunder (such Second Out Term Loans, the “Initial Exchange Second Out Term Loans” and, together with the Initial Exchange First Out Term Loans, the “Initial Exchange Loans”), each as further described in the Exchange Agreement and the immediately succeeding Recital (such transactions described in (x) and (y), the “Initial Exchange Transactions”), and (y) provided its consent to the amendments and other modifications to the Existing Credit Agreement as described in that certain Amendment No. 1 to Credit Agreement, dated as of the Closing Date, by and among, inter alia, the Existing Agent, Loan Parties (as defined below), and the lenders party thereto (the “Existing Credit Agreement Amendment”).

Pursuant to the Initial Exchange Transactions, each Exchanging Term Lender shall receive as consideration for its assignment and sale of its Relevant Existing Term Loans the amount of Initial Exchange Loans specified therefor in the Exchange Agreement.

The Borrower has requested that the Exchanging Term Lenders provide term loans to the Borrower in an aggregate principal amount equal to $200,000,000 (the “First Out New Money Term Loans”), and the Exchanging Term Lenders have agreed to provide the First Out New Money Term Loans to the Borrower on the Closing Date.

After the Closing Date, the Borrower (or the Existing Agent under the Existing Credit Agreement at the direction of the Borrower) shall (i) promptly notify the lenders under the Existing Credit Agreement that the Initial Exchange Transactions have occurred and the Existing Credit Agreement Amendment has become effective and (ii) provide the lenders holding Existing Term Loans thereunder the option to sell, in a purchase and sale offer transaction on or prior to a date no later than ten (10) days after the Closing Date, their Existing Term Loans to the Borrower and, upon the consummation of such purchase and sale offer, the Borrower shall be deemed to incur (on a cashless basis) Subsequent Exchange Term Loans as provided in Section 2.16 below (such transactions, the “Subsequent Term Loan Exchange Transactions”).

After the Closing Date, the Borrower (or the Existing Agent under the Existing Credit Agreement at the direction of the Borrower), shall request that (i) each Revolving Lender (as defined in the Existing Credit Agreement) agrees to exchange its Revolving Loans and Revolving Commitments (in each case, as defined in the Existing Credit Agreement) for Subsequent Exchange Revolving Loans and Revolving Commitments under this Agreement as provided in Section 2.16 below and (ii) each of the Issuing Banks (as defined in the Existing Credit Agreement) holding a commitment to issue Letters of Credit (as defined in the Existing Credit Agreement) under the Existing Credit Agreement becomes an Issuing Bank hereunder and deems the Letters of Credit (as defined in the Existing Credit Agreement) under the Existing Credit Agreement to have been issued under this Agreement by such Issuing Banks (the “Subsequent Revolving Loan Exchange Transactions” and, together with the Subsequent Term Loan Exchange Transactions, the “Subsequent Exchange Transactions”).

Each Loan Party has agreed to secure all of their Obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and lien upon their respective right, title and interests in the Collateral.

The Loan Parties’ business is a mutual and collective enterprise and the Loan Parties believe that the loans and other financial accommodations to the Borrower under this Agreement will enhance the financial position of the Borrower to the mutual advantage of the Loan Parties.

The Borrower acknowledges on behalf of itself and its Subsidiaries that the Borrower and its Subsidiaries will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrower as provided in the Agreement.

The applicable Lenders have indicated their willingness to lend, and the applicable Issuing Banks have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement (including the introductory paragraph hereof and the preliminary statements hereto), the following terms have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(1)(e)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit M.

“Acceptance Date” has the meaning specified in Section 2.05(1)(e)(D)(2).

“Acquired Indebtedness” means, with respect to any specified Person,

(1)            Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Subsidiary of, such specified Person, and

(2)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Term Loan in accordance with Section 2.14 or (b) Subsequent Exchange Loans pursuant to Section 2.16; provided that each Additional Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, in each case solely to the extent that any such consent would be required from the Administrative Agent under Section 10.07(b)(iii)(B) for an assignment of Loans to such Additional Lender, such approval not to be unreasonably withheld, conditioned or delayed, in each case solely to the extent such consent would be required for any assignment to such Additional Lender under Section 10.07(b)(iii).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 6.16.

“Agent Parties” has the meaning specified in Section 10.02(4).

“Agent-Related Distress Event” means, with respect to the Administrative Agent or any other Person that directly or indirectly controls the Administrative Agent (each, an “Agent-Related Distressed Person”), (a) that such Agent-Related Distressed Person is or becomes subject to a voluntary or involuntary case under any Debtor Relief Law, (b) a custodian, conservator, receiver, or similar official is appointed for such Agent-Related Distressed Person or any substantial part of such Agent-Related Distressed Person’s assets, or (c) such Agent-Related Distressed Person is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Agent-Related Distressed Person or its assets to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent or any Person that directly or indirectly controls the Administrative Agent by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide the Administrative Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent.

“Agent-Related Distressed Person” shall have the meaning provided in the definition of the term Agent-Related Distress Event.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Equity Contribution Amount” means the cumulative amount of Net Proceeds from any Permitted Equity Issuance or contribution of cash or Cash Equivalents to the common equity capital of the Borrower by any Parent Company, in each case, made subsequent to the Merger Closing Date and on or prior to the third anniversary thereof; provided that any Net Proceeds from any Permitted Equity Issuance or any contribution of cash or Cash Equivalents to the common equity capital of the Borrower designated as a Cure Amount shall be disregarded in the calculation of this Aggregate Equity Contribution Amount.

“Agreement” has the meaning specified in the introductory paragraph of this Super-Priority Credit Agreement, and shall mean this Super-Priority Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a SOFR floor or Base Rate floor (with such increased amount being determined in the manner described in the final proviso of this definition), or otherwise, in each case, incurred or payable by the Borrower ratably to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include customary arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, advisory fees, ticking fees, consent or amendment fees and any similar fees (regardless of how such fees are computed and whether shared or paid, in whole or in part, with or to any or all lenders) and any other fees not generally paid ratably to all lenders of such Indebtedness; provided further that, with respect to any Loans of an applicable Class that includes a SOFR floor or Base Rate floor, (1) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the Applicable Rate for such Loans of such Class for the purpose of calculating the All-In Yield and (2) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield.

“Annual Financial Statements” means the audited consolidated balance sheets and related audited consolidated statements of operations, stockholders’ equity (deficit) and cash flows of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2023.

“Applicable Discount” has the meaning specified in Section 2.05(1)(e)(C)(2).

“Applicable Percentage” means, in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitments at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Revolving Lender to make Revolving Loans and the obligation of the Issuing Banks to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Commitments have otherwise expired in full, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments.

“Applicable Rate” means a percentage per annum equal to:

(a)            with respect to First Out Term Loans, (i) 7.00% for SOFR Loans and (ii) 6.00% for Base Rate Loans;

(b)            with respect to Second Out Term Loans, (i) 3.00% for SOFR Loans and (ii) 2.00% for Base Rate Loans; and

(c)            with respect to Revolving Loans and unused Revolving Commitments and Letter of Credit fees:

(i)	(i)from the Closing Date until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (A) 2.75% for SOFR Loans and Letter of Credit fees, (B) 1.75% for Base Rate Loans and (C) 0.50% for the Commitment Fee Rate for unused Revolving Commitments and ,

(ii)	(ii) thereafterfollowing the delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01 but prior to the Second Amendment Effective Date, the following percentages per annum, based upon the Secured Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(1):

		SOFR
Pricing	Secured Net	and Letter of		Commitment
Level	Leverage Ratio	Credit Fees	Base Rate	Fee Rate
1	Greater than or equal to 5.00 to 1.00	3.25%	2.25%	0.50%
2	Less than 5.00 to 1.00 and greater than or equal to 4.50 to 1.00	3.00%	2.00%	0.50%
3	Less than 4.50 to 1.00	2.75%	1.75%	0.375%

(iii)	on and after the Second Amendment Effective Date but prior to the Merger Closing Date, (A) 6.00% for SOFR Loans and Letter of Credit fees, (B) 5.00% for Base Rate Loans and (C) 0.50% for the Commitment Fee Rate for unused Revolving Commitments, and

(iv)	on and after the Merger Closing Date, the following percentages per annum, based upon the Aggregate Equity Contribution Amount:

Pricing Level	Aggregate Equity Contribution Amount	SOFR and Letter of Credit Fees	Base Rate	Commitment Fee Rate
1	Less than $15,000,000	6.00%	5.00%	0.50%
2	Greater than or equal to $15,000,000 but less than $40,000,000	5.75%	4.75%	0.50%
3	Greater than or equal to $40,000,000 but less than $60,000,000	5.50%	4.50%	0.50%
4	Greater than or equal to $60,000,000 but less than $80,000,000	5.25%	4.25%	0.50%
5	Greater than or equal to $80,000,000 but less than $100,000,000	5.00%	4.00%	0.50%
6	Greater than or equal to $100,000,000 but less than $120,000,000	4.75%	3.75%	0.50%
7	Greater than or equal to $120,000,000 but less than $140,000,000	4.50%	3.50%	0.50%
8	Greater than or equal to $140,000,000 but less than $160,000,000	4.25%	3.25%	0.50%
9	Greater than or equal to $160,000,000	4.00%	3.00%	0.50%

Any For purposes of clause (c)(ii) above, any increase or decrease in the Applicable Rate resulting from a change in the Secured Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(1); provided that, at the option of the Required Facility Lenders under the Revolving Facility, “Pricing Level 1” (as set forth above) shall apply as of (x) the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) or (y) the first Business Day after an Event of Default under Section 8.01(1) or 8.01(6) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Secured Net Leverage Ratio), for purposes of clause (c)(ii) above, if (i) the Secured Net Leverage Ratio used to determine the Applicable Rate or the Commitment Fee Rate, as applicable, for any period is incorrect as a result of any error, misstatement or misrepresentation contained in any financial statement or Compliance Certificate delivered pursuant to Section 6.01(1) or 6.01(2) or Section 6.02(1), and (ii) as a result thereof, the Applicable Rate or the Commitment Fee Rate, as applicable, paid to the Lenders and/or the Issuing Banks, as the case may be, at any time pursuant to this Agreement is lower than the Applicable Rate or the Commitment Fee Rate, as applicable, that would have been payable to the Lenders and/or the Issuing Banks, as the case may be, had the Applicable Rate or the Commitment Fee Rate, as applicable, been calculated on the basis of the correct Secured Net Leverage Ratio, the Applicable Rate or the Commitment Fee Rate, as applicable, in respect of such period will be adjusted upwards automatically and retroactively, and the Borrower shall pay to each Lender and/or each Issuing Bank, as the case may be, such additional amounts (“Additional Amounts”) as are necessary so that after receipt of such amounts such Lender and/or Issuing Bank, as the case may be, receives an amount equal to the amount it would have received had the Applicable Rate or the Commitment Fee Rate, as applicable, been calculated during such period on the basis of the correct Secured Net Leverage Ratio. Additional Amounts shall be payable ten (10) days following delivery by the Administrative Agent to the Borrower of a notice (which shall be conclusive and binding absent manifest error) setting forth in reasonable detail the Administrative Agent’s calculation of the amount of any Additional Amounts owed to the Lenders and/or the Issuing Banks. The payment of Additional Amounts shall be in addition to, and not in limitation of, any other amounts payable by the Borrower pursuant to Section 2.08 and Section 2.09. Additional Amounts shall constitute “Obligations”.

To the extent the aggregate Revolving Commitments are reduced to $212,500,000 on the Merger Closing Date, each of the percentages set forth in clause (c)(iv) above with respect to SOFR Loans and Letter of Credit Fees and Base Rate Loans shall be reduced by 0.50%.

For purposes of clause (c)(iv) above, any decrease in the Applicable Rate resulting from a change in the Aggregate Equity Contribution Amount shall become effective as of (x) in the case of any SOFR Loans, the first day of the Interest Period commencing for such Loan and (y) in the case of any Base Rate Loans, the first day of the fiscal quarter, in each case, at least one Business Day following the delivery of a certificate of a Responsible Officer of the Borrower identifying the amount of any previously unreported Permitted Equity Issuance or contribution of cash or Cash Equivalents to the common equity capital of the Borrower by any Parent Company and the Aggregate Equity Contribution Amount as of such date, and attaching evidence of the same reasonably satisfactory to the Required Facility Lenders; provided that, at the option of the Required Facility Lenders under the Revolving Facility, “Pricing Level 1” (as set forth above) shall apply as of the first Business Day after an Event of Default under Section 8.01(1) or 8.01(6) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to Letters of Credit, (i) the relevant Issuing Banks and (ii) the relevant Revolving Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Sale” means:

(1)            the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, including for the avoidance of doubt any Sale-Leaseback Transaction, of property or assets of the Borrower or any Subsidiary (each referred to in this definition as a “disposition”); or

(2)            the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Subsidiaries issued in compliance with Section 7.02 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) of any Subsidiary (other than to the Borrower or another Subsidiary), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)            any disposition of:

(i)            Cash Equivalents or Investment Grade Securities,

(ii)           obsolete, damaged or worn out property or assets in the ordinary course of business and consistent with industry practice or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course,

(iii)          assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Borrower),

(iv)          improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business and

(v)           assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b)            the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 7.03;

(c)            any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.04, any Permitted Investment or any acquisition otherwise permitted under this Agreement;

(d)            [reserved];

(e)            any disposition of property or assets or issuance of securities by a Subsidiary to the Borrower or by the Borrower or a Subsidiary Guarantor to another Subsidiary Guarantor;

(f)            to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)            (i) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business and consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(h)            [reserved];

(i)              foreclosures, condemnation, expropriation, eminent domain or any similar action (including for the avoidance of doubt, any Casualty Event) with respect to assets;

(j)              [reserved];

(k)             [reserved];

(l)              the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets or communications capacity in the ordinary course of business and consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof;

(m)            the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business and consistent with industry practice;

(n)            any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business and consistent with industry practice;

(o)            the unwinding of any Hedging Obligations;

(p)            sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)            the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business and consistent with industry practice, which in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(r)             the granting of a Lien that is permitted under Section 7.01;

(s)            the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law;

(t)             [reserved]; and

(u)            dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel, to the extent documented and invoiced.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(1)(e); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided further that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(2)(c).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if any such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interests calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (b)(iv) of Section 3.03.

“Backstop Exchange Premium Letter” means that certain backstop premium letter, dated as of October 4, 2024 among the Borrower and certain Exchanging Term Lenders and/or their Affiliates party thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” has the meaning specified in Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum (subject to a floor of 1.50% per annum) equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” and (c) the Adjusted Term SOFR on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day); provided, that (x) for the purpose of clause (c), the Adjusted Term SOFR for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London, England time) and (y) if at any time Adjusted Term SOFR is not available, Base Rate shall be calculated without reference to clause (c) above. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Basket” means any amount, threshold or other value permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment, transaction value, judgment or other amount under any provision in Articles V, VI, VII or VIII and the definitions related thereto.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03.

“Benchmark Replacement” means, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)            Daily Simple SOFR; or

(b)            the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent in consultation with the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (x) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a spread adjustment, or method of calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the IOSCO Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be representative or in compliance with or aligned with the IOSCO Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Big Boy Letter” means a letter from a Lender acknowledging that (1) an assignee may have information regarding Holdings, the Borrower and any Subsidiary of the Borrower, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to such assignee pursuant to Section 10.07(h) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, such assignee, Holdings, the Borrower and the Subsidiaries of the Borrower with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to such assignee, the Administrative Agent and assigning Lender.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement. Upon the consummation of any transaction permitted by Section 7.03(4), “Borrower” shall mean the Successor Borrower.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means any offer by any Borrower Party to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.05(1)(e)(B).

“Borrower Parties” means the collective reference to Holdings, the Borrower and each Subsidiary of the Borrower and “Borrower Party” means any of them.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.05(1)(e)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.05(1)(e)(D).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of SOFR Loans, having the same Interest Period.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Borrower that is registered as a broker-dealer under the Exchange Act or any other applicable Laws requiring such registration.

“Business Day” means any day that is not a Legal Holiday.

“Cable Franchise Agreement” means any agreement in which one or more of the Loan Parties or the Subsidiaries has been granted a franchise, or otherwise licensed or permitted, by any Governmental Authority to provide cable television services over public rights of way in an identified geographical location.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Lease Obligations) by the Borrower and the Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Subsidiaries.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any Operating IRU) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements to be delivered pursuant to Section 6.01.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize.”

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge cash or Cash Equivalents in Dollars as collateral (which with respect to any outstanding Letter of Credit, shall be in an amount equal to 103% of the L/C Obligations at such date), at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent or the relevant Issuing Bank with respect to any Letter of Credit, as applicable (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” has a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(1)            Dollars;

(2)            (a) Euros, Canadian Dollars, Sterling or any national currency of any participating member state of the EMU;

(b)            in the case of any Foreign Subsidiary or any jurisdiction in which the Borrower or any Subsidiary conducts business, such local currencies held by it from time to time in the ordinary course of business and consistent with industry practice;

(3)            readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition;

(4)            certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)            repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)            commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) and in each case maturing within 36 months after the date of acquisition thereof;

(7)            marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower);

(8)            securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition thereof;

(9)            readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;

(10)          Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;

(11)          Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower);

(12)          investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (11) above; and

(13)          solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Law.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (1) through (13) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts, except amounts used to pay non-Dollar denominated obligations of the Borrower or any Subsidiary in the ordinary course of business, are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement entered into from time to time by Holdings, the Borrower or any Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means any Person that is an Agent, a Lender or an Affiliate of an Agent or Lender on the Closing Date or at the time it entered into a Secured Cash Management Agreement, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of an Agent or Lender.

“Cash Management Obligations” means obligations owed by Holdings, the Borrower or any Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services), (c) foreign exchange, netting and currency management services and (d) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes that has no material assets other than (directly or indirectly through disregarded entities) the Capital Stock or indebtedness of one or more Subsidiaries that are CFCs.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty (excluding the taking effect after the Closing Date of a law, rule, regulation or treaty adopted prior to the Closing Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, for the purpose of this Agreement, in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means the occurrence of any of the following after the Closing Date:

(1)            (a) any Person (other than a Permitted Holder) or (b) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests of the Borrower representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders (it being understood and agreed that for purposes of measuring beneficial ownership held by any Person that is not a Permitted Holder, Equity Interests held by any Permitted Holder will be excluded);

(2)            any “Change of Control Trigger Event” (or any comparable term, including a “Change in Control” in the event no similar additional requirements exist for such Indebtedness being subject to an offer or resulting in an event of default) in any document pertaining to any Indebtedness having with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(3)            the Borrower ceases to be directly or indirectly wholly owned by Holdings;

unless, in the case of clause (1) above, the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower.

“Change of Control Trigger Period” means the 60 day period after the earlier of (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Borrower to effect a Change of Control (which, if and until a Rating Agency publishes a rating during such period, shall be extended so long as the corporate credit rating of the Borrower is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are commitments in respect of First Out Term Loans, Revolving Commitments or Incremental Term Commitments, in each case not designated part of another existing Class and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are First Out Term Loans, Second Out Term Loans, Revolving Loans or Incremental Term Loans, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class. For the avoidance of doubt, (i) the Revolving Commitments and the Revolving Loans shall constitute separate Classes from the Term Commitments and the Term Loans, and (ii) the First Out Term Loans shall constitute a separate Class from the Second Out Term Loans.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, and the First Out Term Loans and the Second Out Term Loans were made to the Borrower, which date was October 11, 2024.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and the Mortgaged Properties, if any.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(1)            the Collateral Agent shall have received each Collateral Document required to be delivered (a) on the Closing Date pursuant to Section 4.01(1)(c) or (b) pursuant to the Security Agreement or Section 6.11 or 6.13 at such time required by the Security Agreement or by such Sections to be delivered, in each case, duly executed by each Loan Party that is party thereto;

(2)            all Obligations shall have been unconditionally guaranteed by (a) Holdings (or any successor thereto), (b) each Subsidiary of Holdings that is a wholly owned Material Subsidiary (other than any Excluded Subsidiary), which as of the Closing Date shall include those that are listed on Schedule 1.01(1) hereto and (c) any Subsidiary of Holdings that Guarantees (or is the borrower or issuer of) any Obligations or any Subordinated Indebtedness (the Persons in the preceding clauses (a) through (c) collectively, the “Guarantors”);

(3)            except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected security interest, subject only to Liens permitted by Section 7.01, in:

(a)            all the Equity Interests of the Borrower,

(b)           all Equity Interests of each direct, wholly owned Material Domestic Subsidiary (other than any CFC Holdco) that is directly owned by any Loan Party, and

(c)            100% of the issued and outstanding Voting Stock and 100% of the issued and outstanding Equity Interests that are not Voting Stock of each (i) wholly owned Material Domestic Subsidiary that is (a) a CFC Holdco and (b) directly owned by a Loan Party and (ii) wholly owned Material Foreign Subsidiary that is directly owned by a Loan Party (but, if material adverse tax consequences would result from a pledge of such issued and outstanding Voting Stock (as reasonably determined by the Borrower and Administrative Agent (acting at the Direction of the Required Lenders)), the pledge with respect to such Voting Stock shall be reduced to 65%);

(4)            except to the extent otherwise provided hereunder or under any Collateral Document, including subject to Liens permitted by Section 7.01, and in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents, the Obligations and the Guaranty shall have been secured by a security interest in substantially all tangible and intangible personal property of the Borrower and each Guarantor, including accounts, inventory, equipment, investment property, deposit accounts, securities accounts, commodities accounts, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and, to the maximum extent permitted by Law, economic rights in FCC Licenses and Excluded Assets, and proceeds of the foregoing (in each case, other than Excluded Assets), in each case,

(a)            that shall be perfected (to the extent such security interest may be perfected) by

(i)            delivering certificated securities and instruments, in which a security interest can be perfected by physical control, in each case to the extent required hereunder or the Security Agreement;

(ii)           filing financing statements under the Uniform Commercial Code of any applicable jurisdiction,

(iii)          making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office,

(iv)          entering into, and causing deposit account banks and other appropriate parties to enter into, Control Agreements with respect to deposit accounts, securities accounts, commodities accounts (other than Excluded Accounts) to the extent otherwise required pursuant to this Agreement or the applicable Collateral Documents,

(v)           filings in the applicable real estate records with respect to Mortgaged Properties (or any fixtures related to Mortgaged Properties) to the extent required by the Collateral Documents, and

(vi)          executing such other documents and taking such other actions as necessary to effectuate such perfection and the Collateral Agent reasonably requests, and

(b)            with the priority required by the Collateral Documents; provided that any such security interests in the Collateral shall be subject to the terms of the Intercreditor Agreements to the extent applicable; and

(5)            the Collateral Agent shall have received counterparts of a Mortgage, together with the other deliverables described in Section 6.11(2)(b), with respect to each Material Real Property listed on Schedule 1.01(2) to the extent required to be delivered pursuant to Section 6.11 or Section 6.13 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property within the time periods set forth in said Sections; provided that to the extent any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, (a) the relevant Mortgage shall not secure an amount in excess of the fair market value of the Mortgaged Property subject thereto and (b) the relevant Mortgage shall not secure the Indebtedness in respect of Letters of Credit or the Revolving Facility to the extent those jurisdictions impose such aforementioned taxes on paydowns or re-advances applicable to such Indebtedness unless it is feasible to limit recovery to a capped amount that would not be subject to re-borrowing.

The foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation, perfection or maintenance of pledges of, or security interests in, Mortgages on, or the obtaining of Mortgage Policies, surveys, abstracts or appraisals or taking other actions with respect to, any Excluded Assets.

The Collateral Agent may grant extensions of time for the creation, perfection or maintenance of security interests in, or the execution or delivery of any Mortgage and the obtaining of title insurance, surveys or Opinions of Counsel with respect to, particular assets (including extensions beyond the Closing Date for the creation, perfection or maintenance of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation, perfection or maintenance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

No actions required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect or make enforceable such security interests in any assets (including any intellectual property registered or applied for in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction). No perfection through control agreements or perfection by “control” shall be required with respect to any assets (other than in respect of (i) any Control Agreement required by Section 6.11(1)(E), (ii) any promissory note in excess of $2.0 million, (iii) Indebtedness of any Subsidiary that is not a Guarantor that is owing to any Loan Party (which shall be evidenced by the Intercompany Note and pledged to the Collateral Agent) and (iv) certificated Equity Interests of the wholly owned Subsidiaries that are Material Subsidiaries otherwise required to be pledged pursuant to the Collateral Documents to the extent required under clause (3) above). There shall be no (x) Guaranties governed under the laws of any non-U.S. jurisdiction, (y) requirement to obtain any landlord waivers, estoppels or collateral access letters or (z) requirement to perfect a security interest in any letter of credit rights, other than by the filing of a UCC financing statement.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages (if any), each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, Collateral Agent or the Lenders pursuant to Sections 4.01(1)(c), 6.11 or 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Commitment or Incremental Term Commitment, as the context may require.

“Commitment Fee Rate” means a percentage per annum equal to the Applicable Rate set forth in the “Commitment Fee Rate” column of the chart in the definition of “Applicable Rate.”

“Commitment Letter” means that certain Commitment Letter, dated as of October 4, 2024, by and among Fronting Lender, the other commitment parties party thereto and the Borrower.

“Commitment Parties” means the Commitment Parties (as defined in the Commitment Letter).

“Committed Loan Notice” means a notice of (1) a Borrowing with respect to a given Class of Loans, (2) a conversion of Loans of a given Class from one Type to the other or (3) a continuation of SOFR Loans of a given Class, pursuant to Section 2.02(1), which, if in writing, shall be substantially in the form of Exhibit A, or such other form as may be approved by the Administrative Agent and the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and the Borrower), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Communications Laws” means, collectively, the Communications Act of 1934, as amended, and the rules, regulations and published policies of the FCC promulgated thereunder.

“Compensation Period” has the meaning specified in Section 2.12(3)(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of a Financial Officer of the Borrower:

(1)            certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto (in each case, other than any Default with respect to which the Administrative Agent has otherwise obtained notice in accordance with Section 6.03(1)),

(2)            in the case of financial statements delivered under Section 6.01(1), setting forth reasonably detailed calculations of (i), Excess Cash Flow for each fiscal year commencing with the financial statements for the fiscal year ending December 31, 2024 and (ii) the Net Proceeds received during the applicable period (after the Closing Date in the case of the fiscal year ending December 31, 2024) by or on behalf of the Borrower or any Subsidiary in respect of any Asset Sale or Casualty Event subject to prepayment pursuant to Section 2.05(2)(b)(i) and the portion of such Net Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.05(2)(b)(ii),

(3)            commencing with the certificate delivered pursuant to Section 6.02(1) for the first full fiscal quarter ending after the Closing Date, (x) if on the last day of the relevant fiscal quarter there are outstanding Revolving Loans and Letters of Credit (excluding (i) undrawn Letters of Credit in an aggregate amount of up to $20.0 million and (ii) Letters of Credit (whether drawn or undrawn) to the extent Cash Collateralized or backstopped on terms reasonably acceptable to the applicable Issuing Bank) in an aggregate principal amount exceeding 35.0% of the aggregate principal amount of all Revolving Commitments under all outstanding Revolving Facilities, setting forth a calculation of the Secured Net Leverage Ratio as of the last day of the most recent Test Period, and (y) setting forth a calculation of such Secured Net Leverage Ratio.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees, derivative financial instruments and any assets in respect of Hedge Agreements, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves or severance, (E) Revolving Loans and L/C Obligations under this Agreement or any other revolving loans and letter of credit obligations under any other revolving credit facility, (F) the current portion of any Capitalized Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs, (I) the current portion of any other long-term liabilities, (J) accrued litigation settlement costs and (K) any liabilities in respect of Hedge Agreements, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period:

(1)            increased (without duplication) by the following, in each case (other than clauses (l), (o) and(s)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a)            extraordinary, non-recurring or unusual losses, fees, costs, charges or expenses (including relating to any strategic initiatives); restructuring costs or charges (including restructuring and integration costs related to acquisitions, and in each case, whether or not classified as such under GAAP); costs and expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses; Public Company Costs; costs and expenses related to the integration, consolidation, opening, pre-opening and closing of facilities and fixed assets; severance and relocation costs and expenses, one-time compensation costs and expenses, consulting fees, signing, retention or completion bonuses, and executive recruiting costs; costs and expenses incurred in connection with strategic initiatives; transition costs and duplicative running costs; costs and expenses incurred in connection with non-ordinary course product and intellectual property development; costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs); business optimization expenses (including costs and expenses relating to business optimization programs, new systems design, retention charges, system establishment costs and implementation costs and project start-up costs); operating expenses attributable to the implementation of cost-savings initiatives; curtailments and modifications to pension and post-employment employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments); plus

(b)            losses resulting from the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP; plus

(c)            Transaction Expenses and any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the syndication and incurrence of any Facilities), issuance of Equity Interests (including by any direct or indirect parent of the Borrower), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any Facilities) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or nonrecurring integration costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations); plus

(d)            any loss on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business); plus

(e)            total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus

(f)             provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income,” and any payments to a Parent Company in respect of such taxes permitted to be made hereunder; plus

(g)            Consolidated Depreciation and Amortization Expense for such period; plus

(h)            any other non-cash charges (including without limitation any impairment charge, write-offs or write-downs, any non-cash rent expense, and accruals and reserves in connection with extraordinary, non-recurring or unusual items, restructuring charges, or established or adjusted in connection with the Transactions, an Investment or an acquisition or disposition), in each case, reducing Consolidated Net Income for such period

(provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) the Borrower may determine not to add back such non-cash charge in the current period and (ii) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(i)            minority interest expense, the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(j)            (i) the amount of board of director fees and any management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period to a Permitted Holder or otherwise, in each case, to the extent permitted under Section 6.16 and (ii) the amount of payments made to option holders of such Person or any Parent Company in connection with, or as a result of, any distribution being made to equity holders of such Person or its Parent Companies, which payments are being made to compensate such option holders as though they were equity holders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder; plus

(k)            [reserved]; plus

(l)             cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m)            (i) any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock), (ii) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Subsidiary or any Parent Company, (iii) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (iv) any income (loss) attributable to deferred compensation plans or trusts; plus

(n)            any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature; plus

(o)            the amount of “run-rate” cost savings, cost synergies and operating expense reductions related to restructurings, cost savings initiatives or other initiatives and operating improvements that are projected by the Borrower in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 36 months after the end of such period (which cost savings, cost synergies or operating expense reductions shall be calculated on a pro forma basis as though such cost savings, cost synergies or operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken whether prior to or are expected to be taken following the Closing Date) (which adjustments may be incremental to (but not duplicative of) pro forma cost savings, synergies or operating expense reduction adjustments made pursuant to Section 1.07); provided that such cost savings, synergies and operating expenses are reasonably identifiable and factually supportable; provided, further, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (o) and any pro forma adjustments made pursuant to Section 1.07(3) shall not exceed in the aggregate 33.0% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustments pursuant to this clause (o) and Section 1.07(3)); plus

(p)            any payments in the nature of compensation or expense reimbursement made to independent board members; plus

(q)            expenses, including internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP; plus

(r)             losses resulting from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments; plus

(s)            any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets prior to the Closing Date or permitted under this Agreement; plus

(t)            any non-cash loss attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments; plus

(u)            any net unrealized loss (after any offset) resulting in such period from currency transaction or translation losses including those related to currency remeasurements of Indebtedness (including any net loss resulting from (i) Hedging Obligations for currency exchange risk and (ii) resulting from intercompany indebtedness) and any other foreign currency transaction or translation losses, to the extent such losses are non-cash items; plus

(v)            any loss (gain) resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation; plus

(w)           earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; plus

(x)             any loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of); and

(2)            decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a)            extraordinary, non-recurring or unusual gains;

(b)            non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition);

(c)            the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly owned Subsidiary added to (and not deducted from) Consolidated Net Income in such period;

(d)            any net income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(e)            gains resulting from the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(f)            any gain on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(g)            income resulting from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(h)            any non-cash gain attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments; and

(i)            any net unrealized gain (after any offset) resulting in such period from currency transaction or translation gains including those related to currency remeasurements of Indebtedness (including any net gain resulting from (i) Hedging Obligations for currency exchange risk and (ii) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains, to the extent such gains are non-cash items.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)            cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, with respect to Indebtedness of such Person and its Subsidiaries for such period, other than Non-Recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof); plus

(b)            non-cash interest expense resulting solely from (a) the amortization of original issue discount from the issuance of Indebtedness of such Person and its Subsidiaries at less than par (excluding any Indebtedness borrowed under the Facilities in connection with the Transactions and any Non-Recourse Indebtedness), plus (b) pay-in-kind interest expense of such Person and its Subsidiaries payable pursuant to the terms of the agreements governing Indebtedness for borrowed money;

excluding, in each case:

(i)            amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clauses (2)(a) and (2)(b) above (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii)           interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging,

(iii)          costs associated with incurring or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv)          commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Non-Recourse Indebtedness,

(v)           “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(vi)          any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(vii)         penalties and interest relating to taxes,

(viii)        accretion or accrual of discounted liabilities not constituting Indebtedness,

(ix)           interest expense attributable to a Parent Company resulting from push-down accounting,

(x)           any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(xi)          any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or Investment and

(xii)         annual agency fees paid to any administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Facilities.

For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1)            Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of a Person will be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Subsidiary thereof in respect of such period;

(2)            the Net Income for such period of any Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or the Borrower reasonably believes such restriction could be waived and is using commercially reasonable efforts to pursue such waiver); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Subsidiary thereof in respect of such period, to the extent not already included therein; and

(3)            effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items).

“Consolidated Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness, in each case secured by a lien; provided, Consolidated Secured Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Total Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness; provided, Consolidated Total Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)            to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)            to advance or supply funds:

(a)            for the purchase or payment of any such primary obligation or

(b)            to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning specified in clause (2)(k) of the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means a “springing control” account control agreement (or equivalent), in form and substance reasonably satisfactory to the Collateral Agent and the Borrower providing for the Collateral Agent’s control (as defined in the UCC) over an applicable deposit account, securities account or commodities account.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower or other companies.

“Covered Entity” means any of the following:

(1)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(2)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(3)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Extension” means each of the following: (i) a Borrowing and (ii) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.04(1).

“Cure Expiration Date” has the meaning specified in Section 8.04(1)(a).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(2)(g).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans that are Revolving Loans plus (c) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(3)) plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.17(2), any Lender that (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations, within one Business Day of the date required to be funded by it hereunder, (b) has failed to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (d) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (e) has, or has a direct or indirect parent company that has, either (i) admitted in writing that it is insolvent or (ii) become subject to a Lender-Related Distress Event. Any determination by the Administrative Agent as to whether a Lender is a Defaulting Lender shall be conclusive absent manifest error.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower, any Subsidiary thereof or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 7.05(a).

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis to the Borrower or any Subsidiary by any Person other than the Borrower or any Subsidiary that have been designated in an Officer’s Certificate delivered to the Administrative Agent as “Designated Revolving Commitments” until such time as the Borrower subsequently delivers an Officer’s Certificate to the Administrative Agent to the effect that such commitments will no longer constitute “Designated Revolving Commitments”; provided that, during such time, except for purposes of determining actual compliance with the Financial Covenant, such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Total Net Leverage Ratio, Secured Net Leverage Ratio and the availability of any Baskets hereunder.

“Direction of the Required Lenders” means a written direction or instruction from Lenders constituting the Required Lenders which may be in the form of an email or other form of written communication and which may come from the Lender Advisor. Any such email or other communication from the Lender Advisor shall be conclusively presumed to have been authorized by a written direction or instruction from the Required Lenders and the Lender Advisor shall be conclusively presumed to have acted on behalf of and at the written direction or instruction from the Required Lenders (and the Administrative Agent and the Borrower shall be entitled to rely on such presumption). For the avoidance of doubt, with respect to each reference herein to (i) documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Required Lenders, such determination may be communicated by a Direction of the Required Lenders as contemplated above and/or (ii) any matter requiring the consent or approval of, or a determination by, the Required Lenders, such consent, approval or determination may be communicated by a Direction of the Required Lenders as contemplated above. The Administrative Agent and the Borrower shall be entitled to rely upon, and shall not incur any liability for relying upon, any purported Direction of the Required Lenders, and the Administrative Agent and the Borrower shall not have any responsibility to independently determine whether such direction has in fact been authorized by the Required Lenders.

“Discharge” means, with respect to any Indebtedness, the repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Indebtedness, in any such case in whole or in part.

“Discharge of First Out Term Loans” means the Discharge in full in cash of all Obligations in respect of the First Out Term Loans.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.05(1)(e)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.05(1)(e)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.05(1)(e)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(1)(e)(C)(1) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer” means the written offer by a Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.05(1)(e)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.05(1)(e)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.05(1)(e)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(1)(e)(B), Section 2.05(1)(e)(C) or Section 2.05(1)(e)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.05(1)(e)(A).

“disposition” has the meaning set forth in the definition of “Asset Sale.”

“Disqualified Institution” means (a) any person who is an operating competitor of the Borrower or its Subsidiaries and that is identified in writing by the Borrower to the Commitment Parties on or prior to October 2, 2024, (b) those particular banks, financial institutions, other institutional lenders and other Persons identified by the Borrower to the Commitment Parties on or prior to October 2, 2024 and (c) any Affiliate of the entities described in the preceding clauses (a) or (b) that are either (x) clearly identifiable as an Affiliate of such person on the basis of their name or (y) are identified as such in writing by or on behalf of the Borrower to (i) the Commitment Parties on or prior to the Closing Date or (ii) the Administrative Agent from time to time after the Closing Date (other than, in the cases of clause (a) and (b), bona fide debt fund affiliates); provided that no updates to the Disqualified Institution list shall be deemed to retroactively disqualify any party that was previously a Lender (including through an assignment or participation) in respect of the Loans or Commitments from continuing to hold or vote such previously acquired Loans, assignments and participations on the terms set forth herein or Lenders that are not Disqualified Institutions. The identity of Disqualified Institutions may be communicated by the Administrative Agent to a Lender upon request, but will not be otherwise posted or distributed to any Person.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the then Latest Maturity Date or the date the Loans are no longer outstanding and the Commitments have been terminated; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower or its Subsidiaries or any Parent Company or by any such plan to such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability; provided further any Capital Stock held by any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries, any Parent Company, or any other entity in which the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt, or Consolidated Secured Debt, as applicable, will be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Borrower.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Payment Amount” has the meaning specified in Section 2.05(2)(a).

“ECF Percentage” has the meaning specified in Section 2.05(2)(a).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elective Guarantor” has the meaning specified in the definition of “Guarantor.”

“Eligible Assignee” has the meaning specified in Section 10.07(a).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and sub-surface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability or Environmental Law (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to pollution or the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or other written agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or written notification that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement in writing of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived; (h) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (i) the imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code with respect to any Pension Plan; (j) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); or (k) the occurrence of a nonexempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party or any of their respective ERISA Affiliates (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party.

“Erroneous Payment” has the meaning specified in Section 9.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.10(d)(i).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.10(d)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.10(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.10(e).

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(1)            the sum, without duplication, of:

(a)            Consolidated Net Income of the Borrower for such period,

(b)            an amount equal to the amount of all non-cash charges (including depreciation and amortization) for such period to the extent deducted in arriving at such Consolidated Net Income,

(c)            decreases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) and, without duplication, decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue (except as a result of the reclassification of items from short-term to long-term or vice versa), in each case, for such period (other than any such decreases or increases, as applicable, arising from acquisitions or Asset Sales outside the ordinary course of assets by the Borrower or any Subsidiary during such period or the application of recapitalization or purchase accounting),

(d)            the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period,

(e)            cash receipts in respect of Hedge Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income, and

(f)            the amount of non-cash extraordinary, non-recurring or unusual losses (including any loss on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business)) to the extent deducted in arriving at such Consolidated Net Income; over

(2)            the sum, without duplication, of:

(a)            an amount equal to the amount of all non-cash credits,

(b)            without duplication of amounts deducted pursuant to clause (j) below in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property accrued or made in cash during such period, in each case except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid),

(c)            the aggregate amount of all principal payments of Indebtedness of the Borrower and the Subsidiaries (including (i) the principal component of payments in respect of Capitalized Lease Obligations, (ii) all scheduled principal repayments of Loans (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof), in each case to the extent such payments are permitted hereunder and actually made and (iii) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 and mandatory prepayment of Term Loans pursuant to Section 2.05(2)(b) (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) (or any Indebtedness representing Refinancing Indebtedness of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof) pursuant to the corresponding provisions of the governing documentation thereof, in each case, to the extent required due to an Asset Sale or Casualty Event that resulted in an increase to Consolidated Net Income for such period and not in excess of the amount of such increase, but excluding (x) all other prepayments of Term Loans, (y) all prepayments of Revolving Loans and all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (z) payments on any Subordinated Indebtedness, except in each case to the extent permitted to be paid pursuant to Section 7.05) made during such period, in each case, except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid),

(d)            increases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) and, without duplication, increases in long-term accounts receivable and decreases in the long-term portion of deferred revenue (except as a result of the reclassification of items from short-term to long-term or vice versa), in each case, for such period (other than any such increases or decreases, as applicable, arising from acquisitions or Asset Sales outside the ordinary course by the Borrower or any Subsidiary during such period or the application of recapitalization or purchase accounting),

(e)            cash payments by the Borrower and the Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(f)            without duplication of amounts deducted pursuant to clause (j) below in prior fiscal years, the amount of cash consideration paid by the Borrower and the Subsidiaries (on a consolidated basis) in connection with investments made during such period (including Permitted Acquisitions, investments constituting Permitted Investments and investments made pursuant to Section 7.05, but excluding (x) any Investment(s) in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made and (y) intercompany Investments made by or among the Borrower and its Subsidiaries), except to the extent such investments were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid),

(g)            the amount of Restricted Payments of the type referred to in clauses (A), (B) and (C) of the definition thereof paid in cash during such period (other than (x) Restricted Payments made pursuant to Section 7.05(b)(15) and (y) intercompany Restricted Payments made by or among the Borrower and its Subsidiaries), except to the extent such Restricted Payments were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid),

(h)            the aggregate amount of expenditures (including expenditures for the payment of financing fees) paid in cash during such period to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent such expenditures were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Subsidiary (unless such Indebtedness has been repaid),

(i)            the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Subsidiaries during such period that are made in connection with any prepayment or redemption of Indebtedness to the extent (x) such premium, make-whole or penalty payments were not expensed during such period or are not deducted in calculating Consolidated Net Income and (y) such prepayments or redemptions reduced Excess Cash Flow pursuant to clause (2)(c) above or reduced the mandatory prepayment required by Section 2.05(2)(a),

(j)            without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of the Borrower, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of its Subsidiaries (the “Planned Expenditures”), in the case of each of the preceding clauses (1) and (2), relating to Permitted Acquisitions or other investments, Capital Expenditures, Restricted Payments, acquisitions of intellectual property, any scheduled payment of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions, in each case, to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent that the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions or other investments, Capital Expenditures, Restricted Payments, acquisitions of intellectual property, permitted scheduled payments of Indebtedness that were permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,

(k)            the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period plus the amount of distributions with respect to taxes made in such period under Section 7.05(b)(14), to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(l)            cash expenditures in respect of Hedging Obligations during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(m)            any fees, expenses or charges incurred during such period (including the Transaction Expenses), or any amortization thereof for such period, in connection with any acquisition, investment, disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement or the other Loan Documents) and including, in each case, any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful,

(n)            the amount of non-cash extraordinary, non-recurring or unusual gains (including any gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business)) to the extent included in determining Consolidated Net Income, and

(o)            at the option of the Borrower, any amounts in respect of investments (including Permitted Acquisitions, Investments constituting Permitted Investments and Investments made pursuant to Section 7.05) and Restricted Payments (including related earnouts and similar payments) which could have been deducted pursuant to clauses (f) or (g) above if made in such period, but which are made after the end of such period and prior to the date upon which a mandatory prepayment for such period would be required under Section 2.05(2)(a) (which amounts, if so deducted in accordance with this clause (o), shall not affect the calculation of Excess Cash Flow in any future period).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agreement” means those certain Purchase and Cashless Exchange Agreements (as amended, supplemented or otherwise modified from time to time), among Holdings, the Borrower and the Lenders party thereto.

“Exchange Premium” means (a) the Backstop Premium (as defined in the Backstop Exchange Premium Letter) and (b) the Backstop Premium (as defined in the Exchange Premium Letter).

“Exchange Premium Letter” means that certain premium letter, dated as of October 4, 2024 among the Borrower and certain Exchanging Term Lenders and/or their Affiliates party thereto.

“Exchange Transactions” means the Initial Exchange Transaction and the Subsequent Exchange Transactions.

“Exchanging Term Lenders” has the meaning assigned to such term in the Recitals.

“Excluded Accounts” means any deposit account or securities account:

(1)            with an average weekly balance of funds on deposit therein of less than or equal to $100,000 (for any individual deposit account or securities account) and, in the aggregate with each other deposit account or securities account constituting an Excluded Account pursuant to this clause (1), less than or equal to $1,000,000;

(2)            the balance of which is swept at the end of each Business Day into a deposit account subject to a Control Agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such deposit account is swept into another deposit account subject to a deposit account control agreement) without the consent of the Required Lenders; or

(3)            that is used solely for (A) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees; (B) all taxes required to be collected, remitted or withheld (including federal and state withholding taxes (including the employer’s share thereof)); and/or (C) any other funds which the Borrower or any of its Subsidiaries holds in trust or as an escrow or fiduciary for another person which is not a Subsidiary of the Borrower.

“Excluded Assets” means (i) any fee-owned real property (other than Material Real Property) and any leasehold interest in real property, (ii) motor vehicles and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (iii) all commercial tort claims that are not expected to result in a judgment or settlement payment in excess of $1.0 million (as determined by the Borrower in good faith), (iv) any governmental or regulatory licenses, authorizations, certificates, charters, franchises, approvals and consents (whether Federal, State, Provincial or otherwise) to the extent a security interest therein is prohibited or restricted thereby or requires any consent or authorization from a Governmental Authority not obtained (without any requirement to obtain such consent or authorization) other than (x) to the extent such prohibition or restriction is ineffective under the UCC or other applicable Law notwithstanding such prohibition and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or (y) any proceeds, dividends, distributions and other income, economic interest and economic value and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any relevant jurisdiction or any other applicable law notwithstanding such prohibition or restriction, (v) assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by any applicable Law, rule or regulation (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition), (y) would cause the destruction, invalidation or abandonment of such asset under applicable Law (solely with respect to any intellectual property), or (z) requires any consent, approval, license or other authorization of any third party (other than Holdings or its Subsidiaries) pursuant to a contract binding on such asset (provided that such requirement existed on the Closing Date or at the time of the acquisition of such asset and was not incurred in contemplation thereof (other than in the case of capital leases and purchase money financings)) or Governmental Authority not obtained (without any requirement to obtain such consent, approval, license or other authorization) after giving effect to the anti-assignment provisions of the UCC (and other than any proceeds, dividends, distributions and other income, economic interest and economic value and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any relevant jurisdiction or any other applicable law notwithstanding such prohibition or restriction), (vi) margin stock and Equity Interests in any Person other than the Borrower and wholly owned Subsidiaries, (vii) [reserved], (viii) Voting Stock in excess of 65% of the total issued and outstanding Voting Stock of a Foreign Subsidiary or CFC Holdco (but, with respect to any such Equity Interests described in this clause (viii), only if material adverse tax consequences would result from a pledge of such issued and outstanding voting Equity Interests (as reasonably determined by the Borrower and Administrative Agent (acting at the Direction of the Required Lenders))), (ix) any lease, license or agreement (not otherwise subject to clause (iv) above) or any property that is subject to a purchase money security interest or similar arrangement, in each case permitted by this Agreement, to the extent that a grant of a security interest therein (x) would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law or (y) would require governmental or regulatory approval, consent or authorization not obtained (without any requirement to obtain such approval, consent or authorization), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition, (x) letter of credit rights, except to the extent the security interest therein is accomplished by the filing of a UCC financing statement, (xi) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, (xii) assets where the burden or cost (including any adverse tax consequences) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Borrower and Administrative Agent (acting at the Direction of the Required Lenders), (xiii) any assets to the extent a security interest in such assets or perfection thereof would result in material adverse tax consequences to the Borrower, any Parent Company or any Subsidiary as reasonably determined by the Borrower and the Required Lenders and (xiv) any assets located in or governed by any non-U.S. jurisdiction law or regulation (other than (x) equity interests and intercompany debt of Foreign Subsidiaries and certain disregarded entities otherwise required to be pledged pursuant to the Collateral Documents and (y) assets that can be perfected by the filing of a UCC financing statement), including any intellectual property located in a non-U.S. jurisdiction; provided that the Borrower’s and the Guarantors’ rights under or relating to the Cable Franchise Agreements, Licenses, or Governmental Authorizations issued by the FCC, PUCs, or cable franchising authorities and the proceeds of such Cable Franchise Agreements, Licenses, or Governmental Authorizations shall not constitute Excluded Assets and shall constitute Collateral, unless otherwise expressly excluded pursuant to Article II of the Security Agreement.

Notwithstanding anything to the contrary, and in each case to the maximum extent permitted by Law, any economic value and any proceeds, dividends, distributions and other income, economic interest and economic value, products, substitutions and replacements of Excluded Assets shall constitute Collateral unless they otherwise expressly fall into one of the categories of Excluded Assets set forth above.

“Excluded Subsidiaries” means all of the following and

“Excluded Subsidiary” means any of them:

(1)            [reserved],

(2)            any Foreign Subsidiary,

(3)            any CFC Holdco,

(4)            any Domestic Subsidiary that is a Subsidiary of any CFC,

(5)            any Subsidiary (including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions) that is prohibited or restricted by applicable Law or by Contractual Obligation (including in respect of assumed Indebtedness permitted hereunder) existing on the Closing Date (or, with respect to any Subsidiary acquired by the Borrower or a Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guaranty (including any Broker-Dealer Regulated Subsidiary) or if such Guaranty would require governmental (including regulatory) or third party (other than any Loan Party or their respective Subsidiaries) consent, approval, license or authorization,

(6)            [reserved],

(7)            any Captive Insurance Subsidiary,

(8)            any Subsidiary that is not a Material Subsidiary, and

(9)            any Subsidiary with respect to which, as reasonably determined by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders), the burden or cost (including any adverse tax consequences) of providing the Guaranty will outweigh the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Loan Party, (a) any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (each such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.02 of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act) at the time the guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation, or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Party is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation, or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to each Agent and each Lender,

(1)            any tax imposed on (or measured by) such Agent or Lender’s net income or net profits (or franchise or net worth tax in lieu of such tax on net income or net profits) imposed by a jurisdiction as a result of such Agent or Lender being organized under the laws of or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such Agent or Lender and the jurisdiction (including as a result of such Agent or Lender carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction), other than a connection arising solely from such Agent or Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or sold or assigned an interest in, any Loan or Loan Document,

(2)            any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in clause (1),

(3)            other than with respect to and to the extent that any Lender becomes a party hereto pursuant to the Borrower’s request under Section 3.07, any U.S. federal withholding tax that is withheld or required to be withheld on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date such Lender (i) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan (or where the Lender is a partnership for U.S. federal income tax purposes, pursuant to a Law in effect on the later of the date on which such Lender acquires such interest or the date on which the affected partner becomes a partner of such Lender), or (ii) designates a new Lending Office (or where the Lender is a partnership for U.S. federal income tax purposes, pursuant to a Law in effect on the later of the date on which the Lender designates a new Lending Office or, if applicable, the date on which the affected partner designates a new Lending Office) except, in the case of a Lender or partner that designates a new Lending Office or is an assignee, to the extent that such Lender or partner (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive amounts from a Loan Party with respect to such U.S. federal tax pursuant to Section 3.01,

(4)            any withholding tax attributable to such Lender’s failure to comply with Section 3.01(3),

(5)            any tax imposed under FATCA,

(6)            any U.S. federal backup withholding under Section 3406 of the Code, and

(7)            any interest, additions to taxes and penalties with respect to any taxes described in clauses (1) through (6) of this definition.

“Existing Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as Administrative Agent (as defined in the Existing Credit Agreement) and Collateral Agent (as defined in the Existing Credit Agreement) under the Existing Credit Agreement.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 20, 2021, among, inter alios, the Borrower, the Existing Agent, and the lenders from time to time party thereto (as amended, supplemented or otherwise modified prior to the Closing Date).

“Existing Credit Agreement Amendment” has the meaning assigned to such term in the Recitals.

“Existing Revolving Loans” means Revolving Loans (as defined in the Existing Credit Agreement).

“Existing Term Loans” means Term Loans (as defined in the Existing Credit Agreement).

“Facilities” means the First Out Term Loans, the Second Out Term Loans, the Revolving Facility or a given Class of Incremental Term Loans, as the context may require, and “Facility” means any of them.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with (and, in each case, any current or future regulations promulgated thereunder or official interpretations thereof), any applicable intergovernmental agreement entered into in respect thereof, and any provision of law or administrative guidance implementing or interpreting such provisions, including any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date hereof (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCC” means the Federal Communications Commission, or any successor governmental agency of the United States having jurisdiction over the use of radio spectrum and/or the provision of communications, telecommunications, information, or video services.

“FCPA” has the meaning specified in Section 5.01(6).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three depository institutions of recognized standing selected by it.

“Fee Letters” means the Backstop Exchange Premium Letter, the Exchange Premium Letter and the Fronting Lender Fee Letter.

“Financial Buyer” means any private equity or infrastructure fund and any limited partner that invests in the foregoing that, together with their affiliated funds and managed accounts, have committed assets under management in excess of $3.0 billion.

“Financial Covenant” has the meaning specified in Section 7.09(1).

“Financial Covenant Cross Default” has the meaning specified in Section 8.01(2).

“Financial Covenant Event of Default” has the meaning specified in Section 8.01(2).

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person, as appropriate.

“First Amendment” means that certain Amendment No. 1 to Super-Priority Credit Agreement, dated as of November 6, 2024, among the Borrower, the Administrative Agent, and the Lenders party thereto.

“First Amendment Effective Date” has the meaning set forth in the First Amendment. For clarity, the First Amendment Effective Date occurred on November 6, 2024.

“First Out New Money Term Loan Commitment” means the Fronting Lender’s commitment to make the First Out New Money Term Loans in an aggregate amount not to exceed the amount set forth opposite the Fronting Lender’s name on the Schedule 2.01. The aggregate amount of the Fronting Lender’s First Out New Money Term Loan Commitment on the Closing Date is $200,000,000. Once funded, the First Out New Money Term Loan Commitments shall be reduced to zero and terminated.

“First Out New Money Term Loans” has the meaning assigned to such term in the Recitals.

“First Out Term Loan Lenders” means, at any time, the Lenders that hold any outstanding First Out Term Loans.

“First Out Term Loans” means, collectively, (i) the First Out New Money Term Loans made pursuant to Section 2.01(1), (ii) the Initial Exchange First Out Term Loans made pursuant to Section 2.01(2)(i) and (iii) the Subsequent Exchange First Out Term Loans made pursuant to Section 2.16(1)(i)(A).

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means 1.50%.

“Foreign Asset Sale” has the meaning specified in Section 2.05(2)(h).

“Foreign Casualty Event” has the meaning specified in Section 2.05(2)(h).

“Foreign Lender” means a Lender or Issuing Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary of the Borrower with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Lender” means Jefferies Capital Services, LLC.

“Fronting Lender Fee Letter” means that certain Jefferies Fee Letter, dated as of October 4, 2024 between the Borrower and the Fronting Lender.

“Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time. Notwithstanding any other provision contained herein the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations and Attributable Indebtedness shall be determined in accordance with the definition of Capitalized Lease Obligations and Attributable Indebtedness, respectively.

Notwithstanding the foregoing, if at any time any change occurs after the Closing Date in GAAP or in the application thereof on the computation of any financial ratio or financial requirement, or compliance with any covenant, set forth in any Loan Document, and either (x) the Borrower shall so request or (y) the Administrative Agent or the Required Lenders shall so request (in each case, regardless of whether any such request is given before or after such change), the Administrative Agent, the Lenders and the Borrower will negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP; provided further that until so amended, (a) such ratio, requirement or covenant shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorizations” means all permits, Licenses, authorizations, certificates, Cable Franchise Agreements, waivers, concessions, exemptions, orders and other and approvals issued by or obtained from a Governmental Authority by Holdings, the Borrower or any of the Subsidiaries, and in effect as of the date of the Agreement.

“Granting Lender” has the meaning specified in Section 10.07(g).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business and consistent with industry practice), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with the Transaction or any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in clause (2) of the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower may, in its sole discretion, cause any Parent Company or Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Parent Company or Subsidiary to execute a joinder to the Guaranty (substantially in the form provided therein or as the Administrative Agent, the Borrower and such Guarantor may otherwise agree) (an “Elective Guarantor”), and any such Elective Guarantor shall be a Guarantor hereunder for all purposes; provided that (i) in the case of any Parent Company or Subsidiary organized in a foreign jurisdiction, the Administrative Agent shall be reasonably satisfied with the jurisdiction of organization of such Parent Company or Subsidiary and (ii) the Administrative Agent shall have received at least two (2) Business Days prior to the effectiveness of such joinder all documentation and other information in respect of such Elective Guarantor required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

“Guaranty” means (a) the Guaranty substantially in the form of Exhibit E made by Holdings and each Subsidiary Guarantor, (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 and (c) each other guaranty and guaranty supplement delivered by any Parent Company or Subsidiary pursuant to the second sentence of the definition of “Guarantor.”

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other substances, wastes, pollutants and contaminants and chemicals in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, to the extent any of the foregoing are regulated pursuant to, or can form the basis for liability under, any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person party to a Secured Hedge Agreement that is (i) an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into such Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing or (ii) listed as a Hedge Bank on Schedule 9.17 (as such schedule may be updated from time to time; provided that, for the avoidance of doubt, any such Person may not be removed from such schedule without such Person’s prior written consent).

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” means WideOpenWest, Inc., a Delaware corporation. “Holdings” shall also include any “Successor Holdings.”

“Honor Date” has the meaning specified in Section 2.03(3)(a).

“Identified Participating Lenders” has the meaning specified in Section 2.05(1)(e)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.14(6).

“Incremental Amounts” has the meaning specified in clause (1) of the definition of Refinancing Indebtedness.

“Incremental Cap Amount” means $125.0 million.

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(4).

“Incremental Term Commitments” has the meaning specified in Section 2.14(1).

“Incremental Term Lender” has the meaning specified in Section 2.14(3).

“Incremental Term Loan” has the meaning specified in Section 2.14(2).

“Incremental Term Loan Request” has the meaning specified in Section 2.14(1).

“Indebtedness” means, with respect to any Person, without duplication:

(1)            any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)            in respect of borrowed money;

(b)            evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)            representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and consistent with industry practice, (ii) any earn-out obligations until such obligation is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business; or

(d)            representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Company appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP will be excluded;

(2)            to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of this definition of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business and consistent with industry practice; and

(3)            to the extent not otherwise included, the obligations of the type referred to in clause (1) of this definition of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person; provided that notwithstanding the foregoing, Indebtedness will be deemed not to include:

(i)            Contingent Obligations incurred in the ordinary course of business and consistent with industry practice (including any Contingent Obligations issued in connection with operating licenses and telecommunications licenses),

(ii)           reimbursement obligations under commercial letters of credit (provided that unreimbursed amounts under commercial letters of credit will be counted as Indebtedness three (3) Business Days after such amount is drawn),

(iii)          [reserved],

(iv)          accrued expenses,

(v)          deferred or prepaid revenues, and

(vi)          asset retirement obligations and obligations in respect of reclamation and workers compensation (including pensions and retiree medical care);

provided further that Indebtedness will be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Assets or Operations” means, with respect to any Parent Company, that Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Borrower and the Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 3.0% of such Parent Company’s corresponding consolidated amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that, in the good faith judgment of the Borrower, is qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.09.

“Initial Exchange First Out Term Loans” has the meaning assigned to such term in the Recitals.

“Initial Exchange Loans” has the meaning assigned to such term in the Recitals.

“Initial Exchange Transaction” has the meaning assigned to such term in the Recitals.

“Initial Exchange Second Out Term Loans” has the meaning assigned to such term in the Recitals.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Note” means the Intercompany Note, dated as of the Closing Date, substantially in the form of Exhibit Q executed by the Borrower and each Subsidiary party thereto.

“Intercreditor Agreement” means (a) the Super-Priority Intercreditor Agreement and (b) any Junior Lien Intercreditor Agreements that may be executed from time to time.

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date of the Loans of such Class; provided that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan of any Class, the last Business Day of each March, June, September and December and the applicable Maturity Date of the Loans of such Class.

“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one or three months thereafter, or to the extent consented to by each applicable Lender, twelve months, as selected by the Borrower in its Committed Loan Notice; provided that:

(1)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(2)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(3)            no Interest Period shall extend beyond the applicable Maturity Date for the Class of Loans of which such SOFR Loan is a part.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Borrower.

“Investment Grade Securities” means:

(1)            securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)            debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Borrower and its Subsidiaries;

(3)            investments in any fund that invests substantially all of its assets in investments of the type described in clauses (1) and (2) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)            corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, consultants and independent contractors, in each case made in the ordinary course of business and consistent with industry practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person.

Any Investment made by a Subsidiary with the proceeds of another Investment permitted under this Agreement shall only constitute a single Investment (it being understood, for the avoidance of doubt, that such Investment must be an Investment that is permitted under this Agreement as if it were the initial Investment). The amount of any Investment outstanding at any time will be the original cost of such Investment.

“IOSCO” means the International Organization of Securities Commissions.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means Internal Revenue Service of the United States.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each Issuing Bank that becomes a party hereto (provided that an Issuing Bank may cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by such Issuing Bank for all purposes under the Loan Documents), in each case, in its capacity as an issuer of Letters of Credit hereunder and solely with respect to its L/C Commitment, together with its permitted successors and assigns and any other Revolving Lender that becomes an Issuing Bank in accordance with Section 2.03(12).

“Issuing Bank Document” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by any Issuing Bank and the Borrower (or any of its Subsidiaries) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Junior Lien Intercreditor Agreement” means, to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior in priority to the Liens on the Collateral securing the Obligations under this Agreement, at the option of the Borrower and the Administrative Agent acting together in good faith, either (a) an intercreditor agreement substantially in the form of Exhibit G or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Lien on the Collateral securing the Obligations under this Agreement, in each case with such modifications thereto as the Administrative Agent and the Borrower may agree.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant Issuing Bank.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed prior to the Honor Date or refinanced as a Revolving Borrowing.

“L/C Commitment” means, with respect to any Person, the amount set forth opposite the name of such Person on Schedule 2.01 hereto under the caption “L/C Commitment.”

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be the stated amount thereof in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to the lesser of (a) $40.0 million and (b) the aggregate amount of the Revolving Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan.

“Laws” means, collectively, all international, foreign, federal, state and local laws (statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority).

“Legal Holiday” means Saturday, Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as context requires (including for purposes of the definition of “Secured Parties”), includes any Issuing Bank and its successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” For the avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered an Incremental Amendment and to the extent such Incremental Amendment shall have become effective in accordance with the terms hereof and thereof. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender. Notwithstanding the foregoing, no Disqualified Institution that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Institutions from becoming Lenders) without the Borrower’s written consent shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings; provided that the Loans of any such Disqualified Institution shall not be excluded for purposes of making a determination of Required Lenders if the action in question affects such Disqualified Institution in a disproportionately adverse manner than its effect on the other Lenders; provided, further, that if any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (v) of Section 10.07(b) the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.07), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

“Lender Advisor” means, Gibson, Dunn & Crutcher LLP, as counsel to the Lenders.

“Lender-Related Distress Event” means, with respect to any Lender or any direct or indirect parent company of such Lender (each, a “Lender-Related Distressed Person”), (a) that such Lender-Related Distressed Person is or becomes subject to a voluntary or involuntary case under any Debtor Relief Law, (b) a custodian, conservator, receiver, or similar official is appointed for such Lender-Related Distressed Person or any substantial part of such Lender-Related Distressed Person’s assets, (c) such Lender-Related Distressed Person is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Lender-Related Distressed Person or its assets to be, insolvent or bankrupt or (d) that such Lender-Related Distressed Person becomes the subject of a Bail-in Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any direct or indirect parent company of a Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender-Related Distressed Person” shall have the meaning provided in the definition of the term Lender-Related Distress Event.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder. A Letter of Credit may not be a commercial letter of credit or a trade letter of credit.

“License” means any license, authorization, registration, accreditation, approval, qualification, provider number, right, privilege, consent or permit (other than a Cable Franchise Agreement) issued by any Governmental Authority (including the FCC and any PUC), including microwave licenses, cable television relay services licenses and television receive only earth station registrations, together with any amendments, supplements and other modifications thereto.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease be deemed to constitute a Lien.

“Limited Condition Transactions” means any (1) Permitted Acquisition or other investment permitted hereunder by the Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) transaction undertaken or proposed to be undertaken in connection with a Permitted Revolver Change of Control or a Permitted Term Loan Change of Control for purposes of determining compliance with clause (a) of the definition of Permitted Revolver Change of Control and Permitted Term Loan Change of Control.

“Liquidity” means as of the date of any determination, the Unrestricted Cash Amount plus the aggregate amount of unused Commitments in respect of the Revolving Facility, in each case, as of such date.

“Loan” means an extension of credit under Article II by a Lender (x) to the Borrower in the form of a Term Loan or (y) to the Borrower in the form of a Revolving Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Incremental Amendment, (d) the Guaranty, (e) the Collateral Documents, (f) the Intercreditor Agreements, (g) each Fee Letter and (h) each L/C Application.

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each Subsidiary Guarantor.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Borrower (or a Parent Company) who are holders of Equity Interests of any Parent Company on the Closing Date and the other members of management from time to time.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under the Loan Documents.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary.

“Material Foreign Subsidiary” means any Foreign Subsidiary that is a Material Subsidiary.

“Material Property” means assets, including intellectual property, owned by the Borrower and its Subsidiaries that are material to the business, operations, assets, financial condition or prospects of the Borrower and its Subsidiaries, taken as a whole, both immediately prior to, and on a pro forma basis immediately after giving effect to, any applicable transfer or disposition.

“Material Real Property” means any fee-owned real property located in the United States and owned by any Loan Party with a fair market value in excess of $2.0 million on the Closing Date (if owned by a Loan Party on the Closing Date) or at the time of acquisition (if acquired by a Loan Party after the Closing Date); provided that for the avoidance of doubt, Material Real Property will not include any Excluded Assets (excluding for this purpose clause (i) of the definition of “Excluded Assets”).

“Material Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each Subsidiary (a) whose Total Assets at the last day of the most recent Test Period (when taken together with the Total Assets of the Subsidiaries of such Subsidiary at the last day of the most recent Test Period) were equal to or greater than 1.0% of Total Assets of the Borrower and the Subsidiaries at such date or (b) whose gross revenues for such Test Period (when taken together with the gross revenues of the Subsidiaries of such Subsidiary for such Test Period) were equal to or greater than 1.0% of the consolidated gross revenues of the Borrower and the Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if at any time and from time to time after the date which is thirty (30) days after the Closing Date (or such longer period as the Administrative Agent (acting at the Direction of the Required Lenders) may agree in its reasonable discretion), Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) when combined with Foreign Subsidiaries and CFC Holdcos the equity interests of which are Excluded Assets solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) comprise in the aggregate more than (when taken together with the Total Assets of the Subsidiaries of such Subsidiaries at the last day of the most recent Test Period) 2.5% of Total Assets of the Borrower and the Subsidiaries as of the last day of the most recent Test Period or more than (when taken together with the gross revenues of the Subsidiaries of such Subsidiaries for such Test Period) 2.5% of the consolidated gross revenues of the Borrower and the Subsidiaries for such Test Period, then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent (acting at the Direction of the Required Lenders) may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 with respect to any such Subsidiaries (to the extent applicable). At all times prior to the delivery of the aforementioned financial statements, such determinations shall be made based on the Pro Forma Financial Statements.

“Maturity Date” means (i) with respect to the First Out Term Loans, the earliest of (1) December 11, 2028, (2) 91 days prior to the Maturity Date (as defined in the Existing Credit Agreement, as such term may be amended from time to time in accordance with the terms thereof) with respect to Revolving Loans (as defined in the Existing Credit Agreement) if, on such date, Revolving Loans (as defined in the Existing Credit Agreement) or Revolving Commitments (as defined in the Existing Credit Agreement) remain outstanding and (3) 91 days prior to the Original Revolving Facility Maturity Date (as such term may be amended from time to time in accordance with the terms hereof) if, on such date, Revolving Loans or Revolving Commitments remain outstanding, (ii) with respect to the Revolving Facility, December 20, 2026 (the(x) following the Second Amendment Effective Date but prior to the Merger Closing Date, June 30, 2027, or (y) as of and following the Merger Closing Date, September 11, 2028 (the applicable date set forth in clause (x) or (y), the “Original Revolving Facility Maturity Date”) and (iii) with respect to the Second Out Term Loans, December 11, 2028; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.11.

“Merger Agreement” means that certain Agreement and Plan of Merger entered into by and among Bandit Parent, LP, a Delaware limited partnership, Bandit Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a wholly-owned subsidiary of Bandit MidCo, Inc., as Delaware corporation (“Bandit Midco”) and Holdings, as in effect on the Second Amendment Effective Date, pursuant to which Merger Sub will be merged with and into Holdings, with Holdings surviving the merger as a wholly-owned subsidiary of Bandit Midco.

“Merger Closing Date” has the meaning given to the term “Closing Date” in the Merger Agreement as in effect on the Second Amendment Effective Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage Policies” has the meaning specified in Section 6.11(2)(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (5) of the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs, deeds to secure debt and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, including such modifications as may be required by local laws, pursuant to Section 6.13(2) and any other deeds of trust, trust deeds, hypothecs, deeds to secure debt or mortgages executed and delivered pursuant to Section 6.11.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(1)            with respect to any Asset Sale, including for the avoidance of doubt any Sale-Leaseback Transaction, or any Casualty Event, the aggregate cash and Cash Equivalents received by the Borrower or any Subsidiary in respect of any Asset Sale or Casualty Event, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the costs relating to such Asset Sale or Casualty Event and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made to obtain a necessary consent or required by applicable Law, brokerage and sales commissions, title insurance premiums, related search and recording charges, survey costs and mortgage recording tax paid in connection therewith, all dividends, distributions or other payments required to be made to minority interest holders in Subsidiaries as a result of any such Asset Sale or Casualty Event by a Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Borrower or any Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Borrower or any Subsidiary, in either case in respect of such Asset Sale or Casualty Event, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than the Obligations and Indebtedness secured by Liens that are expressly subordinated to the Liens securing the Obligations) secured by a Lien on such assets and required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; and

(2)            (a) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Subsidiary, any Permitted Equity Issuance by the Borrower or any Parent Company or any contribution to the common equity capital of the Borrower, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) all taxes paid or reasonably estimated to be payable, and all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, in each case by the Borrower or such Subsidiary in connection with such incurrence or issuance and (b) with respect to any Permitted Equity Issuance by any Parent Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(2)(c).

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Borrower and the Subsidiaries.

“Note” means a Term Note or Revolving Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 8.04.

“Obligations” means all

(1)            advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding,

(2)            obligations (other than Excluded Swap Obligations) of any Loan Party or Subsidiary arising under any Secured Hedge Agreement, and

(3)            Cash Management Obligations under each Secured Cash Management Agreement.

Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees (including Letter of Credit fees), any Prepayment Premium, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

Notwithstanding the foregoing, (a) unless otherwise agreed to by the Borrower and any applicable Hedge Bank or Cash Management Bank, the obligations of Holdings, the Borrower or any Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of the holders of Hedging Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“OFAC” has the meaning specified in Section 5.17.

“Offered Amount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Offered Discount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person.

“OID” means original issue discount.

“Operating IRU” means an indefeasible right of use of, or operating lease or payable for lit or unlit fiber optic cable or telecommunications conduit or the use of either.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. Counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“ordinary course of business” means activity conducted in the ordinary course of business of the Borrower and any Subsidiary.

“Organizational Documents” means

(1)            with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(2)            with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(3)            with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Revolving Facility Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Other Taxes” means all present or future stamp or documentary Taxes, intangible, recording, filing, excise (that is not based on net income), property or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means (a) with respect to the Term Loans and Revolving Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing), as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding principal amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or an Issuing Bank, as applicable, in accordance with banking industry rules on interbank compensation.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower (for the avoidance of doubt, in the case of the Borrower, including Holdings), as applicable.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.05(1)(e)(C)(2).

“Payment Recipient” has the meaning specified in Section 9.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Perfection Certificate” has the meaning specified in the Security Agreement.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Permitted Acquisition” has the meaning specified in clause (3) of the definition of “Permitted Investments.”

“Permitted Buyer” means a Financial Buyer or a Qualified Buyer, as applicable.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any Parent Company.

“Permitted Holder” means (1) any of Crestview W1 Co-Investors, LLC, Crestview W1 TE Holdings, LLC, Crestview W1 Holdings, L.P., Crestview Advisors, L.L.C. Crestview Partners III GP, L.P. or their respective Controlled Investment Affiliates, (2) any of the Management Stockholders and (3) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing Persons in clauses (1) or (2) are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, such Persons in clauses (1) and (2), collectively, have, directly or indirectly, beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Borrower or any Permitted Parent and (4) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Borrower or any Parent Company. Any Person or group whose acquisition of beneficial ownership constitutes a Permitted Revolver Change of Control or Permitted Term Loan Change of Control will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Indebtedness” means Indebtedness permitted to be incurred in accordance with Section 7.02.

“Permitted Investments” means:

(1)            any Investment in the Borrower or any Subsidiary Guarantor; provided that, for the avoidance of doubt, this clause (1) shall not permit investments in Subsidiaries that are not Loan Parties;

(2)            any Investment(s) in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3)            (a) any Investment by the Borrower or any Subsidiary in any Person that is engaged (directly or through entities that will be Subsidiaries) in a Similar Business if as a result of such Investment (i) such Person becomes a Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets or assets constituting a business unit, a line of business or a division of such Person, to, or is liquidated into, the Borrower or a Subsidiary (a “Permitted Acquisition”); provided that (A) immediately after giving pro forma effect to any such Investment, no Event of Default will have occurred and be continuing, (B) such Person shall become a Guarantor or such assets shall become Collateral, as applicable, to the extent required by, and subject to the limitations in, the Collateral and Guarantee Requirement, (C) immediately after giving pro forma effect to any such Investment, the representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Investment; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, (D) immediately after giving pro forma effect to any such Investment, Liquidity shall be at least $25.0 million and (E) immediately after giving pro forma effect to any such Investment, the Total Net Leverage Ratio shall be no higher than immediately prior to such Investment; and

(b)            any Investment held by such Person described in the preceding clause (a); provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4)            any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made in accordance with Section 7.04 or any other disposition of assets not constituting an Asset Sale;

(5)            any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each of the foregoing cases with respect to any such Investment or binding commitment in effect on the Closing Date in excess of $1.0 million, as set forth on Schedule 7.05, or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment or binding commitment may be increased only (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted hereunder;

(6)            any Investment acquired by the Borrower or any Subsidiary:

(a)            in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Borrower or any Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b)           in satisfaction of judgments against other Persons;

(c)            as a result of a foreclosure by the Borrower or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d)            as a result of the settlement, compromise or resolution of (i) litigation, arbitration or other disputes or (ii) obligations of trade creditors or customers that were incurred in the ordinary course of business and consistent with industry practice of the Borrower or any Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)            Hedging Obligations permitted under Section 7.02(b)(10);

(8)            [reserved];

(9)            Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Company; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 7.05(a);

(10)          (a) guarantees of Indebtedness permitted under Section 7.02, performance guarantees and Contingent Obligations incurred in the ordinary course of business and consistent with past practice or industry practice, and (b) the creation of Liens on the assets of the Borrower or any Subsidiary in compliance with Section 7.01;

(11)          [reserved];

(12)          Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or similar assets or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)          Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed (as of the date such Investment is made) $10.0 million; provided that Investments made in Persons that are not Loan Parties pursuant to this clause (13) shall not exceed (as of the date such Investment is made) $2.0 million at any time outstanding;

(14)          [reserved];

(15)          [reserved];

(16)          loans and advances to employees, directors, officers, members of management, independent contractors and consultants for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business and consistent with past practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management, independent contractors and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Borrower or any Parent Company; provided that Investments made pursuant to this clause (16) that are at that time outstanding shall not exceed (as of the date such Investment is made) $1.0 million;

(17)          advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business and consistent with past practice or consistent with industry practice by the Borrower or any Subsidiary;

(18)          any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business and consistent with industry practice;

(19)          [reserved];

(20)          Investments made in the ordinary course of business and consistent with industry practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(21)          Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business and consistent with industry practice;

(22)          the purchase or other acquisition of any Indebtedness of the Borrower or any Loan Party to the extent not otherwise prohibited hereunder;

(23)          [reserved];

(24)          Investments in the ordinary course of business and consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(25)          [reserved];

(26)          Investments made as part of, to effect or resulting from the Transactions;

(27)          Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business and consistent with industry practice;

(28)          intercompany current liabilities owed to Subsidiaries incurred in the ordinary course of business and consistent with industry practice in connection with the cash management operations of the Borrower and its Subsidiaries;

(29)          acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of any Parent Company, the Borrower, or any Subsidiary of the Borrower in connection with such director’s, officer’s, employee’s consultant’s or independent contractor’s acquisition of Equity Interests of the Borrower or any direct or indirect parent of the Borrower, to the extent no cash is actually advanced by the Borrower or any Subsidiary to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(30)          Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 7.04;

(31)          Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”;

(32)          loans and advances to any direct or indirect parent of the Borrower in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made in cash to such parent in accordance with Section 7.05 at such time, such Investment being treated for purposes of the applicable clause of Section 7.05, including any limitations, as if a Restricted Payment were made pursuant to such applicable clause;

(33)          [reserved]; and

(34)          [reserved].

“Permitted Liens” means, with respect to any Person:

(1)            Liens created pursuant to any Loan Document;

(2)            Liens, pledges or deposits made in connection with:

(a)            workers’ compensation laws, unemployment insurance, health, disability or employee benefits or other social security laws or similar legislation or regulations,

(b)            insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) insurance carriers providing property, casualty or liability insurance or otherwise supporting the payment of items set forth in the foregoing clause (a) or

(c)            bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash, Cash Equivalents or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business and consistent with industry practice;

(3)            Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction, mechanics’ or other similar Liens, or landlord Liens specifically created by contract (a) for sums not yet overdue in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(4)            Liens for taxes, assessments or other governmental charges (a) not yet overdue for a period of more than sixty (60) days or (b) not yet payable or (c) not subject to penalties for nonpayment or which are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (d) not required to be paid under Section 6.04;

(5)            Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to regulatory requirements or letters of credit or bankers acceptance issued, and completion guarantees provided, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;

(6)            survey exceptions, encumbrances, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person and exceptions on Mortgage Policies insuring Liens granted on Mortgaged Properties;

(7)            Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (4), (6), (12), (13) or (15) of Section 7.02(b); provided that:

(a)            Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (13) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of Refinancing Indebtedness), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, or serves to refund, refinance, extend, replace, renew or defease Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (4), (12) or (13) of Section 7.02(b);

(b)            [reserved];

(c)            Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (4) extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof; provided further that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty; and

(d)            If any such Liens secure Indebtedness for borrowed money incurred pursuant to such clause (12), at the election of the Borrower, such Liens shall be subject to the applicable Intercreditor Agreement(s).

(8)            Liens existing, or provided for under binding contracts existing, on the Closing Date (provided that any such Lien securing obligations in an aggregate amount on the Closing Date in excess of $1.0 million shall be set forth on Schedule 7.01);

(9)            [reserved];

(10)          Liens securing obligations in respect of Indebtedness or other obligations of a Subsidiary owing to the Borrower or another Subsidiary permitted to be incurred in accordance with Section 7.02, provided that such Liens shall be expressly subordinated to Liens securing the Obligations;

(11)          [reserved];

(12)          Liens securing (x) Hedging Obligations and (y) obligations in respect of Cash Management Services;

(13)          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)          leases, subleases, licenses or sublicenses (or other agreement under which the Borrower or any Subsidiary has granted rights to end users to access and use the Borrower’s or any Subsidiary’s products, technologies or services) that do not either (a) materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole, or (b) secure any Indebtedness;

(15)          Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice or industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(16)          Liens in favor of the Borrower or any Guarantor, provided that such Liens shall be expressly subordinated to Liens securing the Obligations (to the extent granted by the Borrower or any Subsidiary);

(17)          Liens on equipment or vehicles of the Borrower or any Subsidiary granted in the ordinary course of business and consistent with industry practice;

(18)          [reserved];

(19)            Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, Disqualified Stock or Preferred Stock secured by any Lien referred to in clauses (6), (7), (8), (9), (10) or this clause (19) of this definition; provided that: (a) such new Lien will be limited to all or part of the same property that was subject to the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) and (b) the Indebtedness, Disqualified Stock or Preferred Stock secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness, Disqualified Stock or Preferred Stock described under such clauses (6), (7), (8), (9), (10) or this clause (19) at the time the original Lien became a Permitted Lien hereunder, plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock;

(20)            deposits made or other security provided to secure liability to insurance brokers, carriers, underwriters or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(21)            [reserved];

(22)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)            (a) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business and consistent with industry practice, (b) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business and consistent with past practice or industry practice and (c) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(24)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(7);

(25)            Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and consistent with industry practice and (c) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(26)            Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Agreement; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;

(27)            Liens that are contractual rights of setoff (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business and consistent with industry practice of the Borrower or any Subsidiary or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business and consistent with industry practice;

(28)            Liens on cash proceeds (as defined in Article 9 of the Uniform Commercial Code) of assets sold that were subject to a Lien permitted hereunder;

(29)            any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30)            Liens (a) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment and (b) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 7.04;

(31)            ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(32)            Liens in connection with any Sale-Leaseback Transaction(s) permitted hereunder;

(33)            [reserved];

(34)            any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any of the Subsidiaries in the ordinary course of business and consistent with industry practice;

(35)            deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice or industry practice of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(36)            rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(37)            Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted under this Agreement;

(38)            receipt of progress payments and advances from customers in the ordinary course of business and consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;

(39)            [reserved];

(40)            agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Subsidiary pursuant to an agreement entered into in the ordinary course of business and consistent with past practice or industry practice;

(41)            Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any Environmental Law;

(42)            Liens disclosed by the title insurance reports or policies delivered on or prior to the Closing Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(43)            rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44)            restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;

(45)            security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business and consistent with industry practice;

(46)            zoning, building and other similar land use restrictions, including site plan agreements, development agreements and contract zoning agreements;

(47)            [reserved];

(48)            [reserved];

(49)            [reserved];

(50)            [reserved]; and

(51)            Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose.

If any Liens securing obligations are incurred to refinance liens securing obligations initially incurred in reliance on a Basket measured by reference to a percentage of Consolidated EBITDA, and such refinancing would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA will not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Lien does not exceed the principal amount of such obligations secured by such Liens being refinanced, plus any accrued and unpaid interest on the Indebtedness (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness), any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock.

For purposes of this definition, the term “Indebtedness” will be deemed to include interest and other obligations payable on or with respect to such Indebtedness.

“Permitted Parent” means any direct or indirect parent of the Borrower that at the time it became a parent of the Borrower was a Permitted Holder pursuant to clause (1) of the definition thereof.

“Permitted Revolver Change of Control” means any transaction or series of related transactions in which Equity Interests having the power to vote, or to direct the voting of such Equity Interests, for the election of directors of the Borrower having at least a majority of the ordinary voting power for the election of members of the board of directors of the Borrower are acquired, directly or indirectly through one or more holding companies, by a Permitted Buyer and the following additional conditions are met:

(a)            the Borrower shall be in compliance, on a pro forma basis after giving effect to such transactions or series of related transactions (including any Indebtedness assumed or permitted to exist or incurred, issued or otherwise obtained in connection therewith, and any related pro forma adjustments as are appropriate and consistent with Section 1.07), with (x) a Secured Net Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Permitted Revolver Change of Control Effective Date, of not greater than 3.00:1.00 and (y) a Total Net Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Permitted Revolver Change of Control Effective Date, of not greater than 4.50:1.00;

(b)            the Permitted Buyer, as applicable, shall have made, or substantially concurrently therewith, shall make, cash equity contributions directly or indirectly to the Permitted Buyer’s acquisition vehicle (and if such acquisition vehicle is not merged with the Borrower then such cash equity contribution shall be further contributed to the Borrower as cash equity and, in either case, shall be used to consummate the Permitted Revolver Change of Control) on or prior to the Permitted Revolver Change of Control Effective Date in an aggregate amount equal to at least 30% of the total consolidated pro forma debt and equity capitalization of the Borrower and its subsidiaries as of the Permitted Revolver Change of Control Effective Date after giving effect thereto and all other transactions consummated in connection therewith;

(c)            a Ratings Event shall not have occurred;

(d)            (i) at least 15 Business Days prior to the Permitted Revolver Change of Control Effective Date, the Borrower shall have delivered notice to the Administrative Agent of such Permitted Revolver Change of Control and of the identity of the Permitted Buyer and (ii) not later than three (3) Business Days prior to the Permitted Revolver Change of Control Effective Date, the Permitted Buyer shall have provided all customary information that shall have been reasonably requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Permitted Revolver Change of Control Effective Date and that the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulations (and, upon any request made by a Lender to the Administrative Agent, the Administrative Agent will provide the Lenders with all such information made available to it);

(e)            the Borrower represents to each Lender that (i) neither the Permitted Buyer, nor, to the Borrower’s knowledge, any of the Permitted Buyer’s subsidiaries, directors, officers, employees, agents or controlled affiliates, is the target of any Sanctions and (ii) neither the Permitted Buyer, nor any of the Permitted Buyer’s subsidiaries is located, organized or resident in any country, region or territory that is the target of Sanctions, except to the extent authorized under applicable Sanctions laws;

(f)            after giving effect to the Permitted Revolver Change of Control, the Permitted Buyer and their Subsidiaries shall have, directly or indirectly, the right to appoint at least a majority of the voting power for the election of directors, managers or other governing board of the Borrower;

(g)            (i) on the date the definitive agreement for such transaction or series of related transactions is executed, both immediately prior to and after giving effect to such transaction or series of related transactions, no Event of Default shall have occurred and be continuing as of such date, and (ii) on the date such transaction or series of related transactions is consummated, both immediately prior to and after giving effect to such transaction or series of related transactions, no Event of Default under Section 8.01(1) or 8.01(6) shall have occurred and be continuing as of such date;

(h)            the Administrative Agent shall have received an officer’s certificate from the Borrower stating that the conditions described in clauses (a) through (g) above and the definition of “Qualified Buyer” or “Financial Buyer”, as applicable, have been satisfied; and

(i)            to the extent applicable, any direct or indirect acquisition of the Borrower by a Permitted Buyer must comply with Section 7.03(4) and Section 7.03(5).

For the avoidance of doubt and notwithstanding anything to the contrary herein, only one Permitted Revolver Change of Control shall be permitted to be consummated under this Agreement.

When calculating the Secured Net Leverage Ratio or Total Net Leverage Ratio for purposes of this definition, the Borrower (i) shall be entitled, at its option, to make such calculations as it would if it were calculating any basket, ratio or other financial metric under this Agreement in connection with a Limited Condition Transaction and (ii) shall use Consolidated EBITDA of the Borrower for the applicable Test Period without any adjustment for cost savings, operating expense reductions, run rate benefits or synergies resulting from the Change of Control (whether pursuant to clause (1) of the definition of Consolidated EBITDA or otherwise).

“Permitted Revolver Change of Control Effective Date” means the date of consummation of a Permitted Revolver Change of Control; provided that there shall only be one Permitted Revolver Change of Control Effective Date.

“Permitted Term Loan Change of Control” means any transaction or series of related transactions in which Equity Interests having the power to vote, or to direct the voting of such Equity Interests, for the election of directors of the Borrower having at least a majority of the ordinary voting power for the election of members of the board of directors of the Borrower are acquired, directly or indirectly through one or more holding companies, by a Permitted Buyer and the following additional conditions are met:

(a)            the Borrower shall be in compliance, on a pro forma basis after giving effect to such transactions or series of related transactions (including any Indebtedness assumed or permitted to exist or incurred, issued or otherwise obtained in connection therewith, and any related pro forma adjustments as are appropriate and consistent with Section 1.07), with (x) a Secured Net Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Permitted Term Loan Change of Control Effective Date, of not greater than 4.50:1.00 and (y) a Total Net Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Permitted Term Loan Change of Control Effective Date, of not greater than 6.00:1.00;

(b)            the Permitted Buyer, as applicable, shall have made, or substantially concurrently therewith, shall make, cash equity contributions directly or indirectly to the Permitted Buyer’s acquisition vehicle (and if such acquisition vehicle is not merged with the Borrower then such cash equity contribution shall be further contributed to the Borrower as cash equity and, in either case, shall be used to consummate the Permitted Term Loan Change of Control) on or prior to the Permitted Term Loan Change of Control Effective Date in an aggregate amount equal to at least 30% of the total consolidated pro forma debt and equity capitalization of the Borrower and its subsidiaries as of the Permitted Term Loan Change of Control Effective Date after giving effect thereto and all other transactions consummated in connection therewith;

(c)            a Ratings Event shall not have occurred;

(d)            (i) at least 15 Business Days prior to the Permitted Term Loan Change of Control Effective Date, the Borrower shall have delivered notice to the Administrative Agent of such Permitted Term Loan Change of Control and of the identity of the Permitted Buyer and (ii) not later than three (3) Business Days prior to the Permitted Term Loan Change of Control Effective Date, the Permitted Buyer shall have provided all customary information that shall have been reasonably requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Permitted Term Loan Change of Control Effective Date and that the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulations (and, upon any request made by a Lender to the Administrative Agent, the Administrative Agent will provide the Lenders with all such information made available to it);

(e)            the Borrower represents to each Lender that (i) neither the Permitted Buyer, nor, to the Borrower’s knowledge, any of the Permitted Buyer’s subsidiaries, directors, officers, employees, agents or controlled affiliates, is the target of any Sanctions and (ii) neither the Permitted Buyer, nor any of the Permitted Buyer’s subsidiaries is located, organized or resident in any country, region or territory that is the target of Sanctions, except to the extent authorized under applicable Sanctions laws;

(f)            after giving effect to the Permitted Term Loan Change of Control, the Permitted Buyer and their Subsidiaries shall have, directly or indirectly, the right to appoint at least a majority of the voting power for the election of directors, managers or other governing board of the Borrower;

(g)            (i) on the date the definitive agreement for such transaction or series of related transactions is executed, both immediately prior to and after giving effect to such transaction or series of related transactions, no Event of Default shall have occurred and be continuing as of such date, and (ii) on the date such transaction or series of related transactions is consummated, both immediately prior to and after giving effect to such transaction or series of related transactions, no Event of Default under Section 8.01(1) or 8.01(6) shall have occurred and be continuing as of such date;

(h)            the Administrative Agent shall have received an officer’s certificate from the Borrower stating that the conditions described in clauses (a) through (g) above and the definition of “Qualified Buyer” or “Financial Buyer”, as applicable, have been satisfied; and

(i)            to the extent applicable, any direct or indirect acquisition of the Borrower by a Permitted Buyer must comply with Section 7.03(4) and Section 7.03(5).

For the avoidance of doubt and notwithstanding anything to the contrary herein, only one Permitted Term Loan Change of Control shall be permitted to be consummated under this Agreement.

When calculating the Secured Net Leverage Ratio or Total Net Leverage Ratio for purposes of this definition, the Borrower (i) shall be entitled, at its option, to make such calculations as it would if it were calculating any basket, ratio or other financial metric under this Agreement in connection with a Limited Condition Transaction and (ii) shall use Consolidated EBITDA of the Borrower for the applicable Test Period without any adjustment for cost savings, operating expense reductions, run rate benefits or synergies resulting from the Change of Control (whether pursuant to clause (1) of the definition of Consolidated EBITDA or otherwise).

“Permitted Term Loan Change of Control Effective Date” means the date of consummation of a Permitted Term Loan Change of Control; provided that there shall only be one Permitted Term Loan Change of Control Effective Date.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Planned Expenditures” has the meaning specified in the definition of Excess Cash Flow.

“Platform” has the meaning specified in Section 6.02.

“Pledged Collateral” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Premium” has the meaning assigned to such term in Section 2.09(3).

“Prepayment Premium Triggering Event” means (A) any optional or voluntary prepayment of First Out Term Loans (including optional prepayments pursuant to Section 2.05(1)), (B) any mandatory prepayment of First Out Term Loans pursuant to Sections 2.05(2)(b), and/or (C) an acceleration of First Out Term Loans (after an Event of Default, by operation of law or otherwise).

“Private-Side Information” means any information with respect to Holdings and its Subsidiaries that is not Public-Side Information.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(3).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or, if the Revolving Commitments have terminated in full, Revolving Exposure) and, if applicable and without duplication, Term Loans of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments (or, if the Revolving Commitments have terminated in full, Revolving Exposure) and, if applicable and without duplication, Term Loans at such time; provided that when used with respect to (i) Commitments, Loans, interest and fees under the Revolving Facility, “Pro Rata Share,” shall mean with respect to any Lender such Lender’s Applicable Percentage and (ii) Commitments, Loans and interest under any Term Facility, “Pro Rata Share,” shall mean, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Commitments and Term Loans of such Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Commitments and Term Loans under such Term Facility at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means the initial costs relating to establishing compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Borrower’s or its Subsidiaries’ initial establishment of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act.

“Public Lender” has the meaning specified in Section 6.02.

“Public-Side Information” means (i) at any time prior to Holdings or any of its Subsidiaries becoming the issuer of any Traded Securities, information that is (a) of a type that would be required by applicable Law to be publicly disclosed in connection with an issuance by Holdings or any of its Subsidiaries of its debt or equity securities pursuant to a registered public offering made at such time or (b) not material to make an investment decision with respect to securities of Holdings or any of its Subsidiaries (for purposes of United States federal and state securities laws), and (ii) at any time on and after Holdings or any of its Subsidiaries becoming the issuer of any Traded Securities, information that does not constitute material non-public information (within the meaning of United States federal and state securities laws) with respect to Holdings or any of its Subsidiaries or any of their respective securities.

“PUC” means any public utility commission, public service commission or other state regulatory agency or body that exercises jurisdiction over cable television services, the intrastate rates or services or the ownership, construction or operation of any local or long distance network facility or telecommunications system or over Persons who own, construct or operate a network facility or telecommunications system used to provide intrastate services, in each case, by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.26.

“Qualified Buyer” means any Person that (i) is not a Financial Buyer, (ii) is engaged, directly or indirectly through one or more of its operating Subsidiaries, in a Similar Business, (iii) either (x) has outstanding, as of the Closing Date, U.S. dollar denominated debt securities with an aggregate principal amount in excess of $10 billion that were previously issued in the U.S. or international capital markets or (y) immediately prior to the Change of Control Trigger Period, has a LT Corporate Family Rating from S&P of BBB- or higher and a LT Local Issuer Credit Rating from Moody’s of Baa3 or higher and reported Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of at least $300.0 million for the most recently ended four consecutive fiscal quarters for which financial statements are available (as determined in good faith by the Qualified Buyer), and (iv) acquires the Borrower, directly or indirectly, in a transaction constituting a Change of Control. EBITDA shall be calculated consistent with the Qualified Buyer’s methodology for reporting such metric (or a similar comparable metric) to holders of its debt securities, and any Qualified Buyer with a reporting currency other than US dollars shall convert such amount to U.S. dollars in a manner determined by the Qualified Buyer in good faith.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10.0 million at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

“Qualifying Lender” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related unaudited consolidated statements of income, cash flows and stockholders’ equity (deficit) of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2024 and June 30, 2024.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P (or both) does not make a rating on the relevant obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower that will be substituted for Moody’s or S&P (or both), as the case may be.

“Ratings Event” means the corporate credit rating of the Borrower by either Rating Agency shall (x) decrease by one or more gradations below B1 (stable), in the case of Moody’s, or BB- (stable), in the case of S&P, during the Change of Control Trigger Period or (y) immediately prior to the Change of Control Trigger Period, be below B1 (stable), in the case of Moody’s, or BB- (stable), in the case of S&P, unless such rating increases to equal or exceed such gradations during the Change of Control Trigger Period.

“Reference Rate” means (x) with respect to the calculation of the All-In Yield in the case of Loans of an applicable Class that includes a SOFR floor, an interest rate per annum equal to the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day that is two (2) U.S. Government Securities Business Days prior to such date of determination, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on such date of determination the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such date of determination, and (y) with respect to the calculation of the All-In Yield in the case of Loans of an applicable Class that includes a Base Rate floor, the interest rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Term SOFR on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day).

“Refinance” has the meaning assigned in the definition of “Refinancing Indebtedness” and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Borrower or any Subsidiary, (y) Disqualified Stock issued by the Borrower or any Subsidiary or (z) Preferred Stock issued by any Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, Disqualified Stock or Preferred Stock, including any Refinancing Indebtedness, so long as:

(1)            the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (a) the principal amount of (or accreted value, if applicable) Indebtedness, the amount of Preferred Stock or the liquidation preference of Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (b) any accrued and unpaid interest on, or any accrued and unpaid dividends on, such Refinanced Debt, plus (c) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or to Refinance such Refinanced Debt (such amounts in clause (b) and (c) the “Incremental Amounts”);

(2)            such Refinancing Indebtedness has a:

(a)            Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and

(b)            final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date of the Loans);

(3)            to the extent such Refinancing Indebtedness Refinances (a) Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), unless such Refinancing constitutes a Restricted Payment permitted by Section 7.05, such Refinancing Indebtedness is subordinated to the Loans or the Guaranty thereof at least to the same extent as the applicable Refinanced Debt, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(4)            such Refinancing Indebtedness shall not be guaranteed or borrowed by any Person other than a Person that is so obligated in respect of the Refinanced Debt being Refinanced;

(5)            such Refinancing Indebtedness shall not be secured by any assets or property of Holdings, the Borrower or any Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property);

(6)            such Indebtedness shall not be secured by Liens on any assets of a Loan Party or any Subsidiary that is not also subject to a Lien securing the Obligations; and

(7)            such Refinancing Indebtedness shall have the same priority (both with respect to Collateral and right of payment, including any waterfall provisions contained herein) as the applicable Refinanced Indebtedness being Refinanced;

provided that Refinancing Indebtedness will not include:

(a)            Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Borrower;

(b)            Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(c)            [reserved];

provided further that (x) clause (2) of this definition will not apply to any Refinancing of any Indebtedness other than Indebtedness incurred under clause (30) of Section 7.02(b) (including any successive Refinancings thereof incurred under clause (13) of Section 7.02(b)) and any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an Investment or acquisition and not created in contemplation thereof), Disqualified Stock and Preferred Stock and (y) Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (2) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (2) of this definition).

“Refunding Capital Stock” has the meaning specified in Section 7.05(b)(2).

“Register” has the meaning specified in Section 10.07(c).

“Rejection Notice” has the meaning specified in Section 2.05(2)(g).

“Related Indemnified Person” of an Indemnitee means (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, partners, employees, advisors or successors of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents, trustees and other representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition pertains to a controlled Affiliate or controlling Person involved in the negotiation of this Agreement or the syndication of the Facilities. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) the respective directors, officers, partners, employees, advisors, agents, trustees and other representatives of such Person or any of its Affiliates and (c) the successors and permitted assigns of such Person or any of its Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into or migration through the Environment.

“Relevant Existing Term Loans” has the meaning assigned to such term in the Recitals.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a L/C Application.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility or Facilities (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations under such Facility or Facilities being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility or Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, as of any date of determination, (i) Lenders having more than 50% of aggregate Outstanding Amount of all First Out Term Loans and (ii) Lenders having more than 50% of the sum of the (a) aggregate Outstanding Amount of all First Out Term Loans, (b) aggregate Outstanding Amount of all Second Out Loans (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (c) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Loans or Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Supermajority Lenders” means, as of any date of determination, (i) Lenders having more than 66.67% of aggregate Outstanding Amount of all First Out Term Loans and (ii) Lenders having more than 66.67% of the sum of the (a) aggregate Outstanding Amount of all First Out Term Loans, (b) aggregate Outstanding Amount of Second Out Loans (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (c) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Loans or Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Supermajority Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to a Person, the chief executive officer, chief operating officer, president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions, of such Person and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. With respect to any document delivered by a Loan Party on the Closing Date, Responsible Officer includes any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Investment” means any Investment other than any Permitted Investment(s).

“Restricted Payment” has the meaning specified in Section 7.05.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period, made by each of the Revolving Lenders pursuant to Section 2.01(3).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (1) make Revolving Loans to the Borrower pursuant to Section 2.01(3) and (2) purchase participations in L/C Obligations in respect of Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed the amount specified opposite such Lender’s name on Schedule 2.01 hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Commitments of all Revolving Lenders as of the Closing Date was $0. The aggregate Revolving Commitments of all Revolving Lenders as of the FirstSecond Amendment Effective Date is $250,000,000.00, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Exposure” means, as to each Revolving Lender, the sum of the amount of the Outstanding Amount of such Revolving Lender’s Revolving Loans and its Applicable Percentage of the amount of the L/C Obligations at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Commitments at such time.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time or, if Revolving Commitments have terminated, Revolving Exposure.

“Revolving Loan” has the meaning specified in Section 2.01(3).

“Revolving Note” means a promissory note of the Borrower payable to any Revolving Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from the Revolving Loans made by such Revolving Lender.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sale-Leaseback Transaction” means any arrangement providing for the leasing by the Borrower or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions” has the meaning specified in Section 5.17.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Amendment No. 2 to Super-Priority Credit Agreement, dated as of August 11, 2025, among the Borrower, the other Loan Parties party thereto, the Administrative Agent, and the Lenders party thereto.

“Second Amendment Effective Date” has the meaning set forth in the Second Amendment. For clarity, the Second Amendment Effective Date occurred on August 11, 2025.

“Second Out Loans” means Second Out Term Loans and Revolving Loans.

“Second Out Term Loans” means, collectively, (i) the Initial Exchange Second Out Term Loans made pursuant to Section 2.01(2)(ii) and (ii) the Subsequent Exchange Second Out Term Loans made pursuant to Section 2.16(1)(i)(B).

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Holdings, the Borrower or any Subsidiary and a Cash Management Bank; and designated in writing by the Borrower to the Administrative Agent as a “Secured Cash Management Agreement.”

“Secured Hedge Agreement” means (i) any Hedge Agreement with respect to Hedging Obligations permitted under Section 7.02 that is (a) entered into by and between any Loan Party or Restricted Subsidiary and any Hedge Bank and (b) designated in writing by the Borrower to the Administrative Agent as a “Secured Hedge Agreement or (ii) any Hedge Agreement listed on Schedule 9.17 (as such schedule may be updated from time to time; provided that, for the avoidance of doubt, any such Hedge Agreement may not be removed from such schedule without the applicable Hedge Banks’ prior written consent).

“Secured Indebtedness” means any Indebtedness of the Borrower or any Subsidiary secured by a Lien.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt outstanding as of the last day of such Test Period, minus, the aggregate amount of cash and Cash Equivalents of the Borrower and the Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Borrower and the Subsidiaries or (y) are restricted in favor of the Facilities (which may also secure other Indebtedness secured by a pani passu or junior Lien on the Collateral along with the Facilities) to (b) Consolidated EBITDA of the Borrower and the Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank, each Hedge Bank, each Cash Management Bank, each Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(2) or 9.07.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means, collectively, the Super-Priority Pledge and Security Agreement executed by the Loan Parties and the Collateral Agent, substantially in the form of Exhibit F, together with supplements or joinders thereto executed and delivered pursuant to Section 6.11.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the Closing Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Borrower or any Subsidiary on the Closing Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Permitted Investment), or a reasonable extension, development or expansion of, the businesses that the Borrower and its Subsidiaries conduct or propose to conduct on the Closing Date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of Base Rate.

“Solicited Discount Proration” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(1)(e)(D) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the written offer by each Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date:

(1)            the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise,

(2)            the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured,

(3)            such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and

(4)            such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.

The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Discount” has the meaning specified in Section 2.05(1)(e)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower’s Offer of Specified Discount Prepayment made pursuant to Section 2.05(1)(e)(B) substantially in the form of Exhibit N.

“Specified Discount Prepayment Response” means the written response by each Lender, substantially in the form of Exhibit P, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(1)(e)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.05(1)(e)(B)(3).

“State Telecommunications Laws” means the statutes of the states of the United States and the District of Columbia governing the provisions of telecommunications services or cable television services by the Loan Parties, and the rules, regulations and published policies, procedures, orders and decisions of the applicable PUC or local franchising authority applicable to the Loan Parties.

“Sterling” means the lawful currency of the United Kingdom.

“Submitted Amount” has the meaning specified in Section 2.05(1)(e)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.05(1)(e)(C)(1).

“Subordinated Indebtedness” means any Indebtedness of any Loan Party or any Subsidiary of any Loan Party that by its terms is (x) unsecured Indebtedness for borrowed money, (y) secured by a Lien that is junior to the Lien securing the Obligations (including, for the avoidance of doubt, any Indebtedness under the Existing Credit Agreement) or (z) subordinated to the Obligations of such Loan Party arising under the Loans or the Guaranty as to right and time of payment and/or as to other rights and remedies thereunder; provided that, for the avoidance of doubt, notwithstanding that the Second Out Loans are subordinated to the First Out Term Loans pursuant to this Agreement, in no event shall Second Out Loans constitute “Subordinated Indebtedness” for purposes of this Agreement.

“Subsequent Exchange Lender” means any Person that becomes a Lender hereunder as a result of receiving Subsequent Exchange Loans in exchange for its Existing Term Loans or Existing Revolving Loans pursuant to any Subsequent Loan Exchange Agreement.

“Subsequent Exchange Loan Amendment” means an amendment, joinder or other documentation to this Agreement that is reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower solely for purposes of giving effect to Section 2.16 executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Subsequent Exchange Lender that agrees to sell its Existing Term Loans or Existing Revolving Loans to the Borrower pursuant to a Subsequent Loan Exchange Agreement in accordance with Section 2.16.

“Subsequent Exchange Loans” has the meaning assigned to such term in Section 2.16(a).

“Subsequent Exchange Revolving Loans” has the meaning assigned to such term in Section 2.16(a).

“Subsequent Exchange Term Loans” has the meaning assigned to such term in Section 2.16(a).

“Subsequent Exchange Transactions” has the meaning assigned to such term in the Recitals.

“Subsequent Loan Exchange Agreement” means any documents in form and substance comparable to the Exchange Agreement, including the releases contained in such Exchange Agreement.

“Subsidiary” means, with respect to any Person:

(1)            any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)            any partnership, joint venture, limited liability company or similar entity of which:

(a)more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(b)            such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Borrower” has the meaning specified in Section 7.03(4).

“Successor Holdings” has the meaning specified in Section 7.03(5)(iii).

“Super-Priority Intercreditor Agreement” means the Super-Priority Intercreditor and Subordination Agreement, dated as of the date hereof, among the Borrower, Holdings, the Collateral Agent and the Existing Agent.

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.15(1).

“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation.”

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Group” has the meaning specified in Section 7.05(b)(15).

“Tax Indemnitee” as defined in Section 3.01(5).

“Term Borrowing” means a Borrowing of any Term Loans.

“Term Commitment” means (i) the First Out New Money Term Loan Commitment and (ii) any Incremental Term Commitment.

“Term Facility” means any Facility consisting of Term Loans of a single Class and/or Term Commitments with respect to such Class of Term Loans.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means any First Out Term Loan, Second Out Term Loan or Incremental Term Loan, as the context may require.

“Term Loan Increase” has the meaning specified in Section 2.14(1).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term SOFR” means,

(1)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(2)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City Time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (1) or (2) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Base Rate Loans: 0.11448%.

SOFR Loans:

Interest Period	Percentage

One month	0.11448%
Three months	0.26161%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations not then due and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and (b) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized on terms reasonably acceptable to the applicable Issuing Bank, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which, subject to Section 1.07(1), financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(1) or (2), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(1) or (2), the Test Period in effect shall be the period of four consecutive full fiscal quarters of the Borrower ended prior to the Closing Date for which financial statements would have been required to be delivered hereunder had the Closing Date occurred prior to the end of such period.

“Threshold Amount” means $10.0 million.

“Total Assets” means, at any time, the total assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of the Borrower or such other Person as may be available (as determined in good faith by the Borrower).

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding as of the last day of such Test Period (plus, solely for the purposes of testing the Total Net Leverage Ratio under Section 7.02(b), the aggregate liquidation preference of (i) all Disqualified Stock of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP and (ii) all Preferred Stock of Subsidiaries (except to the extent held by the Borrower or a Subsidiary), in each case, outstanding on the last day of such Test Period), minus, the aggregate amount of cash and Cash Equivalents of the Borrower and the Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Borrower and the Subsidiaries or (y) restricted in favor of the Facilities (which may also secure other Indebtedness secured by a pari passu or junior Lien on the Collateral along with the Facilities) to (b) Consolidated EBITDA of the Borrower and the Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering or Rule 144A offering.

“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Borrower or any Subsidiary in connection with the Transactions, including any expenses in connection with hedging transactions.

“Transactions” means, collectively, (a) the funding of the First Out Term Loans on the Closing Date, (b) the consummation of the Exchange Transactions, (c) the execution and delivery of the Loan Documents and (d) the payment of the Transaction Expenses.

“Treasury Capital Stock” has the meaning assigned to such term in Section 7.05(b)(2)(a).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the perfection or priority of any Lien on or otherwise with regard to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(3)(b)(iii).

“Unreimbursed Amount” has the meaning specified in Section 2.03(3)(a).

“Unrestricted Cash Amount” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries held in deposit accounts subject to Control Agreements in favor of the Administrative Agent.

“U.S. Government Securities Business Day” means any day except for (x) a Saturday, (y) a Sunday or (z) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” means any Lender that is not a Foreign Lender.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)            the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, multiplied by the amount of such payment, by

(2)            the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being Refinanced (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable Refinancing will be disregarded.

“wholly owned” means, with respect to any Subsidiary of any Person, a Subsidiary of such Person one hundred percent (100%) of the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law) is at the time owned by such Person or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding U.S. Branch” means a U.S. branch of a non-U.S. bank treated as a U.S. person for purposes of Treasury Regulations Section 1.1441-1 and described in Treasury Regulations Section 1.1441-(b)(2)(iv) that agrees, on IRS Form W-8IMY or such other form prescribed by the Treasury or the IRS, to accept responsibility for all U.S. federal income tax withholding and information reporting with respect to payments made to the Administrative Agent for the account of Lenders by or on behalf of any Loan Party under the Loan Documents.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(1)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(2)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(3)            References in this Agreement to an Exhibit, Schedule, Article, Section, Annex, clause or subclause refer (a) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (b) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears, in each case as such Exhibit, Schedule, Article, Section, Annex, clause or subclause may be amended or supplemented from time to time.

(4)            The term “including” is by way of example and not limitation.

(5)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(6)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(7)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(8)            The word “or” is not intended to be exclusive unless expressly indicated otherwise.

(9)            For purposes of determining compliance with any Section of Article VII, in the event that any Lien, Investment, Indebtedness, Asset Sale, Restricted Payment, Affiliate Transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time. For purposes of determining compliance with the incurrence of any Refinancing Indebtedness that restricts the amount of such Indebtedness relative to the amount of Refinanced Debt, the Borrower and Subsidiaries may incur an incremental principal amount of Refinancing Indebtedness in such refinancing to the extent that the excess portion of the Refinancing Indebtedness would otherwise be permitted to be incurred in accordance with this Agreement. For purposes of determining compliance with the incurrence of any Indebtedness under Designated Revolving Commitments in reliance on compliance with any ratio, if on the date such Designated Revolving Commitments are established, the applicable ratio is satisfied after giving pro forma effect to the incurrence of the entire committed amount of then proposed Indebtedness thereunder, then such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with any ratio.

(10)            [Reserved].

SECTION 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Unless the context indicates otherwise, any reference to a “fiscal year” or a “fiscal quarter” shall refer to a fiscal year ending December 31 or fiscal quarter ending March 31, June 30, September 30 or December 31 of the Borrower. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any of its Subsidiaries at “fair value,” as defined therein.

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (1) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (2) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day and Timing of Payment and Performance. Unless otherwise specified, (1) all references herein to times of day shall be references to New York time (daylight or standard, as applicable) and (2) when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07 Pro Forma and Other Calculations.

(1)            Notwithstanding anything to the contrary herein, financial ratios and tests, including the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that notwithstanding anything to the contrary in clauses (2), (3), (4) or (5) of this Section 1.07, when calculating the Secured Net Leverage Ratio for purposes of (a) the definition of “Applicable Rate,” (b) Section 2.05(2)(a) and (c) the Financial Covenant (other than for the purpose of determining pro forma compliance with the Financial Covenant), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided however that voluntary prepayments made pursuant to Section 2.05(1) during any fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to Section 2.05(2)(a) for any prior fiscal year) shall be given pro forma effect after such fiscal year-end and prior to the time any mandatory prepayment pursuant to Section 2.05(2)(a) is due for purposes of calculating the Secured Net Leverage Ratio for purposes of determining the ECF Percentage for such mandatory prepayment, if any. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) (it being understood that for purposes of (x) determining pro forma compliance with the Financial Covenant, if no Test Period with an applicable level cited in the Financial Covenant has passed, the applicable level shall be the level for the first Test Period cited in the Financial Covenant with an indicated level and (y) determining actual compliance (and not pro forma compliance) with the Financial Covenant, the reference to “Test Period” shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to Section 6.01(1) or (2)).

(2)            [Reserved].

(3)            [Reserved].

(4)            In the event that (a) the Borrower or any Subsidiary incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced), (b) the Borrower or any Subsidiary issues, repurchases or redeems Disqualified Stock, (c) any Subsidiary issues, repurchases or redeems Preferred Stock or (d) the Borrower or any Subsidiary establishes or eliminates any Designated Revolving Commitments, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period and, in the case of Indebtedness for all purposes as if such Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred thereunder throughout such period; provided, however, that at the election of the Borrower, the pro forma calculation will not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described in Section 7.02(c).

(5)            Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Subsidiary may designate.

(6)            Notwithstanding anything to the contrary in this Section 1.07 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(7)            Any determination of Total Assets shall be made by reference to the last day of the Test Period most recently ended for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) on or prior to the relevant date of determination.

(8)            Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable ratio, Consolidated Net Income or Consolidated EBITDA in connection with the incurrence of Indebtedness, the issuance of Disqualified Stock or Preferred Stock, the creation of Liens, the making of any Asset Sale, the making of an Investment, the making of a Restricted Payment or the repayment of Indebtedness, Disqualified Stock or Preferred Stock, (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom (other than Section 4.02 in the case of any Credit Extension under the Revolving Facility), (c) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein (other than Section 4.02 in the case of any Credit Extension under the Revolving Facility), or (d) determining the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the issuance of Disqualified Stock or Preferred Stock, the creation of Liens, the making of any Asset Sale, the making of an Investment, the making of a Restricted Payment or the repayment of Indebtedness, Disqualified Stock or Preferred Stock, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (a), (b), (c) and (d) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock, and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which internal financial statements are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if, following the LCT Test Date, any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transactions, such ratios and other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction, unless the Borrower elects, in its sole discretion, to test such ratios and compliance with such conditions on the date such Limited Condition Transaction. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, Basket availability or compliance with any other provision hereunder (other than actual compliance with the Financial Covenant) on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or the date the Borrower makes an election pursuant to the immediately preceding sentence, any such ratio, Basket or compliance with any other provision hereunder shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock, and the use of proceeds thereof) had been consummated on the LCT Test Date. Notwithstanding anything in this Agreement or any Loan Document to the contrary, if the Borrower or its Subsidiaries (x) incurs Indebtedness, issues Disqualified Stock or Preferred Stock, creates Liens, makes Asset Sales, makes Investments, makes Restricted Payments or repays any Indebtedness, Disqualified Stock or Preferred Stock in connection with any Limited Condition Transaction under a ratio-based Basket and (y) incurs Indebtedness, issues Disqualified Stock or Preferred Stock, creates Liens, makes Asset Sales, Investments or Restricted Payments or repays any Indebtedness, Disqualified Stock or Preferred Stock in connection with such Limited Condition Transaction under a non-ratio-based Basket (which shall occur within five Business Days of the events in clause (x) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based Basket without regard to any such action under such non-ratio-based Basket made in connection with such Limited Condition Transaction.

SECTION 1.08 [Reserved].

SECTION 1.09 Guaranties of Hedging Obligations. Notwithstanding anything else to the contrary in any Loan Document, no non-Qualified ECP Guarantor shall be required to guarantee or provide security for Excluded Swap Obligations, and any reference in any Loan Document with respect to such non-Qualified ECP Guarantor guaranteeing or providing security for the Obligations shall be deemed to be all Obligations other than the Excluded Swap Obligations.

SECTION 1.10 Currency Generally.

(1)            The Borrower shall determine in good faith the Dollar equivalent amount of any utilization or other measurement denominated in a currency other than Dollars for purposes of compliance with any Basket. For purposes of determining compliance with any Basket under Article VII or VIII with respect to any amount expressed in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Basket utilization occurs or other Basket measurement is made (so long as such Basket utilization or other measurement, at the time incurred, made or acquired, was permitted hereunder). Except with respect to any ratio calculated under any Basket, any subsequent change in rates of currency exchange with respect to any prior utilization or other measurement of a Basket previously made in reliance on such Basket (as the same may have been reallocated in accordance with this Agreement) shall be disregarded for purposes of determining any unutilized portion under such Basket.

(2)            For purposes of determining the Secured Net Leverage Ratio and the Total Net Leverage Ratio, the amount of Indebtedness and cash and Cash Equivalents shall reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.11 Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of the stated amount of such Letter of Credit in effect at such time after giving effect to any automatic reductions to such stated amount pursuant to the terms of the applicable Letter of Credit after the occurrence of any applicable condition (including the expiration of any applicable period); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuing Bank Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.12 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.13 Interest Rates.      The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II

The Commitments and Borrowings

SECTION 2.01 The Loans.

(1)            Subject to the terms and conditions set forth herein, the Fronting Lender agrees to make First Out New Money Term Loans to the Borrower denominated in Dollars on the Closing Date in a principal amount equal to its First Out New Money Term Loans Commitment. The Borrower may make only one borrowing under the First Out New Money Term Loan Commitments, which shall be on the Closing Date. Any amount borrowed under this Section 2.01(1) and subsequently repaid or prepaid may not be reborrowed.

(2)            On the Closing Date, each Exchanging Term Lender shall receive (i) Initial Exchange First Out Term Loans and (ii) Initial Exchange Second Out Term Loans, in each case together with any applicable Exchange Premium, as consideration for the sale and assignment of its Relevant Existing Term Loans through a purchase by the Borrower pursuant to the Exchange Agreement and allocated as set forth on Schedule 2.01. Any amount of Term Loans issued under this Section 2.01(2) and subsequently repaid or prepaid may not be reborrowed.

(3)            Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans denominated in Dollars from its applicable Lending Office (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the period from the Closing Date until the Maturity Date of the Revolving Facility, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided that after giving effect to any Revolving Borrowing, the aggregate Outstanding Amount of the Revolving Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(3), prepay under Section 2.05 and reborrow under this Section 2.01(3). Revolving Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(1)            Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower’s irrevocable notice, on behalf of the Borrower, to the Administrative Agent (provided that the notice in respect of the initial Credit Extension, or in connection with any Permitted Acquisition or other transaction permitted under this Agreement, may be conditioned on the closing of such Permitted Acquisition or other transaction, as applicable), which may be given by: (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice by the Borrower must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than (a) 1:00 p.m., New York time, three (3) U.S. Government Securities Business Days prior to the requested date of any Borrowing or continuation of SOFR Loans or any conversion of Base Rate Loans to SOFR Loans and (b) 1:00 p.m., New York time, on the requested date of any Borrowing of Base Rate Loans or any conversion of SOFR Loans to Base Rate Loans; provided that the notice referred to in subclause (a) above may be delivered not later than 1:00 p.m., New York time, one (1) Business Day prior to the Closing Date (or such shorter period as may be acceptable to Administrative Agent) in the case of the Loans funded on the Closing Date. Each telephonic notice by the Borrower pursuant to this Section 2.02(1) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.14, each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $1.0 million or a whole multiple amount of $250,000 in excess thereof. Except as provided in Sections 2.03(3), 2.14, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1.0 million or a whole multiple amount of $250,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify

(i)             whether the Borrower is requesting a Term Borrowing, a Revolving Borrowing, a conversion of Term Loans or Revolving Loans from one Type to the other or a continuation of SOFR Loans,

(ii)            the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day),

(iii)           the principal amount of Loans to be borrowed, converted or continued,

(iv)           the Class and Type of Loans to be borrowed or to which existing Term Loans or Revolving Loans are to be converted,

(v)            if applicable, the duration of the Interest Period with respect thereto and

(vi)           wire instructions of the account(s) to which funds are to be disbursed.

If the Borrower fails to specify a Type of Loan to be made in a Committed Loan Notice, then the applicable Loans shall be made as Base Rate Loans. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or converted into a Base Rate Loan. Any such automatic continuation of SOFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(2)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of SOFR Loans or continuation of Loans described in Section 2.02(1). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than, in the case of Borrowing on the Closing Date, 10:00 a.m., New York time, and otherwise 3:00 p.m., New York time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4 for any Borrowing, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (a) crediting the account(s) of the Borrower on the books of the Administrative Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided by the Borrower to (and reasonably acceptable to) the Administrative Agent; provided that if on the date the Committed Loan Notice with respect to a Borrowing under a Revolving Facility is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing and second, to the Borrower as provided above.

(3)            Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan, unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent at the direction of the Required Facility Lenders under the applicable Facility may require by notice to the Borrower that no Loans under such Facility may be converted to or continued as SOFR Loans.

(4)            The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the announcement of such change.

(5)            After giving effect to all Term Borrowings, all Revolving Borrowings, all conversions of Term Loans or Revolving Loans from one Type to the other, and all continuations of Term Loans or Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent.

(6)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(7)            Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or, in the case of any Borrowing of Base Rate Loans, prior to 1:30 p.m., New York time, on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share and such other applicable share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (2) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(7) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall both pay all or any portion of the principal amount in respect of such Borrowing or interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such Borrowing or interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03 Letters of Credit.

(1)            The Letter of Credit Commitments.

(a)            Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, (A) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower, Holdings or a Subsidiary (provided that any such Letter of Credit may be for the benefit of Holdings or any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(2), and (B) to honor drawings under the Letters of Credit and (ii) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no Issuing Bank shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Exposure of any Revolving Lender would exceed such Lender’s Revolving Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the L/C Sublimit or (z) the Outstanding Amount of the L/C Obligations issued by such Issuing Bank would exceed its L/C Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b)            An Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such Issuing Bank is not otherwise compensated hereunder);

(ii)            subject to Section 2.03(2)(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless (A) each Appropriate Lender has approved of such expiration date or (B) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank;

(iii)            the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless (A) each Appropriate Lender has approved of such expiration date or (B) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank;

(iv)            the issuance of such Letter of Credit would violate any policies of such Issuing Bank applicable to letters of credit generally; or

(v)            any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.17(1)(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(c)            An Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(2)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the relevant Issuing Bank and the Administrative Agent not later than 1:00 p.m., New York time, at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or, in each case, such later date and time as the relevant Issuing Bank may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank:

(i)            the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii)            the amount thereof;

(iii)            the expiry date thereof;

(iv)            the name and address of the beneficiary thereof;

(v)            the documents to be presented by such beneficiary in case of any drawing thereunder;

(vi)            the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and

(vii)            such other matters as the relevant Issuing Bank may reasonably request.

In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank:

(A)            the Letter of Credit to be amended;

(B)            the proposed date of amendment thereof (which shall be a Business Day);

(C)            the nature of the proposed amendment; and

(D)            such other matters as the relevant Issuing Bank may reasonably request.

(b)            Promptly after receipt of any L/C Application, the relevant Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, if applicable, for the benefit of Holdings or Subsidiary of the Borrower) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage of the amount of such Letter of Credit.

(c)            If the Borrower so requests in any applicable L/C Application, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the relevant Issuing Bank and the Borrower at the time such Letter of Credit is issued. Unless otherwise agreed in such Letter of Credit, the Borrower shall not be required to make a specific request to the relevant Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the applicable L/C Expiration Date, unless the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank; provided that the relevant Issuing Bank shall not permit any such extension if (i) the relevant Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(1)(b) or otherwise) or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 will not be satisfied on the applicable date of the Credit Extension.

(d)            Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(3)            Drawings and Reimbursements; Funding of Participations.

(a)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower and the Administrative Agent thereof (including the date on which such payment is to be made). Not later than 12:00 p.m. on the first Business Day immediately following any payment by an Issuing Bank under a Letter of Credit with notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse, or cause to be reimbursed, such Issuing Bank, in each case, through the Administrative Agent in an amount equal to the amount of such drawing; provided that, if such reimbursement is not made on the date of drawing, the Borrower shall pay interest to the relevant Issuing Bank on such amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings). The relevant Issuing Bank shall notify the Borrower of the amount of the drawing promptly following the determination thereof. If the Borrower fails to so reimburse, or cause to be reimbursed, such Issuing Bank by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof. In such event, in the case of an Unreimbursed Amount under a Letter of Credit, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the requirements for the amount of the unutilized portion of the Revolving Commitments under the applicable Revolving Facility of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.03(3)(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b)            Each Appropriate Lender (including any Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.03(3)(a) make funds available to the Administrative Agent for the account of the relevant Issuing Bank in Dollars at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(3)(c), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount and, for the avoidance of doubt, the making of such Base Rate Loans in an aggregate amount equal to such Unreimbursed Amount shall satisfy the Borrower’s reimbursement obligations with respect thereof. The Administrative Agent shall remit the funds so received to the relevant Issuing Bank.

(c)            With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant Issuing Bank pursuant to Section 2.03(3)(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(d)            Until each Appropriate Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(3) to reimburse the relevant Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant Issuing Bank.

(e)            Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(3), shall be absolute and unconditional and shall not be affected by any circumstance, including

(i)            any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Bank, the Borrower or any other Person for any reason whatsoever;

(ii)            the occurrence or continuance of a Default; or

(iii)            any other occurrence, event or condition, whether or not similar to any of the foregoing;

provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(3) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(f)            If any Revolving Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(3) by the time specified in Section 2.03(3)(b), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Overnight Rate from time to time in effect. A certificate of the relevant Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(3)(f) shall be conclusive absent manifest error.

(4)            Repayment of Participations.

(a)            If, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(3), the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the amount received by the Administrative Agent.

(b)            If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.03(3)(a) or Section 2.03(3)(b) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect. The Obligations of the Revolving Lenders under this Section 2.03(4)(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

(5)            Obligations Absolute. The obligation of the Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(b)            the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)            any payment by the relevant Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(e)            any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(f)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by acts or omissions by such Issuing Bank constituting gross negligence, bad faith or willful misconduct on the part of such Issuing Bank as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(6)            Role of Issuing Banks. Each Issuing Bank shall be entitled to rely upon, and shall be fully protected in relying upon, any note, writing, resolution, notice, statement, certificate or facsimile message, order or other document or telephone message signed, sent or made by any Person that such Issuing Bank reasonably believed to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by such Issuing Bank (which may include, at the Issuing Bank’s option, counsel of the Administrative Agent or the Borrower). Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, any Related Person of such Issuing Banks, nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Lender for

(a)            any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Lenders or the Required Facility Lenders in respect of the Revolving Commitments, as applicable;

(b)            any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or

(c)            the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application.

The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, any Related Persons of such Issuing Banks, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (a) through (f) of Section 2.03(5); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct, bad faith or gross negligence or such Issuing Bank’s willful or grossly negligent, or bad faith, failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Each Revolving Lender shall, ratably in accordance with its Applicable Percentage, indemnify each Issuing Bank, its Related Persons and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ willful misconduct, bad faith or gross negligence or such Issuing Bank’s willful or grossly negligent, or bad faith, failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Section 2.03 or any action taken or omitted to be taken by such indemnitees hereunder.

(7)            Cash Collateral. Subject to Section 2.17(1)(d), if,

(a)            as of any L/C Expiration Date, any applicable Letter of Credit may for any reason remain outstanding and partially or wholly undrawn,

(b)            any Event of Default occurs and is continuing and the Administrative Agent, upon the direction of the Required Facility Lenders in respect of the Revolving Facility, requires the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or

(c)            an Event of Default set forth under Section 8.01(6) occurs and is continuing,

the Borrower will Cash Collateralize, or cause to be Cash Collateralized, the then Outstanding Amount of all relevant L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the applicable L/C Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. on (i) in the case of the immediately preceding clauses (a) or (b), (x) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 p.m. or (y) if clause (x) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (ii) in the case of the immediately preceding clause (c), the Business Day on which an Event of Default set forth under Section 8.01(6) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the applicable Issuing Bank, the Borrower will Cash Collateralize all Fronting Exposure (after giving effect to Section 2.17(1)(d) and any Cash Collateral provided by the Defaulting Lender). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, a security interest in all such Cash Collateral. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents selected by the Administrative Agent in its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Loan Parties or the Administrative Agent (in its capacity as the depository bank and on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all relevant L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay, or cause to be paid, to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (A) such aggregate Outstanding Amount over (B) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Bank. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such relevant L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall promptly be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(7) is cured or otherwise waived, then so long as no other Event of Default has occurred and is continuing, the amount of any Cash Collateral pledged to Cash Collateralize such Letter of Credit shall promptly be refunded to the Borrower.

(8)            [Reserved].

(9)            Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender for the applicable Revolving Facility in accordance with its Applicable Percentage, a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate set forth in the “SOFR and Letter of Credit Fees” column of the chart in the definition of “Applicable Rate” times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount decreases or increases periodically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(1)(d), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears on the basis of a 360-day year and actual days elapsed. Such Letter of Credit fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Rate set forth in the “SOFR and Letter of Credit Fees” column of the chart in the definition of “Applicable Rate” during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(10)            Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks. The Borrower shall pay directly to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank equal to 0.25% per annum (or such other lower amount as may be mutually agreed by the Borrower and the applicable Issuing Bank) of the maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases or decreases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such Issuing Bank. Such fronting fees shall be computed on a quarterly basis in arrears on the basis of a 360-day year and actual days elapsed. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. In addition, the Borrower shall pay, or cause to be paid, directly to each Issuing Bank for its own account with respect to each Letter of Credit issued by such Issuing Bank the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(11)            Conflict with L/C Application. Notwithstanding anything else to the contrary in this Agreement or any L/C Application, in the event of any conflict between the terms hereof and the terms of any L/C Application, the terms hereof shall control.

(12)            Addition of an Issuing Bank. There may be one or more Issuing Banks under this Agreement from time to time. After the Closing Date, a Revolving Lender reasonably acceptable to the Borrower and the Administrative Agent may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

(13)            Provisions Related to Extended Revolving Commitments. If the L/C Expiration Date in respect of any Class of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (a) if consented to by the Issuing Bank which issued such Letter of Credit, if one or more other Classes of Revolving Commitments in respect of which the L/C Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.03(3) and (4)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (b) to the extent not reallocated pursuant to immediately preceding clause (a) and unless provisions reasonably satisfactory to the applicable Issuing Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Borrower shall, on or prior to the applicable Maturity Date, cause all such Letters of Credit to be replaced and returned to the applicable Issuing Bank undrawn and marked “cancelled” or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be backstopped by a “back to back” letter of credit reasonably satisfactory to the applicable Issuing Bank or the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(7).

(14)            Letter of Credit Reports. For so long as any Letter of Credit issued by an Issuing Bank that is not the Administrative Agent is outstanding, such Issuing Bank shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit R, appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank.

(15)            Letters of Credit Issued for Holdings and Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse, or cause to be reimbursed, the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings or any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s businesses derives substantial benefits from the businesses of Holdings and each Subsidiary.

(16)            Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(17)            Existing Letters of Credit. Notwithstanding anything herein to the contrary, the parties hereto agree that an Issuing Bank party to the Existing Credit Agreement shall become an Issuing Bank hereunder by agreement of the Borrower and such Issuing Bank and that, upon such joinder, any Letters of Credit issued by such Issuing Bank pursuant to the Existing Credit Agreement shall upon agreement by such Issuing Bank and the Borrower be deemed to be Letters of Credit issued hereunder for all purposes under this Agreement.

SECTION 2.04 [Reserved].

SECTION 2.05 Prepayments.

(1)            Optional.

(a)            The Borrower may, upon notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and any Class or Classes of Revolving Loans in whole or in part without premium (other than the Prepayment Premium pursuant to Section 2.09(3)) or penalty; provided that

(i)            the Borrower may prepay Revolving Loans only in the ordinary course of business for purposes of managing its working capital and interest expense;

(ii)            such notice must be received by the Administrative Agent not later than (A) 1:00 p.m., New York time, three (3) U.S. Government Securities Business Days prior to any date of prepayment of SOFR Loans and (B) 12:00 p.m., New York time, on the date of prepayment of Base Rate Loans;

(iii)            any prepayment of SOFR Loans shall be in a principal amount of $1.0 million or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and

(iv)            any prepayment of Base Rate Loans shall be in a principal amount of $1.0 million or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.

Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(1), prior to the Discharge of First Out Term Loans and other than in the case of a prepayment made pursuant to Section 2.05(1)(a)(i), such prepayment shall be applied to the prepayment of First Out Term Loans (and the Borrower may in its sole discretion select the order of maturity of such principal payments to be prepaid), and after the Discharge of First Out Term Loans, the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(b)            Voluntary prepayments of Term Loans permitted hereunder shall be applied first to First Out Term Loans until the Discharge of First Out Term Loans, and then to Second Out Loans as Borrower may direct.

(c)            Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind (or delay the date of prepayment identified in) any notice of prepayment under Section 2.05(1)(a) by written notice to the Administrative Agent not later than 12:00 p.m., New York time, on such prepayment date if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

(d)            Subject to Section 2.12(f), voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity). Subject to clause (b) above, in the event that the Borrower does not specify the order in which to apply prepayments to reduce scheduled installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the scheduled installments of principal in direct order of maturity on a pro rata basis among Term Loan Classes prepaid.

(e)            Subject to clause (b) above, so long as (x) no Event of Default has occurred and is continuing, (y) no proceeds from the incurrence of any Indebtedness or issuance of any Equity Interests are used for this purpose and (z) the consideration consists solely of cash from the operating cash flow of the Borrower and its Subsidiaries, any Borrower Party may (i) purchase outstanding Term Loans on a pro rata basis through open market purchases in accordance with Section 10.07(h) or (ii) prepay the outstanding Term Loans (which Term Loans shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such purchase or prepayment), which in the case of clause (ii) only shall be prepaid without premium (other than the Prepayment Premium) or penalty on the following basis:

(A)            Any Borrower Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(1)(e) and without premium (other than the Prepayment Premium) or penalty.

(B)            (1) Any Borrower Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the applicable Borrower Party, to (x) each Term Lender or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2)            Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)            If there is at least one Discount Prepayment Accepting Lender, the relevant Borrower Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the applicable Borrower Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)            (1) Any Borrower Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Term Lender or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by such Borrower Party (it being understood that different Discount Ranges or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million in excess thereof and (IV) unless rescinded, each such solicitation by the applicable Borrower Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)            The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Borrower Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)            If there is at least one Participating Lender, the relevant Borrower Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)            (1) Any Borrower Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such later notice specified therein); provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Term Lender or (y) each Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the applicable Borrower Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million in excess thereof and (IV) unless rescinded, each such solicitation by the applicable Borrower Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)            The Auction Agent shall promptly provide the relevant Borrower Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Borrower Party shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the applicable Borrower Party (the “Acceptable Discount”), if any. If the applicable Borrower Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Borrower Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the applicable Borrower Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the applicable Borrower Party by the Acceptance Date, such Borrower Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)            Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Borrower Party at the Acceptable Discount in accordance with this Section 2.05(1)(e)(D). If the applicable Borrower Party elects to accept any Acceptable Discount, then such Borrower Party agrees to accept all Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The applicable Borrower Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Borrower Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)            In connection with any Discounted Term Loan Prepayment, the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may require, as a condition to the applicable Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Borrower Party to such Auction Agent for its own account in connection therewith.

(F)            If any Term Loan is prepaid in accordance with subsections (B) through (D) above, a Borrower Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Borrower Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 12:00 p.m., New York time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the relevant Class(es) of Term Loans and Lenders as specified by the applicable Borrower Party in the applicable offer. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(1)(e) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective applicable share as calculated by the Auction Agent in accordance with this Section 2.05(1)(e) and, if the Administrative Agent is not the Auction Agent, the Administrative Agent shall be fully protected in relying on such calculations of the Auction Agent. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(1)(e), the relevant Borrower Party shall make a customary representation to the assigning or assignee Term Lenders, as applicable, that it does not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Company were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such Discounted Term Loan Prepayment or (B) the market price of such Term Loans, or shall make a statement that such representation cannot be made.

(G)            To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(1)(e), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Borrower Party.

(H)            Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(1)(e), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next succeeding Business Day.

(I)            Each of the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(1)(e) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(1)(e) as well as activities of the Auction Agent.

(J)            Each Borrower Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(1)(e) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(K)            Notwithstanding anything herein to the contrary, Borrower may not repay or prepay Second Out Term Loans until the Discharge of First Out Term Loans has occurred.

(2)            Mandatory.

(a)            Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(1) and the related Compliance Certificate has been delivered pursuant to Section 6.02(1), commencing with the delivery of financial statements for the fiscal year ended December 31, 2024, the Borrower shall, subject to clauses (g) and (h) of this Section 2.05(2), prepay, or cause to be prepaid, an aggregate principal amount of Term Loans (the “ECF Payment Amount”) equal to 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus the sum of all voluntary prepayments of:

(i)            Term Loans made pursuant to Sections 2.05(1)(a) and 2.05(1)(e) (in an amount, in the case of prepayments pursuant to Section 2.05(1)(e), equal to the discounted amount actually paid in respect of the principal amount of such Term Loans and only to the extent that such Loans have been cancelled),

(ii)            [reserved], and

(iii)            Revolving Loans (in each case of this clause (iii), to the extent accompanied by a permanent reduction in the corresponding Revolving Commitments or other revolving commitments),

in the case of each of the immediately preceding clauses (i), (ii) and (iii), made during such fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 2.05(2)(a) for any prior fiscal year) or after the fiscal year-end but prior to the date a prepayment pursuant to this Section 2.05(2)(a) is required to be made in respect of such fiscal year and in each case to the extent such prepayments are not funded with the proceeds of Funded Debt (other than any Indebtedness under a Revolving Facility or any other revolving credit facilities); provided that (w) a prepayment of Term Loans pursuant to this 2.05(2)(a) in respect of any fiscal year shall only be required in the amount (if any) by which the ECF Payment Amount for such fiscal year exceeds $10.0 million, (x) the ECF Percentage shall be 25% if the Secured Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than 4.75 to 1.00 and greater than or equal to 4.50 to 1.00 and (y) the ECF Percentage shall be 0% if the Secured Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than 4.50 to 1.00.

(b)            If (x) the Borrower or any Subsidiary makes an Asset Sale or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Subsidiary of Net Proceeds, the Borrower shall, within one (1) Business Day of Borrower’s or any Subsidiary’s receipt or realization of such Net Proceeds, prepay, or cause to be prepaid, an aggregate principal amount of Term Loans equal to 100% of all Net Proceeds realized or received; provided that, with respect to Net Proceeds not to exceed $75 million in the aggregate following the Closing Date, Borrower may (i) within one (1) Business Day of Borrower’s or any Subsidiary’s receipt or realization of such Net Proceeds, cause 100% of Net Proceeds to be deposited in a Cash Collateral Account and notify the Administrative Agent of Borrower’s intent to reinvest such Net Proceeds in accordance with the following clause (ii), and (ii) reinvest such Net Proceeds in assets useful for their business and constituting Collateral (including, for the avoidance of doubt, capital expenditures solely with respect to assets that are, or immediately become Collateral) within twelve (12) months following receipt of such Net Proceeds; provided further that if any Net Proceeds are no longer intended to be or cannot be so reinvested at any time after such reinvestment election, or are not so reinvested within twelve (12) months, and subject to clauses (g) and (h) of this Section 2.05(2), an amount equal to any such Net Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested or timely reinvested to the prepayment of the Term Loans as set forth in this Section 2.05(b).

(c)            [Reserved].

(d)            If the Borrower or any Subsidiary incurs or issues any Indebtedness (i) not expressly permitted to be incurred or issued pursuant to Section 7.02 resulting in Net Proceeds, the Borrower shall prepay, or cause to be prepaid, an aggregate principal amount of Term Loans equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Subsidiary of such Net Proceeds.

(e)            (A) Except as otherwise set forth in any Incremental Amendment, each prepayment of Term Loans required by Sections 2.05(2)(a), (b) and (d)(i) shall be allocated (x) prior to the Discharge of First Out Term Loans, to the prepayment of First Out Term Loans, and (y) after the Discharge of First Out Term Loans, to any Class of Term Loans outstanding as directed by the Borrower, shall be applied pro rata to Term Lenders within such Class of Term Loans, based upon the outstanding principal amounts owing to each such Term Lender under such Class of Term Loans and, in each case with respect to clauses (x) and (y), shall be applied to reduce such remaining scheduled installments of principal within such Class of Term Loans in direct order of maturity; provided that

(B)            such prepayments may not be directed to a later maturing Class of Term Loans without at least a pro rata repayment of any earlier maturing Classes of Term Loans (except that any Class of Incremental Term Loans may specify that one or more other Classes of later maturing Term Loans may be prepaid prior to such Class of earlier maturing Term Loans), and

(C)            in the event that there are two or more outstanding Classes of Term Loans with the same Maturity Date, such prepayments may not be directed to any such Class of Term Loans without at least a pro rata repayment of any Classes of Term Loans maturing on the same date (except that any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans with the same Maturity Date may be prepaid prior to such Class of Term Loans maturing on the same date), and

(D)            each prepayment of Term Loans required by Section 2.05(2)(d)(ii) shall be allocated (x) prior to the Discharge of First Out Term Loans, to the prepayment of First Out Term Loans, and (y) after the Discharge of First Out Term Loans, to any Class or Classes of Term Loans being refinanced as directed by the Borrower and shall be applied pro rata to Term Lenders within each such Class, based upon the outstanding principal amounts owing to each such Term Lender under each such Class of Term Loans.

(f)            If for any reason the aggregate Outstanding Amount of Revolving Loans and L/C Obligations at any time exceeds the aggregate Revolving Commitments then in effect, the Borrower shall promptly prepay Revolving Loans or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(2)(f) unless after the prepayment in full of the Revolving Loans such aggregate Outstanding Amount of L/C Obligations exceeds the aggregate Revolving Commitments then in effect.

(g)            The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (a) through (d) of this Section 2.05(2) at least three (3) Business Days prior to the date of such prepayment (provided that, in the case of clause (b) or (d) of this Section 2.05(2), the Borrower may rescind (or delay the date of prepayment identified in) such notice if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (a), (b) and (d)(i) of this Section 2.05(2) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York time, one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining shall be retained by the Borrower (or the applicable Subsidiary) and may be applied by the Borrower or such Subsidiary in any manner not prohibited by this Agreement.

(h)            Notwithstanding any other provisions of this Section 2.05(2), (A) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.05(2)(b) (a “Foreign Asset Sale”), the Net Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) or all or a portion of Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(2) so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions under the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, an amount equal to such Net Proceeds or Excess Cash Flow permitted to be repatriated will be promptly (and in any event not later than two (2) Business Days after any such repatriation) applied (net of additional taxes that are or would be payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(2) to the extent otherwise provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Asset Sale or Foreign Casualty Event or Excess Cash Flow would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, an amount equal to the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(2).

(i)            All prepayments under this Section 2.05 (other than prepayments of Base Rate Revolving Loans that are not made in connection with the termination or permanent reduction of Revolving Commitments) shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a SOFR Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such SOFR Loan pursuant to Section 3.05.

(j)            Notwithstanding anything in this Section 2.05(2) to the contrary, until the Discharge of First Out Term Loans, all prepayments required pursuant to this Section 2.05(2) shall be applied to prepay First Out Term Loans, other than any prepayments pursuant to clause 2.05(2)(f), which may be applied to Revolving Loans.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of SOFR Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such SOFR Loan prior to the last day of the Interest Period therefor, the Borrower may, in its discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

Additionally, notwithstanding anything else in this Agreement to the contrary, in the event that any Term Loan of any Lender would otherwise be repaid or prepaid from the proceeds of other Term Loans being funded on the date of such repayment or prepayment, if agreed to by the Borrower and such Lender and notified to the Administrative Agent prior to the date of the applicable repayment or prepayment, all or any portion of such Lender’s Term Loan that would have otherwise been repaid or prepaid in connection therewith may be converted on a “cashless roll” basis into a new Term Loan.

SECTION 2.06 Termination or Reduction of Commitments.

(1)            Optional. The Borrower may, upon written notice by the Borrower to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that

(a)            the Revolving Commitments may be reduced (A) only if such reduction occurs concurrently with an extension of the Maturity Date with respect to the Revolving Facility to a date determined by the Borrower in its sole discretion and (B) only in an amount that, together with the amount of any voluntary prepayment (and corresponding reduction of commitments) in respect of any Revolving Loans (as defined in the Existing Credit Agreement) made pursuant to Section 7.05(b)(6), does not exceed $37.5 million in the aggregate;

(b)            any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction,

(c)            any such partial reduction shall be in an aggregate amount of $5.0 million or any whole multiple of $1.0 million in excess thereof or, if less, the entire amount thereof,

(d)            if, after giving effect to any reduction of the Commitments, the L/C Sublimit exceeds the amount of the Revolving Facility, the L/C Sublimit shall be automatically reduced by the amount of such excess, and

(e)            prior to the Discharge of First Out Term Loans, Revolving Commitments may not be reduced to less than the aggregate then-Outstanding Amount of Revolving Loans and L/C Obligations.

Except as provided above, the amount of any such Revolving Commitment reduction shall not be applied to the L/C Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

(2)            Mandatory. The Term Commitments of each Term Lender on the Closing Date shall be automatically and permanently reduced to $0 upon the making of such Lender’s First Out Term Loans to the Borrower pursuant to Section 2.01(1). The Revolving Commitment of each Revolving Lender shall automatically and permanently terminate on the Maturity Date for the applicable Revolving Facility.

(3)            Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the L/C Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced on a pro rata basis (determined on the basis of the aggregate Commitments under such Class) (other than the termination of the Commitment of any Lender as provided in Section 3.07). Any commitment fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

(1)            First Out Term Loans. The Borrower shall repay to the Administrative Agent (a) for the ratable account of the Appropriate Lenders of the First Out Term Loans, on the last Business Day of each March, June, September and December, commencing with December 31, 2024, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all First Out Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (b) on the Maturity Date for the First Out Term Loans, the aggregate principal amount of all First Out Term Loans outstanding on such date. In connection with any Incremental Term Loans that constitute part of the same Class as the First Out Term Loans, the Borrower and the Administrative Agent shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding First Out Term Loans comprising part of such Class continue to receive a payment that is not less than the same Dollar amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans.

(2)            Second Out Term Loans. The Borrower shall repay to the Administrative Agent (a) for the ratable account of the Appropriate Lenders of the Second Out Term Loans, on the last Business Day of each March, June, September and December, commencing with December 31, 2024, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Second Out Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (b) on the Maturity Date for the Second Out Term Loans, the aggregate principal amount of all Second Out Term Loans outstanding on such date.

(3)            Revolving Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Facility the aggregate principal amount of all Revolving Loans under such Facility outstanding on such date.

SECTION 2.08 Interest.

(1)            Subject to the provisions of Section 2.08(2), (a) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR for such Interest Period, plus the Applicable Rate and (b) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate.

(2)            During the continuance of a Default under Section 8.01(1) or 8.01(6), the Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(3)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(4)            In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 2.09 Fees and Premium.

(1)            Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender under each Revolving Facility in accordance with its Applicable Percentage, a commitment fee equal to the applicable Commitment Fee Rate times the actual daily amount by which the aggregate Revolving Commitments exceed the sum of (a) the Outstanding Amount of Revolving Loans and (b) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender under such Revolving Facility during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments under any Revolving Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Commitment shall accrue at all times from the Closing Date until the Maturity Date for the applicable Revolving Commitment, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with the last Business Day of December 31, 2024, and on the Maturity Date for such Revolving Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(2)            Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(3)            Prepayment Premium. Solely in the event of the occurrence of any Prepayment Premium Triggering Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each First Out Term Loan Lender, a premium equal to (i) if the Prepayment Premium Triggering Event occurs on or prior to the date that is twelve (12) months after the Closing Date, 2.00% of the aggregate principal amount of First Out Term Loans subject to such Prepayment Premium Triggering Event, (ii) if the Prepayment Premium Triggering Event occur after the date that is twelve (12) months after the Closing Date and on or prior to the date this is twenty-four (24) months after the Closing Date, 1.00% of the aggregate principal amount of First Out Term Loans subject to such Prepayment Premium Triggering Event and (iii) if the Prepayment Premium Triggering Event occurs after the date that is twenty-four (24) months after the Closing Date, 0.00% of the aggregate principal amount of First Out Term Loans subject to such Prepayment Premium Triggering Event (such amounts referred to in this paragraph, the “Prepayment Premium”).

(4)            Exchange Premium. For U.S. federal income tax purposes, the Borrower and the Lenders agree to treat the payment of each Exchange Premium as the payment of the aggregate premiums paid on a series of options with respect to the relevant Purchase Effective Date (as defined in each Exchange Agreement, as applicable) that expire daily.

SECTION 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(1), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Indebtedness.

(1)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, as set forth in the Register, in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(2)            In addition to the accounts and records referred to in Section 2.11(1), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(3)            Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(1) and (2), and by each Lender in its account or accounts pursuant to Sections 2.11(1) and (2), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12 Payments Generally.

(1)            All payments to be made by the Borrower hereunder shall be made in Dollars without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m., New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. Any payments under this Agreement that are made later than 2:00 p.m., New York time, shall be deemed to have been made on the next succeeding Business Day (but the Administrative Agent may extend such deadline for purposes of computing interest and fees (but not beyond the end of such day) in its sole discretion whether or not such payments are in process).

(2)            Except as otherwise expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(3)            Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date, or in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m., New York time, on the date of such Borrowing, any payment is required to be made by it to the Administrative Agent hereunder (in the case of the Borrower, for the account of any Lender or an Issuing Bank hereunder or, in the case of the Lenders, for the account of any Issuing Bank or the Borrower hereunder), that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(a)            if the Borrower failed to make such payment, each Lender or Issuing Bank shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or Issuing Bank in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Overnight Rate from time to time in effect; and

(b)            if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount, or cause such amount to be paid, to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(3) shall be conclusive, absent manifest error.

(c)            If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or fund any participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(e)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03 (or otherwise expressly set forth herein). If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent shall distribute such funds to each of the Lenders in accordance with the order of priority set forth in Section 8.03.

SECTION 2.13 Sharing of Payments. Other than as expressly provided elsewhere herein, if any Lender of any Class shall obtain payment in respect of any principal of or interest on account of the Loans of such Class made by it or the participations in L/C Obligations held by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (1) notify the Administrative Agent of such fact, and (2) purchase from the other Lenders such participations in the Loans of such Class made by them or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal of or interest on such Loans of such Class or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (a) the amount of such paying Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of clause (3) of the definition of Excluded Taxes, any participation acquired by a Lender pursuant to this Section 2.13 shall be treated as having been acquired on the earlier date(s) on which the applicable interest(s) in the Commitment(s) or Loan(s) to which such participation relates were acquired by such Lender.

SECTION 2.14 Incremental Facilities.

(1)            Incremental Term Loan Request. The Borrower may at any time and from time to time after the first anniversary of the Closing Date, by notice to the Administrative Agent (an “Incremental Term Loan Request”), request one or more new commitments in respect of First Out Term Loans (“Incremental Term Commitments”) for First Out Term Loans (a “Term Loan Increase”), whereupon the Administrative Agent shall promptly deliver a copy to each of the First Out Term Loan Lenders. Each Incremental Term Loan Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Commitments.

(2)            Incremental Term Loans. On any Incremental Facility Closing Date on which any Incremental Term Commitments are effected through any Term Loan Increase, subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment and (ii) each Incremental Term Lender shall become a First Out Term Loan Lender hereunder with respect to the Incremental Term Commitment and the Incremental Term Loans made pursuant thereto.

(3)            Incremental Term Lenders. Incremental Term Loans shall be offered first to existing First Out Term Loan Lenders (but no existing Lender will have an obligation to make any Incremental Term Commitment (or Incremental Term Loan)). To the extent that existing First Out Term Loan Lenders decline within ten (10) days following receipt of an Incremental Term Loan Request to notify the Administrative Agent in writing that they will provide the requested Incremental Term Commitments and Term Loan Increase, the Borrower may request that one or more Additional Lenders do so (each such existing Lender or Additional Lender providing such Loan or Commitment, an “Incremental Term Lender”); provided that the Administrative Agent shall have consented (in each case, not to be unreasonably withheld or delayed) to such Additional Lender’s making such Incremental Term Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Additional Lender.

(4)      Effectiveness of Incremental Amendment.      The effectiveness of any Incremental Amendment and the availability of any initial credit extensions thereunder shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(a)            (x) no Event of Default shall then exist or would exist after giving effect to such Incremental Term Commitments, and (y) the representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Incremental Amendment; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(b)each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $5.0 million (provided that such amount may be less than $5.0 million if such amount represents all remaining availability under the limit set forth in clause (c) of this Section 2.14(4)); and

(c)            the aggregate principal amount of Incremental Term Loans shall not exceed the Incremental Cap Amount.

(5)            Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments and any Term Loan Increase shall be identical to, and the Incremental Term Loans shall be fungible with, the existing First Out Term Loans; except that, subject to the next sentence, the Incremental Term Loans may have an Applicable Rate greater than or equal to the Applicable Rate applicable to the existing First Out Term Loans. The All-In Yield applicable to such Incremental Term Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to previously-existing First Out Term Loans unless the Applicable Rate (together with, as provided in the proviso below, the SOFR or Base Rate floor) with respect to all First Out Term Loans is increased so as to cause the then applicable All-In Yield under this Agreement on all First Out Term Loans to equal the All-In Yield then applicable to the Incremental Term Loans; provided that any increase in All-In Yield on due to the application of a SOFR or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) the SOFR or Base Rate floor applicable to such First Out Term Loans.

(6)            Incremental Amendment. Commitments in respect of Incremental Term Loans shall become Commitments, under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Term Lender providing such Incremental Term Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. In connection with any Incremental Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent to ensure that such Incremental Term Loans are provided with the benefit of the applicable Loan Documents. The Borrower will use the proceeds (if any) of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Commitments or Incremental Term Loans unless it so agrees.

(7)            [Reserved].

(8)            This Section 2.14 shall supersede any provisions in Section 2.12, 2.13 or 10.01 (excluding, for the avoidance of doubt, 10.01(n)) to the contrary.

SECTION 2.15 [Reserved].

SECTION 2.16 Subsequent Exchange Term Loans.

(1)            The Borrower may on one or more occasions pursuant to a Subsequent Exchange Loan Amendment issue (i) at any time until the date that is ten (10) days following the Closing Date, as consideration for additional purchases by the Borrower of Existing Term Loans pursuant to a Subsequent Loan Exchange Agreement, (A) additional First Out Term Loans on terms identical to and fungible with then-existing First Out Term Loans in principal amount equal to fifteen percent (15%) of the principal amount of the Existing Term Loans so purchased (“Subsequent Exchange First Out Term Loans”) and (B) additional Second Out Term Loans on terms identical to and fungible with then-existing Second Out Term Loans in principal amount equal to eighty-five percent (85%) of the principal amount of the Existing Term Loans so purchased (“Subsequent Exchange Second Out Term Loans”) and (ii) at any time, as consideration for purchases by the Borrower (or other assignments or exchanges) of (A) Existing Revolving Loans pursuant to a Subsequent Loan Exchange Agreement and (B) each applicable Revolving Lender’s Revolving Commitment in the same amount, Revolving Loans on terms set forth in this Agreement and as part of the same Class as any then-existing Revolving Loans (such loans the “Subsequent Exchange Revolving Loans” and, together with the Subsequent Exchange Term Loans, collectively, “Subsequent Exchange Loans”) in principal amount equal to the principal amount of the Existing Revolving Loans so purchased, assigned or exchanged (it being agreed that, upon the initial issuance of any such Subsequent Exchange Revolving Loans pursuant to this Section 2.16, the amount of the Revolving Commitments shall be increased by the amount of such issued Subsequent Exchange Revolving Loans on a dollar-for-dollar basis (as may be evidenced by a Subsequent Exchange Loan Amendment pursuant to clause (4) below)); provided that no issuance of Subsequent Exchange Loans in accordance with the terms of this Section 2.16 shall require the approval of any Lender hereunder;

(2)            Each Person providing a portion of any Subsequent Exchange Loans shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Subsequent Exchange Term Loan Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Subsequent Exchange Loans. On the effective date of any purchase by the Borrower of Existing Term Loans or Existing Revolving Loans, as applicable, in exchange for any applicable tranche of Subsequent Exchange Loans, upon consummation of the applicable exchange, each Person selling Existing Term Loans or Existing Revolving Loans, as applicable, shall become a Lender for all purposes in connection with this Agreement.

(3)            As conditions precedent to the effectiveness of the issuance of any Subsequent Exchange Loans as consideration for the purchase of Existing Term Loans or Existing Revolving Loans, as applicable, (i) upon its request, the Administrative Agent shall be entitled to receive customary reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each such Lender of Subsequent Exchange Loans, an Administrative Questionnaire and such other documents as it shall reasonably require from such Person and (iii) with respect to exchanges occurring after the fifteenth (15th) Business Day following the Closing Date, the Administrative Agent shall be entitled to receive a certificate of the Borrower signed by a Responsible Officer thereof that as of the date of the issuance of, and giving effect to the issuance of, the applicable Subsequent Exchange Loans, no Event of Default exists.

(4)            The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Subsequent Exchange Loan Amendment and/or any amendment to any other Loan Document as may be necessary in connection with the issuance of Loans or commitments pursuant to this Section 2.16, including any technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower in connection therewith.

SECTION 2.17 Defaulting Lenders.

(1)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove of any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(b)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the relevant Issuing Banks hereunder; third, if so determined by the Administrative Agent or requested by the relevant Issuing Banks, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the relevant Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the relevant Issuing Banks against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (ii) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(1)(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c)            Certain Fees. That Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to Section 2.09(1) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (ii) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(9).

(d)            Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Applicable Percentage” of each Non-Defaulting Lender’s Revolving Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Non-Defaulting Lender.

(2)            Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(1)(d)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Article III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(1)            Except as required by applicable Law, all payments by or on account of any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes.

(2)            If any Loan Party or any other applicable withholding agent is required by applicable Law to make any deduction or withholding on account of any Taxes from any sum paid or payable by or on account of any Loan Party to or for the account of any Lender or Agent under any of the Loan Documents:

(a)            the applicable Loan Party shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as such Loan Party becomes aware of it;

(b)            the applicable Loan Party or other applicable withholding agent shall be entitled to make such deduction or withholding and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for such Loan Party’s account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable);

(c)            if the Tax in question is a Non-Excluded Tax or Other Tax, the sum payable to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding for Non-Excluded Taxes or Other Taxes (including any deductions or withholdings for Non-Excluded Taxes or Other Taxes attributable to any payments required to be made under this Section 3.01), such Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and

(d)            within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (b) above to pay (or, in each case, as soon as reasonably practicable thereafter), the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(3)            Status of Lender. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (3)(a), (3)(b)(i)-(iv) and (3)(c) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 3.01(3)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and Administrative Agent of its legal ineligibility to do so.

Without limiting the foregoing:

(a)            Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(b)            Each Foreign Lender shall deliver (to the extent it is legally entitled to do so) to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)            two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)            two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit H (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(D)            to the extent a Foreign Lender is not the beneficial owner (for example, where such Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of such Foreign Lender, accompanied by an IRS Form W-8ECI, Form W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(3) if such beneficial owner were a Lender, as applicable (provided that, if a Lender is a partnership (and not a participating Lender) and if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner(s)), or

(E)            two properly completed and duly signed copies of any other documentation prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(c)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this paragraph (c), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Notwithstanding any other provision of this Section 3.01(3), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(3).

(4)            Without duplication of other amounts payable by the Borrower pursuant to Section 3.01(2), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(5)            The Loan Parties shall, jointly and severally, indemnify a Lender or the Administrative Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee on or attributable to any payment under or with respect to any Loan Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01) (other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Tax Indemnitee), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, such Tax Indemnitee will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with Section 3.01(6)) so long as such efforts would not, in the sole determination of such Tax Indemnitee, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to such Tax Indemnitee. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Administrative Agent on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(6)            If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund (whether received in cash or applied as a credit against any other cash Taxes payable) of any Non-Excluded Taxes or Other Taxes in respect of which it has received indemnification payments or additional amounts under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over by the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee to the extent the Tax Indemnitee is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(6), in no event will the Tax Indemnitee be required to pay any amount to a Loan Party pursuant to this Section 3.01(6) the payment of which would place the Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(7)            On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower whichever of the following is applicable: (i) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed original copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding or (ii) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed original copies of IRS Form W-8ECI and (ii) with respect to payments received on account of any Lender, two executed original copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 3.01(7), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

(8)            The agreements in this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(9)            For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

SECTION 3.02 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, or to determine or charge interest rates based upon SOFR, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, (1) any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (2) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Administrative Agent without reference to the SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (a) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the SOFR component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03 Inability to Determine Rates.

(a)            If the Administrative Agent (in the case of clause (1) below) or the Required Lenders (in the case of clause (2) below) reasonably determine that for any reason in connection with any request for a SOFR Loan or a conversion to or continuation thereof that:

(1)            adequate and reasonable means do not exist for determining SOFR for any requested Interest Period with respect to a proposed SOFR Loan or in connection with an existing or proposed Base Rate Loan, or

(2)            SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan,

the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain SOFR Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the SOFR component of the Base Rate, the utilization of the SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)            Benchmark Replacement Setting.

(i)            Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of Section 3.03), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)            In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to Section 3.03.

(iv)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative or in compliance with or aligned with the IOSCO Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative or non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative or in compliance with or aligned with the IOSCO Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy.

(1)            Increased Costs Generally. If any Change in Law shall:

(a)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)            subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 3.01 and any Excluded Taxes); or

(c)            impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making, maintaining, continuing or converting any Loan the interest on which is determined by reference to SOFR (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(1) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(2)            Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements or liquidity adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it, or participations in or issuance of Letters of Credit by such Lender, to a level below that which such Lender or such Lender’s holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(2) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(3)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (1) or (2) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

SECTION 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(1)            any continuation, conversion, payment or prepayment of any SOFR Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(2)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any SOFR Loan on the date or in the amount notified by the Borrower; or

(3)            any assignment of a SOFR Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07; including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such SOFR Loan or from fees payable to terminate the deposits from which such funds were obtained.

Notwithstanding the foregoing, no Lender may make any demand under this Section 3.05 with respect to the “floor” specified in the definition of “Adjusted Term SOFR.”

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(1)            Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(2)            Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue SOFR Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into SOFR Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(3) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(3)            Conversion of SOFR Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s SOFR Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans made by other Lenders, as applicable, are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding SOFR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

(4)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Sections 3.01 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 3.01 or 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.07 Replacement of Lenders under Certain Circumstances. If (1) any Lender requests compensation under Section 3.04 or ceases to make SOFR Loans as a result of any condition described in Section 3.02 or Section 3.04, (2) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, (3) any Lender is a Non-Consenting Lender, (4) any Lender becomes a Defaulting Lender or (5) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent,

(a)            require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (3) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver, or amendment, as applicable) and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(ii)            such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)            such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to all, or a portion, as applicable, of such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(iv)            the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification and confidentiality provisions under this Agreement, which shall survive as to such assigning Lender;

(v)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(vi)            such assignment does not conflict with applicable Laws;

(vii)            any Lender that acts as an Issuing Bank may not be replaced hereunder at any time when it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of Cash Collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit; and

(viii)            the Lender that acts as Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.11, or

(b)            terminate the Commitment of such Lender or Issuing Bank, as the case may be, and (A) in the case of a Lender (other than an Issuing Bank), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (B) in the case of an Issuing Bank, repay all Obligations of the Borrower owing to such Issuing Bank relating to the Loans and participations held by such Issuing Bank as of such termination date and Cash Collateralize, cancel or backstop, or provide for the deemed reissuance under another facility, on terms satisfactory to such Issuing Bank any Letters of Credit issued by it; provided that in the case of any such termination of the Commitment of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable consent, waiver or amendment of the Loan Documents and such termination shall, with respect to clause (3) above, be in respect of all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans/Commitments and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

Article IV

Conditions Precedent to Credit Extensions

SECTION 4.01 Conditions to Credit Extensions on Closing Date. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders):

(1)            The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in .pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (other than in the case clause (1)(e) below):

(a)            a Committed Loan Notice;

(b)            executed counterparts of this Agreement and the Guaranty;

(c)            each Collateral Document set forth on Schedule 4.01(1)(c) required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party that is party thereto, together with (subject to Section 6.13(2)):

(A)            certificates, if any, representing the Pledged Collateral that is certificated equity of the Borrower and the Loan Parties’ Material Domestic Subsidiaries accompanied by undated stock powers executed in blank; and

(B)            evidence that all UCC-1 financing statements in the appropriate jurisdiction or jurisdictions for each Loan Party that the Administrative Agent and the Collateral Agent (acting at the Direction of the Required Lenders) may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been provided for, and arrangements for the filing thereof in a manner reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) shall have been made;

(d)            certificates of good standing from the secretary of state of the state of organization of each Loan Party (to the extent such concept exists in such jurisdiction), customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party certifying true and complete copies of the Organizational Documents attached thereto and evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(e)            a customary legal opinion from (i) Honigman LLP, counsel to the Loan Parties, (ii) each local counsel to the Loan Parties listed on Schedule 4.01(1)(e) in the jurisdictions indicated on such schedule and (iii) Wilkinson, Barker, Knauer LLP, regulatory counsel to the Loan Parties, in each case, in form and substance reasonably acceptable to the Required Lenders;

(f)            a perfection certificate executed by Guarantors in a form reasonably acceptable to the Required Lenders;

(g)            a certificate of a Responsible Officer certifying that the conditions set forth in Section 4.01(5) and 4.01(6) have been satisfied; and

(h)            a solvency certificate from a Financial Officer of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I.

(2)            [Reserved].

(3)            [Reserved].

(4)            The Administrative Agent shall have received (i) at least three (3) Business Days prior to the Closing Date all documentation and other information in respect of the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a single certification regarding beneficial ownership required by the Beneficial Ownership Regulation provided to the Administrative Agent to be shared with the Lenders, in each case, that has been reasonably requested by any Lender in writing at least ten (10) Business Days in advance of the anticipated Closing Date.

(5)            The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of the Closing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(6)            No Default shall exist or would result from the initial Credit Extensions hereunder or from the application of the proceeds therefrom.

(7)            Since December 31, 2023, no change, event or circumstance shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(8)            All fees and expenses (in the case of expenses, to the extent invoiced at least one (1) Business Day prior to the Closing Date (except as otherwise reasonably agreed by the Borrower)) of the Agents, the Lenders and the Lender Advisor required to be paid hereunder on the Closing Date shall have been paid, or shall be paid substantially concurrently with the initial Borrowing on the Closing Date (which amounts may, at the Borrower’s option, be offset against the proceeds of the First Out Term Loans) including payment of (A) those certain payments described in the Backstop Exchange Premium Letter and the Exchange Premium Letter, and (B) all fees required to be paid by Borrower on the Closing Date as set forth in Section 5 of the Commitment Letter for which invoices have been presented, including but not limited to (x) all applicable fees due to Gibson, Dunn & Crutcher LLP pursuant to the GDC Fee Letter (as defined in the Commitment Letter) and (y) the applicable fees of Mandel, Katz & Brosnan LLP, as counsel to the Fronting Lender.

(9)            The Administrative Agent, the Existing Agent and the grantors party thereto shall have entered into a new intercreditor agreement, on terms specified and otherwise reasonably acceptable to the Required Lenders;

(10)            the Existing Credit Agreement (as amended by the Existing Credit Agreement Amendment), shall be in full force and effect, and which shall be in form and substance specified herein and otherwise satisfactory to the Required Lenders;

(11)            Prior to or substantially concurrently with the funding of the First Out New Money Term Loans and the issuance of the Initial Exchange Loans, in each case, hereunder, the Initial Exchange Transactions shall be consummated.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02 Conditions to Credit Extensions after Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, a continuation of SOFR Loans or a Borrowing pursuant to any Incremental Amendment) after the Closing Date is subject to the following conditions precedent:

(1)            The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(2)            No Default or Event of Default shall exists or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(3)            The Administrative Agent or the relevant Issuing Bank (as applicable) shall have received a Request for Credit Extension in accordance with the requirements hereof.

(4)            Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, a continuation of SOFR Loans or a Borrowing pursuant to an Incremental Amendment) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(1) and 4.02(2) have been satisfied on and as of the date of the applicable Credit Extension.

In addition, solely to the extent the Borrower has delivered to the Administrative Agent a Notice of Intent to Cure pursuant to Section 8.04, no request for a Credit Extension shall be honored after delivery of such notice until the applicable Cure Amount specified in such notice is actually received by the Borrower. For the avoidance of doubt, the preceding sentence shall have no effect on the continuation or conversion of any Loans outstanding.

Article V

Representations and Warranties

The Borrower and, in respect of Sections 5.01, 5.02, 5.03, 5.04, 5.06, 5.13 and 5.17 only, Holdings, represent and warrant to the Administrative Agent and the Lenders, at the time of each Credit Extension (solely to the extent required to be true and correct for such Credit Extension pursuant to Article IV or Section 2.14, as applicable):

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its respective Subsidiaries that is a Material Subsidiary:

(1)            is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction),

(2)            has all corporate or other organizational power and authority to (a) own or lease its assets and carry on its business as currently conducted and (b) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party,

(3)            is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as currently conducted requires such qualification,

(4)            is in compliance with all applicable Laws orders, writs, injunctions and orders (including the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”)); and

(5)            has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in the preceding clauses (2)(a), (3), (4) or (5), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention.

(1)            The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(2)            None of the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party will:

(a)            contravene the terms of any of such Person’s Organizational Documents;

(b)            result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Subsidiaries (other than as permitted by Section 7.01) under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or

(c)            violate any applicable Law;

except with respect to any breach, contravention or violation (but not creation of Liens) referred to in the preceding clauses (b) and (c), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for:

(1)            filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties,

(2)            the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement), and

(3)            those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto or thereto, as applicable. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and principles of good faith and fair dealing and the effect of Communications Laws and State Telecommunications Laws generally applicable to entities such as the Loan Parties.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(1)            The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date(s) thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (a) except as otherwise expressly noted therein and (b) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(2)            Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Labor Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) there are no strikes or other labor disputes against the Borrower or the Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing and (2) hours worked by and payment made based on hours worked to employees of each of the Borrower or the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08 Ownership of Property; Liens. Each Loan Party and each of its respective Subsidiaries has good and valid record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Material Real Property owned by the Loan Parties on the Closing Date is set forth on Schedule 1.01(2).

SECTION 5.09 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each Loan Party and each of its Subsidiaries and their respective operations and properties is in compliance with all applicable Environmental Laws; (b) each Loan Party and each of its Subsidiaries has obtained and maintained all Environmental Permits required to conduct their operations; (c) none of the Loan Parties or any of their respective Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim in writing or Environmental Liability; (d) none of the Loan Parties or any of their respective Subsidiaries or predecessors has treated, stored, transported or Released Hazardous Materials at or from any currently or formerly owned, leased or operated real estate or facility except for such actions that were in compliance with Environmental Law; and (e) to the knowledge of any Loan Party or any Subsidiary, there are no occurrences, facts, circumstances or conditions which could reasonably be expected to give rise to an Environmental Claim.

SECTION 5.10 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Subsidiaries has timely filed all Tax returns and reports required to be filed, and have timely paid all Taxes (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets (whether or not shown in a Tax return), except those which are being contested in good faith by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP.

There is no proposed Tax assessment, deficiency or other claim against any Loan Party or any of its Subsidiaries except (i) those being actively contested by a Loan Party or such Subsidiary in good faith and by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP or (ii) those which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11 ERISA Compliance.

(1)            Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(2)            (i) No ERISA Event has occurred or is reasonably expected to occur, and (ii) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(2), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(3)            Except where noncompliance or the incurrence of an obligation would not reasonably be expected to result in a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, and (b) none of Holdings, the Borrower or any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12 Subsidiaries.

(1)            As of the Closing Date, all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable, and all Equity Interests that constitute Collateral owned by Holdings in the Borrower, and by the Borrower or any Subsidiary Guarantor in any of their respective Subsidiaries are owned free and clear of all Liens of any person except (a) those Liens created under the Collateral Documents and (b) any nonconsensual Lien that is permitted under Section 7.01.

(2)            As of the Closing Date, Schedule 5.12 sets forth:

(a)            the name and jurisdiction of organization of each Subsidiary, and

(b)            the ownership interests of Holdings in the Borrower and of the Borrower and any Subsidiary of the Borrower in each Subsidiary, including the percentage of such ownership.

SECTION 5.13 Margin Regulations; Investment Company Act.

(a)            As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulations T, U and X issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulations T, U and X.

(b)            No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure. As of the Closing Date, none of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Borrower or any Subsidiary to any Agent or any Lender on or prior to the Closing Date in connection with the Transactions, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Closing Date); it being understood that for purposes of this Section 5.14, such written information and written data shall not include any projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

SECTION 5.15 Intellectual Property; Licenses, etc. The Borrower and the Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how, database rights and other intellectual property rights (collectively, “IP Rights”) that to the knowledge of the Borrower are reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any Subsidiary of the Borrower as currently conducted does not infringe upon, dilute, misappropriate or violate any IP Rights held by any Person except for such infringements, dilutions, misappropriations or violations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16 Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and the Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17 USA PATRIOT Act; Anti-Terrorism Laws. Each of the Borrower and the Subsidiaries are in compliance, in all material respects, with (i) the USA PATRIOT Act, (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (iii) any other anti-money laundering or anti-terrorism laws. None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of Holdings, the Borrower or any of the Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption law. Neither Holdings, the Borrower nor any Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of Holdings, the Borrower or any of the Subsidiaries, is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) (“Sanctions”). No proceeds of the Loans will be used by Holdings, the Borrower or any Subsidiary directly or, to the knowledge of the Borrower, indirectly, for the purpose of financing activities of or with any Person, or in any country, that, at the time of such financing, is the subject of any Sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC. No part of the proceeds of the Loans will be used by Holdings, the Borrower or any Subsidiary, directly or, to the knowledge of the Borrower, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law.

SECTION 5.18 Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents and subject to limitations set forth in the Collateral and Guarantee Requirement, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Collateral required to be delivered pursuant hereto or the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, perfected and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement, (C) on the Closing Date and until required pursuant to Section 6.13 or 4.01, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01 or (D) any Excluded Assets.

SECTION 5.19 Communications Regulatory Matters.

(a)            The business of the Borrower and its Subsidiaries is being conducted in compliance with the applicable Communications Laws and the State Telecommunications Laws, and the terms of its Cable Franchise Agreements, Licenses, and Governmental Authorizations, except as would not reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries possess all Cable Franchise Agreements, Licenses, and Governmental Authorizations issued by the FCC, PUCs, and cable franchising authorities necessary to conduct their respective businesses as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

(b)            All Cable Franchise Agreements, Licenses, and Governmental Authorizations issued by the FCC, PUCs, and cable franchising authorities required for the operations of the Borrower and its Subsidiaries are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect. None of the Cable Franchise Agreements, Licenses, or Governmental Authorizations is subject to any restrictions or conditions that materially impairs the respective businesses of the Borrower and its Subsidiaries as currently conducted (other than restrictions or conditions generally applicable to authorizations of that type).

(c)            To the knowledge of any Loan Party, there is no condition, event or occurrence existing, nor, to the best of the knowledge of the Borrower and its Subsidiaries, is there any proceeding being conducted or threatened by any Governmental Authority (other than proceedings to amend rules of general applicability), which would reasonably be expected to cause the termination, revocation, suspension, cancellation, adverse modification, or nonrenewal of any of the Cable Franchise Agreements, Licenses, or Governmental Authorizations, or the imposition of any penalty or fine by any Governmental Authority with respect to any of Cable Franchise Agreements, Licenses, or Governmental Authorizations or the Borrower and its Subsidiaries, in each case which would reasonably be expected to have a Material Adverse Effect.

(d)            To the knowledge of any Loan Party, there is no (i) outstanding decree, decision, judgment, or order that has been issued by the FCC, PUC, or cable franchising authority against the Borrower and its Subsidiaries, the Cable Franchise Agreements, Licenses, or Governmental Authorizations or (ii) notice of violation, apparent liability, order to show cause, complaint, investigation, audit or other administrative or judicial proceeding pending or threatened by or before the FCC, PUC, or cable franchising authorities against the Borrower and its Subsidiaries, the Cable Franchise Agreements, Licenses, or Governmental Authorizations that, in the case of each of (i) or (ii) above, would reasonably be expected to have a Material Adverse Effect.

(e)            The Borrower and its Subsidiaries each have timely filed with the FCC, PUCs, and cable franchising authorities all necessary reports, certificates, statements and filings required to be filed pursuant to the Communications Laws and State Telecommunications Laws, and have paid all regulatory fees and contributions, which it has calculated in good faith required to be paid pursuant to the Communications Laws and State Telecommunications Laws, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.20 Senior Indebtedness. The Obligations shall constitute “Senior Indebtedness” (or equivalent term) and the Obligations shall be “Designated Senior Indebtedness” (or equivalent term) under all Subordinated Indebtedness of any Loan Party.

SECTION 5.21 Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01(4) is true and correct in all respects.

Article VI

Affirmative Covenants

So long as the Termination Conditions have not been satisfied, the Borrower shall (and, with respect to Sections 6.05(1), 6.11, 6.13 and 6.18 only, Holdings shall), and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Subsidiaries to:

SECTION 6.01 Financial Statements and Other Reports. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in Section 6.02) each of the following:

(1)            within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2024, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, together with related notes thereto and management’s discussion and analysis describing results of operations in the form customarily prepared by management of the Borrower, setting forth in each case in comparative form the figures for the previous fiscal year, in reasonable detail and all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will not be subject to any qualification as to the scope of such audit (but may contain a “going concern” or like qualification that is due to (i) the impending maturity of the Facilities, (ii) any anticipated inability to satisfy the Financial Covenant or (iii) except in the case of the Revolving Facility, an actual Default of the Financial Covenant);

(2)            within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower commencing with September 30, 2024, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (a) consolidated statement of operations for such fiscal quarter and for the portion of the fiscal year then ended and (b) consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, in each case of the preceding clauses (a) and (b), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, accompanied by an Officer’s Certificate stating that such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with management’s discussion and analysis describing results of operations in the form customarily prepared by management of the Borrower;

(3)            within ninety (90) days after the end of each fiscal year of the Borrower, commencing with respect to the fiscal year ending December 31, 2024, a consolidated budget for the following fiscal year on a quarterly basis as customarily prepared by management of the Borrower for its internal use (including any projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected income, in each case, to the extent prepared by management of the Borrower and included in such consolidated budget), which projected financial statements shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such projected financial statements (it being understood that any such projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material); and

(4)            [reserved].

Further, the Borrower shall conduct live quarterly conference calls that the Lenders may attend to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Section 6.01(1) and Section 6.01(2), at a date and time to be determined by Borrower in consultation with the Administrative Agent after delivery of such financial statements. Such live quarterly conference calls will review business performance and key performance indicators and will include question-and-answer sessions for public-side and private-side Lenders.

Notwithstanding the foregoing, the obligations referred to in Sections 6.01(1) and 6.01(2) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any Parent Company or (B) the Borrower’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 6.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a Parent Company of the Borrower, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to the Borrower and the consolidated Subsidiaries on a stand-alone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 6.01(1) (it being understood that such information may be audited at the option of the Borrower), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will not be subject to any qualification as to the scope of such audit (but may contain a “going concern” or like qualification that is due to (i) the impending maturity of the Facilities, (ii) any anticipated inability to satisfy the Financial Covenant or (iii) except in the case of the Revolving Facility, an actual Default of the Financial Covenant).

Any financial statements required to be delivered pursuant to Sections 6.01(1) or 6.01(2) shall not be required to contain all purchase accounting adjustments relating to the Transactions or any other transaction(s) permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in this Section 6.02):

(1)            no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(1) and (2) (commencing with such delivery for the fiscal year ending December 31, 2024), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower;

(2)            promptly after the same are publicly available, copies of all special reports and registration statements which the Borrower or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(3)            promptly after the furnishing thereof, copies of any notices of default to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount (in each case, other than in connection with any board observer rights) and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(4)            together with the delivery of the Compliance Certificate with respect to the financial statements referred to in Section 6.01(1), a report setting forth the information required by Section 1(a) of the Perfection Certificate (or confirming that there has been no change in such information since the later of the Closing Date or the last report delivered pursuant to this clause (4)); and

(5)            promptly, but subject to the limitations set forth in Section 6.10 and Section 10.09, such additional information regarding the business and financial affairs of any Loan Party or any Material Subsidiary that is a Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing from time to time.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(2) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s (or any Parent Company’s) website on the Internet at the website address listed on Schedule 10.02 hereto (or as such address may be updated from time to time in accordance with Section 10.02); or (b) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrower will deliver paper copies of such documents to the Administrative Agent for further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in this Section 6.02) until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or link and, upon the Administrative Agent’s request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks, SyndTrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to Holdings, their Subsidiaries or their respective securities that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities (each, a “Public Lender”). The Borrower hereby agrees that (i) at the Administrative Agent’s request, all Borrower Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” will appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower will be deemed to have authorized the Administrative Agent, the Lenders and the Issuing Banks to treat such Borrower Materials as containing only Public-Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they will be treated as set forth in Section 10.09); (iii) all Borrower Materials marked “PUBLIC” and, except to the extent the Borrower notifies the Administrative Agent to the contrary, any Borrower Materials provided pursuant to Section 6.01(1), 6.01(2) or 6.02(1) are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (iv) the Administrative Agent shall be entitled to treat Borrower Materials that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC.”

Anything to the contrary notwithstanding, nothing in this Agreement will require Holdings, the Borrower or any Subsidiary to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by Law or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that the Borrower does not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this paragraph relating to violation of any obligation of confidentiality, the Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality).

SECTION 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent of:

(1)            the occurrence of any Default; and

(2)            (a) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (b) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any violation by any Loan Party or any of its Subsidiaries of, or liability under, any Environmental Law or Environmental Permit, or (c) the occurrence of any ERISA Event that, in any such case referred to in clauses (a), (b) or (c) of this Section 6.03(2), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (a) that such notice is being delivered pursuant to Section 6.03(1) or (2) (as applicable) and (b) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04 Payment of Taxes. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (1) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (2) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, etc.

(1)            Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(2)            take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, and IP Rights material to the conduct of its business, except in the case of clause (1) or (2) to the extent (other than with respect to the preservation of the existence of the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or disposition permitted by Article VII.

SECTION 6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and any repairs and replacements that are the obligation of the owner or landlord of any property leased by the Borrower or any of the Subsidiaries excepted.

SECTION 6.07 Maintenance of Insurance.

(1)            Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to the Borrower’s and the Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided that notwithstanding the foregoing, in no event will the Borrower or any Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Subject to Section 6.13(2), each such policy of insurance will, as appropriate, (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear or (ii) in the case of each casualty insurance policy, contain an additional loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the additional loss payee thereunder.

(2)            If any improved portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower will, or will cause each Loan Party to (a) maintain, or cause to be maintained, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (b) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent; provided that to the extent that the requirements of this Section 6.07 are not satisfied on the Closing Date, the Borrower may satisfy such requirements in accordance with the Collateral and Guarantee Requirement and Section 6.11(2) but in no event later than ten (10) days prior to the recording of the Mortgages and other real estate items to be delivered pursuant to the Collateral and Guarantee Requirement and Section 6.11(2).

SECTION 6.08 Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property (except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect), and comply in all material respects with the USA PATRIOT Act, anti-money laundering and anti-terrorism laws, Beneficial Ownership Regulations, sanctions administered by OFAC, the FCPA and all other anti-corruption laws.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. For the avoidance of doubt, this Section 6.10 is subject to the last paragraph of Section 6.02.

SECTION 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent (acting at the Direction of the Required Lenders) to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(1)            (a) (x) upon (i) the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) by any Loan Party, (ii) the designation of any existing direct or indirect wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) as a Subsidiary, (iii) any Subsidiary (other than any Excluded Subsidiary) becoming a wholly owned Material Domestic Subsidiary or (iv) an Excluded Subsidiary that is a wholly owned Material Domestic Subsidiary ceasing to be an Excluded Subsidiary but continuing as a Subsidiary, (y) upon the acquisition of any material assets by any Loan Party or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(b)            within sixty (60) days (or such greater number of days specified below) after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent (acting at the Direction of the Required Lenders) may agree in its reasonable discretion, cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to execute the Guaranty (or a joinder thereto) and other documentation the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably request from time to time in order to carry out more effectively the purposes of the Guaranty and the Collateral Documents and

(A)            within sixty (60) days (or within one hundred and twenty (120) days in the case of documents listed in Section 6.11(2)(b)) after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent, Mortgages and the other items listed in Section 6.11(2)(b), mutatis mutandis, with respect to any Material Real Property, supplements to the Security Agreement, a counterpart signature page to the Intercompany Note, Intellectual Property Security Agreements and other security agreements and documents (if applicable), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date as amended and in effect from time to time), in each case granting and perfecting Liens required by the Collateral and Guarantee Requirement;

(B)            within sixty (60) days after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, if applicable, a joinder to the Intercompany Note substantially in the form of Annex I thereto with respect to the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents;

(C)            within sixty (60) days (or within one hundred and twenty (120) days in the case of documents listed in Section 6.11(2)(b)) after such formation, acquisition or designation, take and cause (i) the applicable Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement and (ii) to the extent applicable, each direct or indirect parent of such applicable Material Domestic Subsidiary, in each case, to take customary action(s) (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be necessary in the reasonable opinion of the Administrative Agent (acting at the Direction of the Required Lenders) to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected (subject to Liens permitted by Section 7.01) Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(D)            within sixty (60) days (or one hundred and twenty (120) days in the case of documents described in Section 6.11(2)(b)) after the reasonable request therefor by the Administrative Agent (acting at the Direction of the Required Lenders) (or such longer period as the Administrative Agent (acting at the Direction of the Required Lenders) may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of a customary Opinion of Counsel, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders) as to such matters set forth in this Section 6.11(1) as the Administrative Agent (acting at the Direction of the Required Lenders) may reasonably request; and

(E)            within sixty (60) days of the establishment of any deposit account, securities account or commodity account (other than an Excluded Account), the Borrower shall, or shall cause the applicable Loan Party to, and shall cause the applicable deposit account bank or other counterparty to, enter into and deliver a Control Agreement with respect to such deposit account, securities account or commodities account.

provided that actions relating to Liens on real property are governed by Section 6.11(2) and not this Section 6.11(1).

(2)            Material Real Property.

(a)            Notice.

(i)            Within sixty (60) days (or such longer period as the Collateral Agent may agree in its reasonable discretion), after the formation, acquisition or designation of a Material Domestic Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement, the Borrower will, or will cause such Material Domestic Subsidiary to, furnish to the Collateral Agent a description of any Material Real Property (other than any Excluded Asset(s)) owned by such Material Domestic Subsidiary.

(ii)            Within sixty (60) days (or such longer period as the Collateral Agent may agree in its reasonable discretion), after the acquisition of any Material Real Property (other than any Excluded Asset(s)) by a Loan Party (other than Holdings), after the Closing Date, the Borrower will, or will cause such Loan Party to, furnish to the Collateral Agent a description of any such Material Real Property.

(b)            Mortgages. The Borrower will, or will cause the applicable Loan Party to, provide the Collateral Agent with a Mortgage with respect to any Material Real Property that is the subject of a notice delivered pursuant to Section 6.11(2)(a), within one hundred and twenty (120) days of the acquisition, formation or designation of such Material Domestic Subsidiary or the acquisition of such Material Real Property (or such longer period as the Collateral Agent may agree in its sole discretion), together with:

(i)            evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create, except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, a valid and subsisting perfected Lien on such Material Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii)            fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction without surveys (it being agreed that zoning reports from a nationally recognized zoning company shall be acceptable in lieu of zoning endorsements to title policies in any jurisdiction where there is a material difference in the cost of zoning reports and zoning endorsements) and in amounts, reasonably acceptable to the Collateral Agent (not to exceed the fair market value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01 or such other Liens reasonably satisfactory to the Collateral Agent that do not have a material adverse impact on the use or value of the Mortgaged Properties, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(iii)            customary Opinions of Counsel for the applicable Loan Parties in states in which such Material Real Properties are located, with respect to the enforceability and perfection of the Mortgage(s) and any related fixture filings and the due authorization, execution and delivery of the Mortgages, in form and substance reasonably satisfactory to the Collateral Agent;

(iv)            American Land Title/American Congress on Surveying and Mapping surveys (or, if reasonably acceptable to the Collateral Agent, zip or express maps) for each Material Real Property or existing surveys together with no change affidavits, in each case certified to the Collateral Agent if deemed necessary by the Collateral Agent in its reasonable discretion, sufficient for the title insurance company issuing a Mortgage Policy to remove the standard survey exception and issue standard survey related endorsements and otherwise reasonably satisfactory to the Collateral Agent;

(v)            a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Material Real Property containing improved land addressed to the Collateral Agent and otherwise in compliance with the Flood Insurance Laws, and if any such Material Real Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be a special flood hazard area, the Borrower’s duly executed acknowledgement of receipt of written notification from the Collateral Agent about special flood hazard area status and flood disaster assistance and evidence that the Borrower or applicable Loan Party has obtained flood insurance reasonably satisfactory to the Collateral Agent that is in compliance with all applicable requirements of the Flood Insurance Laws; and

(vi)            as promptly as practicable after the reasonable request therefor by the Collateral Agent, environmental assessment reports and reliance letters (if any) that have been prepared in connection with such acquisition, designation or formation of any Material Domestic Subsidiary or acquisition of any Material Real Property; provided that there shall be no obligation to deliver to the Collateral Agent any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained.

The Collateral Agent may grant extensions of time for the creation and perfection of Mortgage Liens in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular Material Real Property where it determines that such action cannot be accomplished by the time periods set forth in this Agreement or the Collateral Documents.

SECTION 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits (including any cleanup, removal or remedial obligations) and (2) obtain and renew all Environmental Permits required to conduct its operations or in connection with its properties.

SECTION 6.13 Further Assurances and Post-Closing Covenant.

(1)            Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Borrower, promptly upon reasonable request from time to time by the Administrative Agent or the Collateral Agent (acting at the Direction of the Required Lenders) or as may be required by applicable Laws (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent (acting at the Direction of the Required Lenders) may reasonable request from time to time in order to carry out more effectively the purposes of the Collateral Documents and to satisfy the Collateral and Guarantee Requirement.

(2)            As promptly as practicable, and in any event no later than the deadlines with respect thereto or such later date as the Administrative Agent (acting at the Direction of the Required Lenders) reasonably agrees to in writing, deliver the documents or take the actions specified in Schedule 6.13(2).

SECTION 6.14 Use of Proceeds. The proceeds of (a) the First Out Term Loans funded on the Closing Date will be used for working capital and other general corporate purposes (including without limitation, vendor payables and greenfield capital expenditures), and to pay transaction fees and expenses (including the Transaction Expenses), and (b) any Revolving Loans will be used to backstop or cash collateralize letters of credit, for working capital and general corporate purposes and for any other purpose not prohibited by the Loan Documents.

SECTION 6.15 Maintenance of Ratings. Use commercially reasonable efforts to obtain within forty-five (45) days after the Closing Date and thereafter maintain (1) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrower, and (2) a public rating (but not any specific rating) in respect of the First Out Term Loans and Second Out Term Loans from each of S&P and Moody’s.

SECTION 6.16 Transactions with Affiliates.

(a)            Not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1.0 million, unless (A) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained at such time in a comparable transaction by the Borrower or such Subsidiary with a Person other than an Affiliate of the Borrower on an arm’s-length basis or, if in the good faith judgment of the Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or such Subsidiary from a financial point of view, and (B) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions requiring aggregate payments or consideration in excess of $1.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (A) above.

(b)            The foregoing restriction will not apply to the following:

(1)            (a) transactions between or among the Borrower and one or more Subsidiaries or between or among Subsidiaries or, in any case, any entity that becomes a Subsidiary as a result of such transaction and (b) any merger, consolidation or amalgamation of the Borrower and any Parent Company; provided that such merger, consolidation or amalgamation of the Borrower is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(2)            (a) Restricted Payments permitted by Section 7.05 (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition, but excluding any Restricted Payment permitted by Section 7.05(b)(14)(g)), (b) any Permitted Investment(s) or any acquisition otherwise permitted hereunder and (c) Indebtedness permitted by Section 7.02;

(3)            [reserved],

(4)            [reserved],

(5)            payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business and consistent with industry practice,

(6)            any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Subsidiary or any Parent Company and

(7)            any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Subsidiary or any Parent Company;

(8)            the payment of fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided to, or on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any Parent Company or any Subsidiary;

(9)            transactions in which the Borrower or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with a Person that is not an Affiliate of the Borrower on an arm’s-length basis;

(10)            the existence of, or the performance by the Borrower or any Subsidiary of its obligations under the terms of, any agreement as in effect as of the Closing Date, which agreement is identified on Schedule 6.16 and a copy of which agreement was made available to the Lenders for review at least three (3) Business Days prior to the Closing Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders, when taken as a whole, as compared to the applicable agreement as in effect on the Closing Date);

(11)            the existence of, or the performance by the Borrower or any Subsidiary of its obligations under the terms of, any equity holders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, which agreement is identified on Schedule 6.16 and a copy of which agreement was made available to the Lenders for review at least three (3) Business Days prior to the Closing Date, and any amendment thereto and similar agreements or arrangements that it may enter into thereafter; provided that such amendment or similar agreement or arrangement (i) does not pertain to compensation of employees, directors, officers or other compensation, (ii) is made available to the Lenders for review at least three (3) Business Days before it is entered into and (iii) is certified by an Independent Financial Advisor to be on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained at such time in a comparable transaction by the Borrower or such Subsidiary with a Person other than an Affiliate of the Borrower on an arm’s-length basis;

(12)            the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(13)            transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and consistent with industry practice and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(14)            the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Borrower;

(15)            [reserved];

(16)            payments by the Borrower or any Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors in good faith;

(17)            payments with respect to Indebtedness, Disqualified Stock and other Equity Interests (and cancellation of any thereof) of the Borrower, any Parent Company and any Subsidiary and Preferred Stock (and cancellation of any thereof) of any Subsidiary to any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Borrower, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement that are, in each case, approved by the Borrower in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) that are, in each case, approved by the Borrower in good faith;

(18)            (a) investments by Affiliates in securities or Indebtedness of the Borrower or any Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Borrower or such Subsidiary generally to other investors on the same or more favorable terms and (b) payments to Affiliates in respect of securities or Indebtedness of the Borrower or any Subsidiary contemplated in the foregoing subclause (a) or that were acquired from Persons other than the Borrower and the Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;

(19)            [reserved];

(20)            payments by the Borrower (and any Parent Company) and its Subsidiaries pursuant to tax sharing agreements among the Borrower (and any Parent Company) and its Subsidiaries; provided that in each case the amount of such payments by the Borrower and its Subsidiaries are permitted under Section 7.05(b)(14);

(21)            any lease entered into between the Borrower or any Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, and any transaction(s) pursuant to that lease, which lease is (i) approved by the Board of Directors or senior management of the Borrower in good faith and (ii) on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained at such time in a comparable transaction by the Borrower or such Subsidiary with a Person other than an Affiliate of the Borrower on an arm’s-length basis;

(22)            intellectual property licenses in the ordinary course of business and consistent with industry practice;

(23)            the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Borrower or any Parent Company pursuant to any equity holders agreement or registration rights agreement entered into on or after the Closing Date;

(24)            transactions permitted by, and complying with, Section 7.03 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of the Borrower or any Parent Company, (b) forming a holding company or (c) reincorporating the Borrower in a new jurisdiction;

(25)            transactions undertaken in good faith (as determined by the Board of Directors or certified by senior management of the Borrower in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing Articles VI and VII of this Agreement; so long as such transactions, when taken as a whole, do not result in a material adverse effect on the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, when taken as a whole, in each case, as determined in good faith by the Board of Directors or certified by senior management of the Borrower in an Officer’s Certificate;

(26)            (a) transactions with a Person that is an Affiliate of the Borrower solely because the Borrower or any Subsidiary owns Equity Interests in such Person on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained at such time in a comparable transaction by the Borrower or such Subsidiary with a Person other than an Affiliate of the Borrower on an arm’s-length basis and (b) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Borrower, any Subsidiary or any Parent Company;

(27)            any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Borrower or a Parent Company;

(28)            the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower;

(29)            investments by any Permitted Holder or Parent Company in securities or Indebtedness of the Borrower or any Guarantor;

(30)            payments in respect of (a) the Obligations (or any Credit Agreement Refinancing Indebtedness) or (b) other Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Subsidiaries held by Affiliates; provided that (i) such Obligations were acquired by an Affiliate of the Borrower in compliance herewith and (ii) the terms of such payments have not changed in any material respect since such acquisition; and

(31)            transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium.

SECTION 6.17 Change in Nature of Business. Not engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Subsidiaries on the Closing Date or any business(es) or any other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by the Borrower and the Subsidiaries on the Closing Date.

SECTION 6.18 Holdings. Holdings shall not engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event:

(i)            its ownership of the Equity Interests of the Borrower and its other Subsidiaries, including receipt and payment of Restricted Payments and other amounts in respect of Equity Interests,

(ii)            the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance) and other activities incidental to being a public reporting company,

(iii)            the performance of its obligations with respect to the Transactions, the Loan Documents, and any other documents governing Indebtedness permitted hereby,

(iv)            any public offering of its common equity or any other issuance, registration or sale of its Equity Interests,

(v)            financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Borrower and its other Subsidiaries,

(vi)            if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries,

(vii)            holding any cash or property (but not operate any property),

(viii)            providing indemnification to officers and directors,

(ix)            merging, amalgamating or consolidating with or into any Person (in compliance with Section 7.03), (x) repurchases of Indebtedness through open market purchases and Dutch auctions,

(x)            activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and the Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments,

(xi)            any transaction with the Borrower and/or any Subsidiary to the extent expressly permitted under Article 7,

(xii)            activities and contractual rights and obligations incidental to any equity compensation plan, and

(xiii)            any activities incidental or reasonably related to the foregoing.

Article VII

Negative Covenants

So long as the Termination Conditions are not satisfied:

SECTION 7.01 Liens. The Borrower shall not, nor shall the Borrower permit any Subsidiary to, directly or indirectly, create, incur or assume any Lien (except any Permitted Lien(s)) that secures obligations under any Indebtedness or any related guarantee of Indebtedness on any asset or property of the Borrower or any Subsidiary, or any income or profits therefrom.

The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

For purposes of determining compliance with this Section 7.01, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in the definition thereof, but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Borrower will, in its sole discretion, be entitled to classify (but not reclassify or reallocate), in whole or in part, any such Lien (or any portion thereof) among one or more of such categories or clauses in any manner; provided, that once the Borrower has relied on any such clause for such amount, any available capacity shall be permanently reduced by such amount and such capacity may not be reused.

SECTION 7.02 Indebtedness.

(a)            The Borrower shall not, nor shall the Borrower permit any Subsidiary to, directly or indirectly:

(i)            create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), or

(ii)            issue any shares of Disqualified Stock or permit any Subsidiary to issue any shares of Disqualified Stock or Preferred Stock.

(b)            The provisions of Section 7.02(a) will not apply to:

(1)            Indebtedness under the Loan Documents (including Incremental Term Loans); provided that the aggregate amount of Revolving Loans, together with the aggregate amount of “Revolving Loans” (as defined in the Existing Credit Agreement as in effect on the date hereof (after giving effect to the Existing Credit Agreement Amendment)), shall not exceed $250.0 million (less (x) the amount of any reduction of Revolving Commitments made pursuant to Section 2.06(1)(a) and (y) the amount of any reduction of “Revolving Commitments” (as defined in the Existing Credit Agreement as in effect on the date hereof (after giving effect to the Existing Credit Agreement Amendment)) pursuant to Section 7.05(b)(6));

(2)            “Term Loans” and “Revolving Loans” (each as defined in the Existing Credit Agreement as in effect on the date hereof (after giving effect to the Existing Credit Agreement Amendment)); provided that no new Indebtedness (other than Revolving Loans (as defined therein)) shall be incurred thereunder; provided further, that the aggregate amount of “Revolving Loans” (as defined in the Existing Credit Agreement as in effect on the date hereof (after giving effect to the Existing Credit Agreement Amendment)), together with the aggregate amount of Revolving Loans, shall not exceed $250.0 million (less (x) the amount of any reduction of Revolving Commitments made pursuant to Section 2.06(1)(a) and (y) the amount of any reduction of “Revolving Commitments” (as defined in the Existing Credit Agreement as in effect on the date hereof (after giving effect to the Existing Credit Agreement Amendment)) pursuant to Section 7.05(b)(6));

(3)            the incurrence of Indebtedness by the Borrower and any Subsidiary in existence on the Closing Date (excluding Indebtedness described in the preceding clause (1)); provided that any such item of Indebtedness with an aggregate outstanding principal amount on the Closing Date in excess of $1.0 million shall be set forth on Schedule 7.02;

(4)            the incurrence in the ordinary course of business and consistent with past practices of Attributable Indebtedness and Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations) and Disqualified Stock incurred or issued by the Borrower or any Subsidiary and Preferred Stock issued by any Subsidiary, to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, which is incurred or issued concurrently with or within 180 days following such purchase, lease, expansion, construction, installation, replacement, repair or improvement, as applicable, in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts) and all other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued and outstanding under this clause (4), at such time not to exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) $40.0 million;

(5)            Indebtedness incurred by the Borrower or any Subsidiary (a) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business and consistent with past practice or industry practice, including in respect of workers’ compensation claims, bid, indemnity, warranty, release, appeal, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, bid, indemnity, warranty, release, appeal, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or (b) as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons issued or incurred in the ordinary course of business and consistent with past practice or industry practice;

(6)            the incurrence of Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that the aggregate principal amount of such Indebtedness arising from earnouts or similar obligations pursuant to this clause (6) shall not exceed $2.0 million at any time outstanding;

(7)            the incurrence of Indebtedness by the Borrower and owing to a Subsidiary or the issuance of Disqualified Stock of the Borrower to a Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to any Subsidiary) to the extent permitted by Section 7.05; provided that any such Indebtedness is expressly subordinated in right of payment to the Loans to the extent permitted by applicable law and it does not result in adverse tax consequences; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Borrower or another Subsidiary or any pledge of such Indebtedness or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) or issuance of such Disqualified Stock (to the extent such Disqualified Stock is then outstanding) not permitted by this clause (7);

(8)            the incurrence of Indebtedness of a Subsidiary to the Borrower or another Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Subsidiary) to the extent permitted by Section 7.05; provided that any such Indebtedness is expressly subordinated in right of payment to the Guaranty of the Loans of such Guarantor to the extent permitted by applicable law and it does not result in adverse tax consequences; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or any such subsequent transfer of any such Indebtedness (except to the Borrower or a Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9)            the issuance of shares of Preferred Stock or Disqualified Stock of a Subsidiary to the Borrower or a Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Subsidiary) to the extent permitted by Section 7.05; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Borrower or another Subsidiary or any pledge of such Preferred Stock or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an issuance of such shares of Preferred Stock or Disqualified Stock (to the extent such Preferred Stock or Disqualified Stock is then outstanding) not permitted by this clause (9); and provided further that any payment obligations in respect of such Preferred Stock or Disqualified Stock shall be expressly subordinated in right of payment to the Loans;

(10)            the incurrence of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11)            the incurrence of obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, banker’s acceptance facilities and completion guarantees and similar obligations provided by the Borrower or any Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business and consistent with industry practice, including those incurred to secure health, safety and environmental obligations;

(12)            the incurrence of Indebtedness of the Borrower and the incurrence of Indebtedness of any Subsidiary, in each case, in the ordinary course of business and consistent with past practice, in an aggregate principal amount that, when aggregated with the principal of all other Indebtedness then outstanding and incurred pursuant to this clause (12), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness is incurred ) (i) $10.0 million plus, without duplication, (ii) in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness, an amount equal to (x) any accrued and unpaid interest on the Indebtedness being so refinanced, extended, replaced, refunded, renewed or defeased plus (y) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or the extension, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness; provided that the aggregate principal amount of Indebtedness of Persons that are not Loan Parties incurred pursuant to this clause (12) shall not exceed $2.0 million at any time outstanding;

(13)            the incurrence or issuance by the Borrower of Refinancing Indebtedness or the incurrence or issuance by a Subsidiary of Refinancing Indebtedness that serves to Refinance any Indebtedness (including any Designated Revolving Commitments) permitted under Section 7.02(a) and clauses (b)(2) and (3) above, this clause (13) and clauses (14) and (30)(b), or any successive Refinancing Indebtedness with respect to any of the foregoing;

(14)            [reserved];

(15)            the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and consistent with industry practice;

(16)            [reserved];

(17)            (a) the incurrence of any guarantee by the Borrower or a Subsidiary of Indebtedness or other obligations of the Borrower or any Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by the Borrower or such Subsidiary is permitted by this Agreement, or (b) any co-issuance by the Borrower or any Subsidiary of any Indebtedness or other obligations of the Borrower or any Subsidiary so long as the incurrence of such Indebtedness or other obligations by the Borrower or such Subsidiary is permitted by this Agreement;

(18)            the incurrence in an amount not to exceed $5.0 million in any fiscal year of Indebtedness issued by the Borrower or any Subsidiary to future, present or former employees, directors, officers, members of management, consultants and independent contractors thereof, their respective Controlled Investment Affiliates or Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Company to the extent described in Section 7.05(b)(4) in the ordinary course or business and consistent with past practice;

(19)            customer deposits and advance payments received in the ordinary course of business and consistent with industry practice from customers for goods and services purchased in the ordinary course of business and consistent with industry practice;

(20)            the incurrence of (a) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business and consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Subsidiaries and (b) Indebtedness in respect of Cash Management Services, including Cash Management Obligations;

(21)            Indebtedness incurred by a Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business and consistent with industry practice on arm’s-length commercial terms;

(22)            the incurrence of Indebtedness of the Borrower or any Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business and consistent with industry practice;

(23)            [reserved];

(24)            the incurrence of Indebtedness in the ordinary course of business and consistent with past practices by the Borrower or any Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Borrower, any Subsidiaries or any joint venture in the ordinary course of business and consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Cash Management Services; provided, that the aggregate principal amount of such Indebtedness in respect of employee credit programs and related or similar services pursuant to this clause (24) shall not exceed $1.0 million at any time outstanding;

(25)            [reserved];

(26)            guarantees incurred in the ordinary course of business and consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and guarantees required by PUCs or other Governmental Authorities in the ordinary course of business;

(27)            the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof;

(28)            the incurrence of Indebtedness representing deferred compensation to employees of any Parent Company, the Borrower or any Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with the Transactions, any investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement;

(29)            the incurrence of Indebtedness in an aggregate principal amount at any time outstanding not to exceed $10.0 million arising out of any Sale-Leaseback Transaction incurred in the ordinary course of business and consistent with industry practice;

(30)            Credit Agreement Refinancing Indebtedness;

(31)            [reserved]; and

(32)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (31) above;

(c)            For purposes of determining compliance with this Section 7.02:

(1)            in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof), at the time of incurrence thereof, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (32) above or is entitled to be incurred pursuant to Section 7.02(a), the Borrower, in its sole discretion, may classify (but not reclassify or reallocate), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or a portion thereof) in such of the above clauses or under Section 7.02(a) as determined by the Borrower at such time; provided that all Indebtedness incurred hereunder on the Closing Date will, at all times, be treated as incurred on the Closing Date under Section 7.02(b)(1), and may not be reclassified; provided further, that once the Borrower has relied on any such clause for such amount, any available capacity shall be permanently reduced by such amount and such capacity may not be reused;

(2)            the Borrower is entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 7.02(a) and (b), subject to the provisos to the preceding clause (1) of this Section 7.02(c);

(3)            the principal amount of Indebtedness outstanding under any clause of this Section 7.02 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness;

(4)            [reserved]; and

(5)            guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 7.02.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, to refinance Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to clauses (3), (4), (12), (13) and (30) of Section 7.02(b) will be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (I) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (II) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the Dollar equivalent principal amount of Indebtedness or liquidation preference of Disqualified Stock or amount of Preferred Stock denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred or issued (or, in the case of revolving credit debt, the date such Indebtedness was first committed or first incurred (whichever yields the lower Dollar equivalent)); provided that if such Indebtedness, Disqualified Stock or Preferred Stock is issued to Refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (i) the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock (as applicable) being refinanced, extended, replaced, refunded, renewed or defeased plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

The principal amount of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Notwithstanding anything to the contrary herein, any intercompany loans, advances or other Indebtedness owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations hereunder, and no Guarantee by a Loan Party of Indebtedness of a Subsidiary that is not a Loan Party shall be permitted to be secured by a Lien that is pari passu or senior to the Liens securing the Obligations.

For purposes of determining compliance with this Section 7.02, in the event that any Indebtedness meets the criteria of more than one of the categories of Indebtedness described in this Section 7.02, the Borrower shall, in its sole discretion, classify (but not reclassify or reallocate) such Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided, that once the Borrower has relied on any such clause for such amount, any available capacity shall be permanently reduced by such amount and such capacity may not be reused.

SECTION 7.03 Fundamental Changes. The Borrower shall not, nor shall the Borrower permit any Subsidiary to, consolidate, amalgamate or merge with or into or wind up into another Person, or liquidate or dissolve or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transactions), except that:

(1)            Holdings or any Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that

(a)            the Borrower shall be the continuing or surviving Person,

(b)            such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia, and

(c)            in the case of a merger or consolidation of Holdings with and into the Borrower,

(i)            Holdings shall not be an obligor in respect of any Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement,

(ii)            Holdings shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower,

(iii)            no Event of Default exists at such time or after giving effect to such transaction, and

(iv)            after giving effect to such transaction, a direct parent of the Borrower will (A) expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower and (B) pledge 100% of the Equity Interests of the Borrower held by such direct parent to the Administrative Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower;

(2)            (a) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party,

(b)            any Subsidiary may merge or consolidate with or into any other Subsidiary that is a Loan Party; provided that a Loan Party shall be the continuing or surviving Person;

(c)            any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States will be permitted; and

(d)            any Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Subsidiaries and is not materially disadvantageous to the Lenders;

provided that in the case of clause (d), the Person who receives the assets of such dissolving or liquidated Subsidiary that is a Guarantor shall be a Loan Party or such disposition shall otherwise be permitted under Section 7.05 or the definition of “Permitted Investments”;

(3)            any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary;

(4)            so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) the Borrower shall be the continuing or surviving corporation or (b) if the Person formed by or surviving any such merger or consolidation is not the Borrower (or, in connection with a disposition of all or substantially all of the Borrower’s assets, is the transferee of such assets) (any such Person, a “Successor Borrower”):

(i)            the Successor Borrower will:

(A)            be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(B)            expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower and

(C)            deliver to the Administrative Agent (I) an Officer’s Certificate stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Loan Document (as applicable) comply with this Agreement and (II) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent (acting at the Direction of the Required Lenders);

(ii)            substantially contemporaneously with such transaction (or at a later date as agreed by the Administrative Agent) (acting at the Direction of the Required Lenders),

(A)            each Guarantor, unless it is the other party to such merger or consolidation, will by a supplement to the Guaranty (or in another form reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower) reaffirm its Guaranty of the Obligations (including the Successor Borrower’s obligations under this Agreement),

(B)each Loan Party, unless it is the other party to such merger or consolidation, will, by a supplement to the Security Agreement (or in another form reasonably satisfactory to the Administrative Agent), confirm its grant or pledge thereunder,

(C)            if reasonably requested by the Administrative Agent (acting at the Direction of the Required Lenders), each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, will, by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent and the Borrower), confirm that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement;

(iii)            [reserved]; and

(iv)            to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least two (2) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulations;

provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(5)            so long as no Event of Default has occurred and is continuing or would result therefrom, Holdings may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) Holdings will be the continuing or surviving Person or (b) if:

(i)            the Person formed by or surviving any such merger or consolidation is not Holdings,

(ii)            Holdings is not the Person into which the applicable Person has been liquidated or

(iii)            in connection with a disposition of all or substantially all of Holding’s assets, the Person that is the transferee of such assets is not Holdings (any such Person described in the preceding clauses (i) through (iii), a “Successor Holdings”), then the Successor Holdings will:

(A)            be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(B)            expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower (acting at the Direction of the Required Lenders),

(C)            pledge 100% of the Equity Interests of the Borrower held by such Successor Holdings to the Administrative Agent as Collateral to secure the Obligations in accordance with the Security Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower,

(D)            if requested by the Administrative Agent, deliver, or cause the Borrower to deliver, to the Administrative Agent (I) an Officer’s Certificate stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Collateral Document (as applicable) comply with this Agreement and (II) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent (acting at the Direction of the Required Lenders); and

(iv)            to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least two (2) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulations;

provided further that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement;

(6)            any Subsidiary may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person in order to effect a Permitted Investment or other investment permitted pursuant to Section 7.05; provided that solely in the case of a merger or consolidation involving a Loan Party, no Event of Default exists or would result therefrom; provided further that the continuing or surviving Person will be (a) the Borrower or (b) a Subsidiary, in each case, which together with each of its Subsidiaries, will have complied with the applicable requirements of Section 6.11;

(7)            a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 7.04 or a disposition that does not constitute any Asset Sale (other than a transaction described in clause (b) of the definition of Asset Sale);

(8)            the Borrower, Holdings and any Subsidiary may (a) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of a jurisdiction in the United States and (b) change its name; and

(9)            the Loan Parties and the Subsidiaries may consummate the Transactions.

SECTION 7.04 Asset Sales. The Borrower shall not, nor shall the Borrower permit any Subsidiary to, consummate any Asset Sale unless:

(1)            the Borrower or such Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise in connection with such Asset Sale) at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of, and

(2)            with respect to any Asset Sale pursuant to this Section 7.04 for a purchase price in excess of $500,000, at least 90.0% of the consideration for such Asset Sale received by the Borrower or a Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this clause (2):

(a)            [reserved];

(b)            [reserved];

(c)            any Designated Non-Cash Consideration received by the Borrower or any Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $1.0 million for Asset Sales consummated in any fiscal year, with the fair market value of each item of Designated Non-Cash Consideration being measured, at the Borrower’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to any subsequent change(s) in value; or

(d)            Indebtedness of any Subsidiary that ceases to be a Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Borrower or a Subsidiary), to the extent that the Borrower and each other Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale.

Notwithstanding the foregoing, the following Asset Sales shall be permitted, subject to the application of Net Proceeds received or realized therefrom pursuant to Section 2.05:

(A)            Subject to Section 7.04(2), the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted hereunder, which assets are not used or useful in the principal business of the Borrower and its Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted hereunder; and

(B)            the sales of property or assets for an aggregate fair market value since the date of this Agreement not to exceed $5.0 million for all such sales.

To the extent any Collateral is disposed of as expressly permitted by this Section 7.04 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such disposition is permitted by this Agreement, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

For purposes of determining compliance with this Section 7.04, in the event that any Asset Sale meets the criteria of more than one of the categories of Asset Sales described in this Section 7.04, the Borrower shall, in its sole discretion, classify (but not reclassify or reallocate) such Asset Sale (or any portion thereof) and will only be required to include the amount and type of such Asset Sale in one or more of the above clauses; provided, that once the Borrower has relied on any such clause for such amount, any available capacity shall be permanently reduced by such amount and such capacity may not be reused.

SECTION 7.05 Restricted Payments.

(a)            The Borrower shall not, nor shall the Borrower permit any Subsidiary to, directly or indirectly:

(A)            declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Subsidiary’s Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(i)            dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or a Parent Company or in options, warrants or other rights to purchase such Equity Interests; or

(ii)            dividends, payments or distributions by a Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a wholly owned Subsidiary, the Borrower or a Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;

(B)            purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any Parent Company, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Borrower or a Subsidiary;

(C)            make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Subordinated Indebtedness, or reduce (or cause or otherwise permit to be reduced) the amount of any Revolving Commitments (as defined in the Existing Credit Agreement as in effect on the date hereof (after giving effect to the Existing Credit Agreement Amendment)) or any other commitments in respect of Subordinated Indebtedness, other than:

(i)            Indebtedness permitted under clauses (7), (8) and (9) of Section 7.02(b); or

(ii)            the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or

(D)            make any Restricted Investment;

(all such payments and other actions set forth in clauses (A) through (D) above being collectively referred to as “Restricted Payments”).

(b)            The provisions of Section 7.05(a) will not prohibit:

(1)            the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Section 7.05;

(2)            (a) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (i) any Equity Interests of the Borrower, any Subsidiary or any Parent Company, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or (ii) after the Discharge of First Out Term Loans, Subordinated Indebtedness, in each case, made (x) in exchange for, or out of the proceeds of, a sale or issuance (other than to a Subsidiary) of Equity Interests of the Borrower or any Parent Company (in the case of proceeds, to the extent any such proceeds therefrom are contributed to the Borrower) (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (y) within 120 days of such sale or issuance,

(b)            the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Subsidiary or to an employee stock ownership plan or any trust established by the Borrower or any Subsidiary) of Refunding Capital Stock made within 120 days of such sale or issuance, and

(c)            [Reserved];

(3)            the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of:

(a)            after the Discharge of First Out Term Loans, Subordinated Indebtedness of the Borrower or a Guarantor made (i) by exchange for, or out of the proceeds of the sale, issuance or incurrence of, new Subordinated Indebtedness of the Borrower or a Guarantor or Disqualified Stock of the Borrower or a Guarantor otherwise permitted hereunder and (ii) within 120 days of such sale, issuance or incurrence,

(b)            Disqualified Stock of the Borrower or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of Disqualified Stock or Subordinated Indebtedness of the Borrower or a Guarantor otherwise permitted hereunder, made within 120 days of such sale, issuance or incurrence, and

(c)            Disqualified Stock of a Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the sale or issuance of, Disqualified Stock of a Subsidiary that is not a Guarantor, made within 120 days of such sale or issuance, that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 7.02;

(4)            so long as no Event of Default has occurred and is continuing, a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) (including related stock appreciation rights or similar securities) of the Borrower or any Parent Company held by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any Parent Company in connection with any such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Borrower, any of its Subsidiaries or any Parent Company in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause (4) does not exceed $5.0 million in any fiscal year;

(5)            the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any Subsidiary or any class or series of Preferred Stock of any Subsidiary issued in accordance with Section 7.02;

(6)            the Borrower may (i) reduce (or cause or otherwise permit to be reduced) any Revolving Commitments (as defined in the Existing Credit Agreement as in effect on the date hereof (after giving effect to the Existing Credit Agreement Amendment)) in an aggregate amount of such reductions that, together with the amount of any reduction of Revolving Commitments made pursuant to Section 2.06(1)(a), does not exceed $37.5 million in the aggregate, and (ii) in connection with any such commitment reduction, repay Revolving Loans (as defined in the Existing Credit Agreement as in effect on the date hereof (after giving effect to the Existing Credit Agreement Amendment)) in an aggregate amount not to exceed an amount sufficient that such commitment reduction does not result in an overadvance under the Revolving Facility (as defined in the Existing Credit Agreement as in effect on the date hereof (after giving effect to the Existing Credit Agreement Amendment));

(7)            (a) payments made or expected to be made by the Borrower or any Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Borrower, any Subsidiary or any Parent Company,

(b)            any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes, and

(c)            loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Subsidiary or any Parent Company in connection with such Person’s purchase of Equity Interests of the Borrower or any Parent Company; provided that no cash is actually advanced pursuant to this clause (c) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(8)            exchanges of “Term Loans” or “Revolving Loans” (each as defined in the Existing Credit Agreement as in effect on the date hereof (after giving effect to the Existing Credit Agreement Amendment)) for Loans hereunder as permitted pursuant to Section 2.16;

(9)            on or after the First Amendment Effective Date, the Borrower may prepay or repay the entire principal amount of Term Loans (as defined in the Existing Credit Agreement (as amended by the Existing Credit Agreement Amendment) outstanding immediately prior to the First Amendment Effective Date, together with all accrued and unpaid interest or other fees thereon;

(10)            [reserved];

(11)            [reserved];

(12)            [reserved];

(13)            [reserved];

(14)            the declaration and payment of dividends or distributions by the Borrower or any Subsidiary to, or the making of loans or advances to, the Borrower or any Parent Company in the ordinary course of business in amounts not to exceed $1.0 million in any fiscal year required for any Parent Company to pay in each case without duplication:

(a)            franchise, excise and similar taxes, and other fees and expenses, required, in each case, to maintain their corporate or other legal existence;

(b)            [reserved];

(c)            [reserved];

(d)            salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management, consultants and independent contractors of any Parent Company, and any payroll, social security or similar taxes thereof;

(e)            general corporate or other operating, administrative, compliance and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any Parent Company; and

(f)            fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of a Parent Company (whether or not consummated);

(15)            for any taxable period (or portion thereof) for which the Borrower or any of its Subsidiaries are members of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state or local income tax purposes of which a Parent Company is the common parent (a “Tax Group”), to pay the portion of any U.S. federal, foreign, state or local income Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the taxable income of the Borrower and /or the applicable Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Borrower and the applicable Subsidiaries, as applicable, would have been required to pay in respect of such taxable income as stand-alone taxpayers or a stand-alone Tax Group, taking into account any net operating losses or other attributes of the Borrower and such Subsidiaries, less any amounts paid directly by the Borrower and such Subsidiaries with respect to such taxes;

(16)            cash payments, or loans, advances, dividends or distributions to any Parent Company to make payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower, any Subsidiary or any Parent Company;

(17)            [reserved];

(18)            [reserved];

(19)            payments and distributions to dissenting stockholders of Subsidiaries pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of any Subsidiary that complies with the terms of this Agreement or any other transaction that complies with the terms of this Agreement;

(20)            the payment of dividends, other distributions and other amounts by the Borrower to, or the making of loans to, any Parent Company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any Parent Company, if applicable, to pay interest or principal (including AHYDO Payments) on Indebtedness, the proceeds of which have been permanently contributed to the Borrower or any Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any Subsidiary incurred in accordance with this Agreement; provided that the aggregate amount of such dividends, distributions, loans and other amounts shall not exceed the amount of cash actually contributed to the Borrower for the incurrence of such Indebtedness;

(21)            [reserved];

(22)            [reserved]; and

(23)            the refinancing of any Subordinated Indebtedness with the Net Proceeds of, or in exchange for, any Refinancing Indebtedness.

For purposes of clauses (7) and (14) above, taxes will include all interest and penalties with respect thereto and all additions thereto.

(c)            For purposes of determining compliance with this Section 7.05, in the event that any Restricted Payment or Investment (or any portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 7.05(a), clauses (1) through (23) of Section 7.05(b) or one or more of the clauses contained in the definition of “Permitted Investments,” the Borrower will be entitled to classify (but not reclassify or reallocate), in whole or in part, in its sole discretion, such Restricted Payment or Investment (or any portion thereof) among Section 7.05(a), such clauses (1) through (23) of Section 7.05(b) or one or more clauses contained in the definition of “Permitted Investments,” in any manner; provided, that once the Borrower has relied on any such clause for such amount, any available capacity shall be permanently reduced by such amount and such capacity may not be reused.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date the Restricted Payment is made, or at the Borrower’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Borrower or any Subsidiary, as the case may be, pursuant to the Restricted Payment.

For the avoidance of doubt, this Section 7.05 will not restrict the making of any AHYDO Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any Subsidiary permitted to be incurred under this Agreement.

SECTION 7.06 Burdensome Agreements.

(a)            The Borrower shall not, nor shall the Borrower permit any Subsidiary that is not a Guarantor (or, solely in the case of clause (4), that is a Subsidiary Guarantor) to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction (other than this Agreement or any other Loan Document) on the ability of any Subsidiary that is not a Guarantor (or, solely in the case of clause (4), that is a Subsidiary Guarantor) to:

(1)            (a) pay dividends or make any other distributions to the Borrower or any Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)            pay any Indebtedness owed to the Borrower or to any Subsidiary that is a Guarantor;

(2)            make loans or advances to the Borrower or to any Subsidiary that is a Guarantor;

(3)            sell, lease or transfer any of its properties or assets to the Borrower or to any Subsidiary that is a Guarantor; or

(4)            with respect to the Borrower or any Subsidiary Guarantor, (a) Guaranty the Obligations or (b) create, incur or cause to exist or become effective Liens on property of such Person for the benefit of the Lenders with respect to the Obligations under the Loan Documents to the extent such Lien is required to be given to the Secured Parties pursuant to the Loan Documents;

provided that any dividend or liquidation priority between or among classes or series of Capital Stock, and the subordination of any obligation (including the application of any remedy bars thereto) to any other obligation will not be deemed to constitute such an encumbrance or restriction.

(b)            Section 7.06(a) will not apply to any encumbrances or restrictions existing under or by reason of:

(a)            encumbrances or restrictions in effect on the Closing Date, including pursuant to the Loan Documents and any Hedge Agreements, Hedging Obligations and the related documentation;

(b)            Purchase Money Obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clauses (3) and 4(b) above on the property so acquired;

(c)            applicable Law or any applicable rule, regulation or order;

(d)            any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into the Borrower or any Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Borrower or any Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries or the property or assets so acquired or designated;

(e)            contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(f)            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and consistent with industry practice or arising in connection with any Liens permitted by Section 7.01;

(g)            provisions in agreements governing Indebtedness, Disqualified Stock or Preferred Stock of Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Closing Date pursuant to Section 7.02;

(h)            provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members or entered into in the ordinary course of business;

(i)            customary provisions contained in leases, sub-leases, licenses, sub-licenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements;

(j)            [reserved];

(k)            restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Subsidiary is a party entered into in the ordinary course of business and consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Subsidiary or the assets or property of another Subsidiary;

(l)            customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary;

(m)          customary provisions restricting assignment of any agreement; 158

(n)            restrictions arising in connection with cash or other deposits permitted under Section 7.01;

(o)            any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 7.02 entered into after the Closing Date that contains encumbrances and restrictions that either (i) are no more restrictive in any material respect, taken as a whole, with respect to the Borrower or any Subsidiary than (A) the restrictions contained in the Loan Documents or (B) those encumbrances and other restrictions that are in effect on the Closing Date with respect to the Borrower or that Subsidiary pursuant to agreements in effect on the Closing Date, (ii) are not materially more disadvantageous, taken as a whole, to the Lenders than is customary in comparable financings for similarly situated issuers or (iii) will not materially impair the Borrower’s ability to make payments on the Obligations when due, in each case in the good faith judgment of the Borrower;

(p)            (i) under terms of Indebtedness and Liens in respect of Indebtedness permitted to be incurred pursuant to Section 7.02(b)(4) and any permitted refinancing in respect of the foregoing and (ii) agreements entered into in connection with any Sale-Leaseback Transaction entered into in the ordinary course of business and consistent with industry practice;

(q)            customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.06;

(r)            [reserved];

(s)            any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(t)            any encumbrance or restriction existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(u)            applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued pursuant to Section 7.02 is incurred; and

(v)            any restriction on the transfer or pledge of assets contained in any Cable Franchise Agreement, in any License, authorization or certificate or otherwise imposed by the Communications Laws, State Telecommunications Laws, or other Governmental Authorization or comparable state or local legislation, regulations or ordinances or otherwise imposed by Law.

SECTION 7.07 Accounting Changes. The Borrower shall not, nor shall the Borrower permit any Subsidiary to, make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.08 Modification of Terms of Subordinated Indebtedness. The Borrower shall not, nor shall the Borrower permit any Subsidiary to, amend, modify or change in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Borrower, any term or condition of (a) any Subordinated Indebtedness having an aggregate outstanding principal amount greater than the Threshold Amount (other than as a result of any Refinancing Indebtedness in respect thereof) or (b) the Intercompany Note, in each case without the consent of the Administrative Agent (acting at the Direction of the Required Lenders) (which consent shall not be unreasonably withheld or delayed); provided, however, that no amendment, modification or change of any term or condition of any Subordinated Indebtedness permitted by any subordination provisions set forth in the applicable Subordinated Indebtedness or any other stand-alone subordination agreement in respect thereof shall be deemed to be materially adverse to the interests of the Lenders.

SECTION 7.09 Financial Covenant. The Borrower and each of the Subsidiaries covenant and agree that:

(1)            If on the last day of any Test Period (commencing with the fiscal quarter ending December 31, 2024) there are outstanding Revolving Loans and Letters of Credit (excluding (a) undrawn Letters of Credit in an amount not to exceed $20.0 million and (b) Letters of Credit to the extent Cash Collateralized or backstopped (whether drawn or undrawn) on terms reasonably acceptable to the applicable Issuing Bank) in an aggregate principal amount exceeding 35% of the aggregate principal amount of all Revolving Commitments under all outstanding Revolving Facilities, it shall not permit the Secured Net Leverage Ratio as of the last day of such Test Period to be greater than the ratio set forth in the following table for such Test Period (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(1) and Section 6.01(2) for such Test Period) (the “Financial Covenant”):

Test Period for the four Fiscal Quarters Ending	Maximum Secured Net Leverage Ratio
December 31, 2024	4.6 to 1.00
March 31, 2025	4.7 to 1.00
June 30, 2025	4.8 to 1.00
September 30, 2025	5.1 to 1.00
December 31, 2025	5.3 to 1.00
March 31, 2026	5.3 to 1.00
June 30, 2026	5.4 to 1.00
September 30, 2026	5.6 to 1.00
December 31, 2026	5.6 to 1.00
March 31, 2027	5.6 to 1.00
June 30, 2027	5.6 to 1.00
September 30, 2027	5.6 to 1.00
December 31, 2027	5.6 to 1.00
March 31, 2028	5.6 to 1.00
June 30, 2028	5.6 to 1.00

(2)            The provisions of this Section 7.09 are for the benefit of the Revolving Lenders only and the Required Facility Lenders in respect of the Revolving Facility may amend, waive or otherwise modify this Section 7.09 or the defined terms used in this Section 7.09 (solely in respect of the use of such defined terms in this Section 7.09) or waive any Default or Event of Default resulting from a breach of this Section 7.09 without the consent of any Lenders other than the Required Facility Lenders in respect of the Revolving Facility.

SECTION 7.10 Voting Threshold Influences. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, enter into any transaction, agreement, waiver, amendment or modification to this Agreement or any Loan Document that authorizes additional Indebtedness for the primary purpose of influencing voting thresholds unless consented to by each Lender directly and adversely affected thereby.

SECTION 7.11 Material Property.

(a)            The Borrower shall not, nor shall it permit any Subsidiary to sell, transfer or otherwise dispose of any Material Property (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise) to any Person that is either (x) a Subsidiary that is not a Loan Party or (y) an Affiliate of the Borrower (other than a Subsidiary), other than the grant of a non-exclusive license of intellectual property to any Subsidiary in the ordinary course of business for a bona fide business purpose.

(b)            No Person that is either (x) a Subsidiary that is not a Loan Party or (y) an Affiliate of the Borrower (other than a Subsidiary) shall own or hold an exclusive license to any Material Property.

SECTION 7.12 Maintenance of Revolving Commitments. The Borrower shall not permit the sum of (a) Revolving Commitments in effect hereunder plus (b) Revolving Commitments (as defined in the Existing Credit Agreement) under the Existing Credit Agreement to be less than $212.5 million.

Article VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Each of the events referred to in clauses (1) through (11) of this Section 8.01 shall constitute an “Event of Default”:

(1)            Non-Payment. The Borrower fails to pay (a) when and as required to be paid herein, any amount of principal of any Loan or (b) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(2)            Specific Covenants. The Borrower, any Subsidiary Guarantor or Holdings fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(1), 6.05(1) (solely with respect to the Borrower and Holdings, other than in a transaction permitted under Section 7.03 or 7.04), Section 6.16 or Article VII; provided that the Borrower’s failure to comply with the Financial Covenant or the occurrence of an Event of Default with respect to the Revolving Facility only pursuant to Section 7.09(1) (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term Loans or Term Commitments unless and until the Required Facility Lenders for the Revolving Facilities have actually terminated the Revolving Commitments and declared all Obligations with respect to the Revolving Facility to be immediately due and payable pursuant to Section 8.02 as a result of such failure to comply (and such declaration has not been rescinded as of the applicable date) (the occurrence of such termination and declaration by the Required Facility Lenders for the Revolving Facilities, a “Financial Covenant Cross Default”); provided further that any Financial Covenant Event of Default is subject to cure pursuant to Section 8.04; or

(3)            Other Defaults. The Borrower, any Subsidiary Guarantor or, in the case of Sections 6.11 6.13 and 6.18, Holdings, fails to perform or observe any other covenant or agreement (not specified in Section 8.01(1) or (2) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(4)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(5)            Cross-Default. Holdings, the Borrower or any Subsidiary (a) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder and under the Existing Credit Agreement (as amended by the Existing Credit Agreement Amendment and as may be further amended, supplemented or modified from time to time)) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (b) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of such Hedging Obligations and not as a result of any default thereunder by Holdings, the Borrower or any Subsidiary), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all of such Indebtedness to be made, prior to its stated maturity; provided that (A) such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02 and (B) this clause (5)(b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(6)            Insolvency Proceedings, etc. Holdings, the Borrower, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(7)            Judgments. There is entered against Holdings, the Borrower, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, a final non-appealable judgment and order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid or covered by insurance or indemnities as to which the insurer or indemnity has been notified of such judgment or order and the applicable insurance company or indemnity has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(8)            ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan, (b) the Borrower or any Subsidiary Guarantor or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan, or (c) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable Law or plan terms occurs, except, with respect to each of the foregoing clauses of this Section 8.01(8), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or

(9)            Invalidity of Loan Documents. Any material provision of the Loan Documents, taken as a whole, at any time after its execution and delivery and for any reason (other than (a) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04), (b) as a result of acts or omissions by an Agent or any Lender or (c) due to the satisfaction in full of the Termination Conditions) ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of the Loan Documents, taken as a whole (other than as a result of the satisfaction of the Termination Conditions), or any Loan Party denies in writing that it has any or further liability or obligation under the Loan Documents, taken as a whole (other than (i) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04) or (ii) as a result of the satisfaction of the Termination Conditions), or purports in writing to revoke or rescind the Loan Documents, taken as a whole, prior to the satisfaction of the Termination Conditions; or

(10)            Collateral Documents. Any Collateral Document with respect to a material portion of the Collateral after delivery thereof pursuant to Section 4.01, 6.11, 6.13 or pursuant to the provisions of any Collateral Document for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) ceases to create, or any Lien purported to be created by any Collateral Document with respect to a material portion of the Collateral shall be asserted in writing by any Loan Party (prior to the satisfaction of the Termination Conditions) not to be, a valid and perfected Lien with the priority required by such Collateral Document (or other security purported to be created on the applicable Collateral) on, and security interest in, any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of Collateral actually delivered to it and pledged under the Collateral Documents, to file Uniform Commercial Code amendments relating to a Loan Party’s change of name or jurisdiction of formation (solely to the extent that the Borrower provides the Collateral Agent written notice thereof in accordance with the Security Agreement, and the Collateral Agent and the Borrower have agreed that the Collateral Agent will be responsible for filing such amendments) or continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(11)            Change of Control.

(i)            Solely with respect to the Revolving Facility, there occurs any Change of Control that is not a Permitted Revolver Change of Control; provided that the occurrence of a Change of Control that is not a Permitted Revolver Change of Control shall not constitute an Event of Default (unless such Permitted Revolver Change of Control is also a Permitted Term Loan Change of Control) with respect to any Term Loans or Term Commitments unless and until the Required Facility Lenders for the Revolving Facilities have actually terminated the Revolving Commitments and declared all Obligations with respect to the Revolving Facility to be immediately due and payable pursuant to Section 8.02 as a result of such failure to comply (and such declaration has not been rescinded as of the applicable date) (the occurrence of such termination and declaration by the Required Facility Lenders for the Revolving Facilities, a “Change of Control Cross Default”);

(ii)            There occurs any Change of Control that is not a Permitted Term Loan Change of Control.

SECTION 8.02 Remedies upon Event of Default. Subject to Section 8.04, if any Event of Default occurs and is continuing, the Administrative Agent may with the consent of the Required Lenders and shall, at the request of the Required Lenders, take any or all of the following actions:

(1)            declare the Commitments of each Lender and any obligation of the Issuing Banks to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation will be terminated;

(2)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, the applicable Prepayment Premium, and all other amounts owing or payable under any Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(3)            require that the Borrower Cash Collateralize the then outstanding Letters of Credit (in an amount equal to the then Outstanding Amount thereof); and

(4)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that (a) upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), the Commitments of each Lender and any obligation of the Issuing Banks to issue Letters of Credit, will automatically terminate, the unpaid principal amount of all outstanding Loans and all interest, Prepayment Premium and other amounts as aforesaid will automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Letters of Credit as aforesaid will automatically become effective, in each case without further act of the Administrative Agent or any Lender and (b) notwithstanding anything to the contrary, if the only Event of Default then having occurred and continuing is pursuant to a Financial Covenant Event of Default, then, unless a Financial Covenant Cross Default has occurred and is continuing or a Change of Control Cross Default has occurred and is continuing, the Administrative Agent shall only take the actions set forth in this Section 8.02 at the request (or with the consent) of the Required Facility Lenders under the Revolving Facilities (as opposed to the Required Lenders) and only with respect to the Revolving Commitments, Revolving Loans, Letters of Credit and Obligations under the Revolving Facilities.

Notwithstanding anything to the contrary contained herein or in the other Loan Documents (but without limiting the obligations of the Loan Parties hereunder or thereunder), neither the Administrative Agent, Collateral Agent nor any Lender shall take any action pursuant hereto with respect to the Collateral that would constitute or result in any assignment of the Governmental Authorizations issued by the FCC, PUCs, or cable franchising authorities or transfer of control of Holdings, the Borrower or any of its Subsidiaries if such assignment or transfer of control would require, under then existing Communications Laws, State Telecommunications Laws or Cable Franchise Agreements, the prior approval of the FCC, any PUC or any cable franchising authority, without first obtaining such approval of the FCC, PUC or such cable franchising authority, as applicable; provided that, for the avoidance of doubt, the actions described in clauses (1), (2) and (3) of the first paragraph of this Section 8.02 shall not be subject to the limitations described in this sentence. For the avoidance of doubt, once such an assignment or transfer of control is consummated, the acquiring party in that transaction shall notify the FCC, PUC or cable franchising authority, as applicable, of the consummation of the assignment or transaction of control (to the extent required to do so).

Subject to the terms and conditions herein, after the occurrence and during the continuance of any Event of Default, the Borrower agrees to use commercially reasonable efforts to assist in obtaining any consent, approval or authorization of the FCC, PUCs and any other Governmental Authority that is then required under the Communications Laws, State Telecommunications Laws, or under any other law or Cable Franchise Agreement which the Administrative Agent or Collateral Agent may request in order to obtain and enjoy the full rights and benefits granted to the Administrative Agent and the other Secured Parties by this Agreement, including the execution and delivery of all applications, certificates, instruments and other documents and papers that the Administrative Agent or Collateral Agent reasonably determines may be required to obtain such consent, approval or authorization. Without limiting the foregoing, in the event Holdings, the Borrower or any Subsidiary fails to execute any applications, requests for consent, certificates or other instruments requested by the Administrative Agent or Collateral Agent or required by the Communications Laws, State Telecommunications Laws, or under any other law or Cable Franchise Agreement, or any court of competent jurisdiction in order to effect such transfer or change of control, the clerk of any court that has jurisdiction over this Agreement, to the full extent permitted by applicable Laws, the Administrative Agent or the Collateral Agent may execute and file the same on behalf of any such Person.

Holdings and the Borrower acknowledge that the Governmental Authorizations issued by the FCC, PUCs, or cable franchising authorities are integral to the Secured Parties’ realization of the value of the Collateral, that there is no adequate remedy at law for failure by Holdings, the Borrower or any Subsidiary to comply with the provisions of this Section and that such failure would not be adequately compensable in damages, and therefore agree, without limiting the right of the Secured Parties to seek and obtain specific performance of other obligations of Holdings, the Borrower or any Subsidiary, that the agreements contained in this Section may be specifically enforced.

SECTION 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the first clause (a) of the proviso to Section 8.02), subject to any Intercreditor Agreement then in effect, any amounts received on account of the Obligations will be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the First Out Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, in an amount not to exceed $1,000,000 after the Closing Date, to that portion of the Obligations constituting unpaid principal of the First Out Term Loans and unpaid principal of the Second Out Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), the Obligations under Secured Hedge Agreements and Cash Management Obligations under Secured Cash Management Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the First Out Term Loans and the Obligations under Secured Hedge Agreements, ratably among the First Out Term Loan Lenders and the other Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Second Out Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Second Out Loans, L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit) and Cash Management Obligations under Secured Cash Management Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(3), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above will be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount will be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, will be paid to the Borrower.

Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

SECTION 8.04 Right to Cure.

(1)            Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02, but subject to Sections 8.04(2) and (3), for the purpose of determining whether an Event of Default under the Financial Covenant has occurred, the Borrower may on one or more occasions designate any portion of the Net Proceeds from any Permitted Equity Issuance or of any contribution to the common equity capital of the Borrower (or from any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders)) (the “Cure Amount”) as an increase to Consolidated EBITDA of the Borrower for the applicable fiscal quarter; provided that

(a)            such amounts to be designated are actually received by the Borrower (i) on and after the first Business Day of the applicable fiscal quarter and (ii) on and prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”),

(b)            such amounts to be designated do not exceed the maximum aggregate amount necessary to cure any Event of Default under the Financial Covenant as of such date, and

(c)            the Borrower will have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such Net Proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under the Financial Covenant is less than the full amount of such originally designated amount).

The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter will be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter. The parties hereby acknowledge that this Section 8.04(1) may not be relied on for purposes of calculating any financial ratios other than as applicable to the Financial Covenant (and may not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) and may not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash with respect to the fiscal quarter with respect to which such Cure Amount was received other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence, except with respect to any future fiscal quarters occurring after the fiscal quarter with respect to which such Cure Amount was received to the extent such proceeds are actually applied to prepay Indebtedness under the Facilities. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon designation of the Cure Amount by the Borrower in an amount necessary to cure any Event of Default under the Financial Covenant, the Financial Covenant will be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant and any Event of Default under the Financial Covenant (and any other Default as a result thereof) will be deemed not to have occurred for purposes of the Loan Documents and (B) from and after the date that the Borrower delivers a written notices to the Administrative Agent that it intends to exercise its cure right under this Section 8.04 (a “Notice of Intent to Cure”) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been designated.

(2)            In each period of four consecutive fiscal quarters, there shall be no more than two (2) fiscal quarters in which the cure right set forth in Section 8.04(1) is exercised.

(3)            There shall be no more than five (5) fiscal quarters in which the cure rights set forth in Section 8.04(1) are exercised during the term of the Facilities.

Article IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of the Administrative Agent.

(1)            Each Lender and Issuing Bank hereby irrevocably appoints Wilmington Savings Fund Society, FSB, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.11 and 9.12) are solely for the benefit of the Administrative Agent, the Lenders and each Issuing Bank and the Borrower shall not have rights as a third-party beneficiary of any such provision. The Administrative Agent hereby represents and warrants that it is either (i) a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii) or (ii) a Withholding U.S. Branch.

(2)            The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Hedge Bank or Cash Management Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X with respect to the Administrative Agent (including Sections 10.04 and 10.05, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents). Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02 Rights as a Lender. Any Lender that is also serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Lender (if any) serving as an Agent hereunder in its individual capacity. Any such Person serving as an Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03 Exculpatory Provisions. The Administrative Agent and Collateral Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Without limiting the generality of the foregoing, each Agent (including the Administrative Agent):

(1)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(2)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided further that, for purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to either Agent hereunder (including without limitation this Article IX), phrases such as “satisfactory to the [Administrative Agent] [Collateral Agent],” “approved by the [Administrative Agent] [Collateral Agent],” “acceptable to the [Administrative Agent] [Collateral Agent],” “as determined by the [Administrative Agent] [Collateral Agent],” “in the [Administrative Agent] [Collateral Agent]’s discretion,” “selected by the [Administrative Agent] [Collateral Agent],” “elected by the [Administrative Agent] [Collateral Agent],” “requested by the [Administrative Agent] [Collateral Agent],” and phrases of similar import that authorize and permit such Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to such Agent receiving a Direction of the Required Lenders (or such other number or percentage of the Lenders as expressly required hereunder or under the other Loan Documents) to take such action or to exercise such rights; and

(3)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Persons shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, or an Issuing Bank.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

SECTION 9.04 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings, the Borrower and the Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings, the Borrower and the Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings, the Borrower or any of the Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings, the Borrower or any of the Subsidiaries or the existence or possible existence of any Default or Event of Default.

SECTION 9.05 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

SECTION 9.06 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or issuances of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.07 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Notwithstanding anything to the contrary in this Section 9.07 or Section 9.15, the Administrative Agent shall not delegate to any Supplemental Administrative Agent responsibility for receiving any payments under any Loan Document for the account of any Lender, which payments shall be received directly by the Administrative Agent, without prior written consent of the Borrower (not to unreasonably withheld or delayed).

SECTION 9.08 Indemnification. Whether or not the transactions contemplated hereby are consummated, to the extent the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in proportion to their respective Pro Rata Shares for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent-Related Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided further that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.08 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.09 The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.10 Erroneous Payments.

(a)            If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.10 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.10(a) or on whether or not an Erroneous Payment has been made

(c)            Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)            (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)            Subject to Section 10.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 9.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 9.11 Resignation by the Administrative Agent. The Administrative Agent may resign from the performance of all its respective functions and duties hereunder or under the other Loan Documents at any time by giving 30 Business Days prior written notice to the Lenders and the Borrower. If the Administrative Agent becomes subject to a Lender-Related Distress Event, then the Administrative Agent may be removed as the Administrative Agent at the reasonable request of the Required Lenders. If the Administrative Agent becomes subject to an Agent-Related Distress Event, then the Borrower may remove the Administrative Agent from such role upon 15 days’ prior written notice to the Lenders. Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent as provided below.

Notwithstanding anything to the contrary in this Agreement, no successor Administrative Agent shall be appointed unless such successor Administrative Agent represents and warrants that it is (i) a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of U.S. Treasury Regulations Section 1.1441-1, or (ii) a Withholding U.S. Branch.

Upon any such notice of resignation by, or notice of removal of, the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default under Section 8.01(1) or Section 8.01(6) has occurred and is continuing).

If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default under Section 8.01(1) or Section 8.01(6) has occurred and is continuing), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

If no successor Administrative Agent has been appointed pursuant to the foregoing by the 35th Business Day after the date such notice of resignation was given by the Administrative Agent or such notice of removal was given by the Required Lenders or the Borrower, as applicable, the Administrative Agent’s resignation shall nonetheless become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. The retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.11.

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.11).

The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Upon a resignation or removal of the Administrative Agent pursuant to this Section 9.11, the Administrative Agent (i) shall continue to be subject to Section 10.09 and (ii) shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article IX (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

SECTION 9.12 Collateral Matters. Each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to take the actions to be taken by them as set forth in Sections 7.04 and 10.24.

Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or the Required Facility Lenders, as applicable, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders or the Required Facility Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.12. In each case as specified in this Section 9.12, Section 7.04, Section 10.01 and Section 10.24, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents, this Section 9.12, Section 7.04, Section 10.01 and Section 10.24.

The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.12, Section 7.04, Section 10.24 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 9.13 [Reserved].

SECTION 9.14 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, any Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, any Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, any Issuing Bank and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and relevant Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the Direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of the first proviso to Section 10.01(1) of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 9.15 Appointment of Supplemental Administrative Agents.

(1)            It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(2)            In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent or such Supplemental Administrative Agent, as the context may require.

(3)            Should any instrument in writing from any Loan Party be reasonably required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments reasonably acceptable to it promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.16 Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into the Super-Priority Intercreditor Agreement any other Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that each such Intercreditor Agreement is binding upon them. Each Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements, (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (c) without any further consent of the Lenders, hereby authorizes and instructs the Administrative Agent and the Collateral Agent to negotiate, execute and deliver on behalf of the Secured Parties any Intercreditor Agreement or any amendment (or amendment and restatement) to the Collateral Documents or any Intercreditor Agreement contemplated hereunder. In addition, each Secured Party hereby authorizes the Administrative Agent and the Collateral Agent to enter into (i) any amendments to any Intercreditor Agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by this Agreement. Each Secured Party acknowledges and agrees that any of the Administrative Agent and Collateral Agent (or one or more of their respective Affiliates) may (but are not obligated to) act as the “Debt Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the security agreements with respect thereto or any Intercreditor Agreement then in effect. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION 9.17 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 9.18 Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.18. The agreements in this Section 9.18 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.19 Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Article X

Miscellaneous

SECTION 10.01 Amendments, etc.

(1)            Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than (x) with respect to any amendment or waiver contemplated in clauses (g), (h) or (i) below (in the case of clause (i), to the extent permitted by Section 2.14), which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities, as applicable (and not the Required Lenders), (y) with respect to any amendment or waiver contemplated in clauses (b) or (c), which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, and (z) with respect to any amendment or waiver contemplated in clause (k), which shall require consent of the Required Facility Lenders under each of the applicable Facilities) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and the Administrative Agent hereby agrees to acknowledge any such waiver, consent or amendment that otherwise satisfies the requirements of this Section 10.01 as promptly as possible, however, to the extent the final form of such waiver, consent or amendment has been delivered to the Administrative Agent at least one Business Day prior to the proposed effectiveness of the consents by the Lenders party thereto, the Administrative Agent shall acknowledge such waiver, consent or amendment (i) immediately, in the case of any amendment which does not require the consent of any existing Lender under this Agreement or (ii) otherwise, within two hours of the time copies of the Required Lender consents or other applicable Lender consents required by this Section 10.01 have been provided to the Administrative Agent; and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)            extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)            postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 (other than pursuant to Section 2.08(2)) or any payment of fees or premiums hereunder or under any Loan Document with respect to payments to any Lender without the written consent of such Lender, it being understood that none of the following will constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of principal, interest, fees or premiums: (i) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans, (ii) the waiver of any Default or Event of Default, and (iii) any change to the definition of “Secured Net Leverage Ratio,” “Total Net Leverage Ratio” or, in each case, in the component definitions thereof;

(c)            reduce the principal of, or the rate of interest specified herein on, any Loan or Unreimbursed Amount, or any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender, it being understood that none of the following will constitute a reduction in any rate of interest or any fees: any change to the definition of “Secured Net Leverage Ratio,” “Total Net Leverage Ratio” or, in each case, in the component definitions thereof; provided that only the consent of (A) the Required Lenders shall be necessary to amend the definition of “Default Rate” and (B) the Required Lenders or, with respect to any Default Rate payable in respect of the Revolving Facility, the Required Facility Lenders under the Revolving Facility, shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)            except as contemplated by clause (C) in the second proviso immediately succeeding this Section 10.01(1), change (i) any provision of this Section 10.01 or the definition of “Required Lenders,” or “Required Facility Lenders,” “Required Supermajority Lenders” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, (ii) the pro rata payments and pro rata sharing provisions of Section 2.12, (iii) Section 2.13, Section 8.03 or Section 10.10, or (iv) any other provision in the Loan Documents in a manner that would by its terms alter the pro rata sharing and/or the application of payments or proceeds of Collateral required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby; provided that, to the extent applicable and necessary, such terms referenced in the foregoing clauses (iii) and (iv) may be amended to incorporate and include other Indebtedness incurred with the approval set forth in clause (j)(ii) below;

(e)            other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)            other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g)            amend, waive or otherwise modify any term or provision (including the waiver of any conditions set forth in Section 4.02 as to any Credit Extension under one or more Revolving Facilities) which directly affects Lenders under one or more Revolving Facilities and does not directly affect Lenders under any other Facilities, in each case, without the written consent of the Required Facility Lenders under such applicable Revolving Facility or Facilities with respect to Revolving Commitments (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that the waivers described in this clause (g) shall not require the consent of any Lenders other than the Required Facility Lenders under the applicable Revolving Facility or Facilities (it being understood that any amendment to the conditions of effectiveness of Incremental Term Commitments set forth in Section 2.14 shall be subject to clause (i) below);

(h)            amend, waive or otherwise modify the Financial Covenant or any definition related thereto (solely in respect of the use of such defined terms in the Financial Covenant) or waive any Default or Event of Default resulting from a failure to perform or observe the Financial Covenant (including any waiver of a Default or Event of Default solely with respect to the Revolving Facilities pursuant to Section 6.01(1)) without the written consent of the Required Facility Lenders under the applicable Revolving Facility or Facilities with respect to Revolving Commitments (such Required Facility Lenders shall consent together as one Facility); provided, however, that the amendments, waivers and other modifications described in this clause (h) shall not require the consent of any Lenders other than the Required Facility Lenders under the applicable Revolving Facility or Facilities;

(i)            amend, waive or otherwise modify any term or provision (including the availability and conditions to funding (subject to the requirements of Section 2.14) with respect to Incremental Term Loans, but excluding the rate of interest applicable thereto (which shall be subject to clause (c) above)) which directly affects Lenders of one or more Incremental Term Loans and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that, to the extent permitted under Section 2.14, the waivers described in this clause (i) shall only require the consent of the Required Facility Lenders under such applicable Incremental Term Loans;

(j)            amend, waive or otherwise modify any term or provision of the Loan Documents that would (a) subordinate or have the direct or indirect effect of subordinating the Obligations in respect of any Class of Loans in right of payment to any other Indebtedness for borrowed money, (b) subordinate or have the direct or indirect effect of subordinating any Liens on the Collateral securing the Obligations in respect of any Class of Loans to the Liens on the Collateral securing any other Indebtedness for borrowed money, (c) incur any Indebtedness that is pari passu in right of payment or lien priority with any Obligations in respect of any Class of Loans (including through an upsize of the existing tranches of such Indebtedness and including, for the avoidance of doubt, any increase in the Incremental Cap Amount), in each case, without the written consent of each Lender directly and adversely affected thereby, except:

(i)            Indebtedness that is expressly permitted by this Agreement to be senior to or pari passu, as applicable, with the Obligations in respect of any Class of Loans as of the Closing Date;

(ii)            pursuant to a transaction providing for the incurrence of Indebtedness in an aggregate principal amount not to exceed $50.0 million that is either (x) senior in right of payment to the Obligations in respect of the First Out Term Loans and/or (y) senior to the Liens on the Collateral securing the First Out Term Loans, in each case, with the consent of the Required Supermajority Lenders so long as each Lender was offered the opportunity to participate in such Indebtedness on a ratable basis on the same terms and conditions (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of such transaction); and

(iii)            in connection with a “debtor in possession” financing (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction) consented to by Required Lenders, so long as each Lender was offered the opportunity to participate in such Indebtedness on a ratable basis on the same terms and conditions (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of such transaction);

(k)            amend, waive or otherwise modify the definition of “Permitted Revolver Change of Control”, “Permitted Revolver Change of Control Effective Date”, “Permitted Buyer”, “Qualified Buyer”, “Financial Buyer” or “Rating Event” or waive any Default or Event of Default resulting from the occurrence of a Permitted Revolver Change of Control or the failure to perform or observe the requirement of a Permitted Revolver Change of Control without the written consent of the Required Facility Lenders under the applicable Revolving Facility or Facilities with respect to the Revolving Commitments (such Required Facility Lenders shall consent together as one Facility);

(l)            amend any provision of Section 10.24(a), the first proviso of clause 7.02(b)(vii) or the second-to-last paragraph of Section 7.02 without the written consent of each Lender directly and adversely affected thereby;

(m)            amend, modify or waive any provision of the Loan Documents in a manner that would permit any Subsidiary to be designated as an “Unrestricted Subsidiary” or permit the transfer of any assets (including by Asset Sale, other disposition, Investment or Restricted Payments) to “Unrestricted Subsidiaries” or otherwise permit the creation or existence of, or transfer of any assets (including by Disposition, Investment or Restricted Payments) to, a Subsidiary otherwise not subject to the provisions of the Loan Documents (it being acknowledged that no Subsidiary is an “Unrestricted Subsidiary” hereunder as of the Closing Date), in each case, without the written consent of each Lender;

(n)            (i) amend, modify or waive the provisions of Section 2.14 or Section 7.02 with respect to the right of holders of Incremental Term Commitments and Incremental Term Loans to consent to any amendment, modification, waiver, consent or other action without the prior written consent of each Lender directly and adversely affected thereby or (ii) make any other change or modification that would authorize the incurrence of additional Indebtedness that would be issued under this Agreement in contemplation of or for the purpose of influencing any voting threshold (including, for the avoidance of doubt, Section 7.10), in each case, without the written consent of each Lender directly and adversely affected thereby;

(o)            amend, modify or waive any provision of the Loan Documents in a manner that would permit transfers of Material Property (whether pursuant to a sale, lease, license, transfer, Disposition, Investment, Restricted Payment, dividend or otherwise or relating to the exclusive rights thereto) to any Person that is either (x) a Subsidiary that is not a Loan Party or (y) an Affiliate of the Borrower (other than a Subsidiary) (other than the grant of a non-exclusive license of intellectual property to any Subsidiary in the ordinary course of business for a bona fide business purpose) (including for the avoidance of doubt (I) Section 7.11 or (II) the definition of “Material Property”), in each case, without the written consent of each Lender directly and adversely affected thereby;

(p)            amend, modify or waive any provision of Section 2.05(l) or Section 10.07(h) without the consent of each Lender;

(q)            amend, modify or waive any provision of the Loan Documents to allow for purchases of any Loans (other than pursuant to Section 2.05(l) or Section 10.07(h)) by Holdings, the Borrower or any of their Subsidiaries, without the written consent of each Lender;

(r)            amend, modify or waive this Agreement or the other Loan Documents in a manner that disproportionately and adversely affects one or more Classes of Loans or Commitments relative to any other Class or Classes of Loans or Commitments without the consent of each Lender of such disproportionately and adversely affected Class; or

(s)            amend, modify, or waive any provision of the Loan Documents in any way that directly or indirectly permits additional (i) transfers of property or assets (whether pursuant to a sale, lease, license, transfer, Disposition, Investment, Restricted Payment, dividend or otherwise or relating to the exclusive rights thereto) to and/or (ii) additional incurrence of Indebtedness or Liens, in each case, by Persons who are not Loan Parties, in each case, without the written consent of each Lender directly and adversely affected thereby;

provided that:

(I)            no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement or any Issuing Bank Document relating to any Letter of Credit issued or to be issued by it; provided, however, that this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Banks, with only the written consent of the Administrative Agent, the applicable Issuing Bank and the Borrower so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, and if applicable the other Issuing Banks, if any, who have not executed such amendment, are not adversely affected thereby;

(II)            no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and

(III)            Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

provided further that notwithstanding the foregoing:

(A)            no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders);

(B)            no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement (i) that is for the purpose of adding the holders of Credit Agreement Refinancing Indebtedness or any other Permitted Indebtedness that is Secured Indebtedness (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreement in connection with joinders and supplements; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable;

(C)            this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Loans and L/C Obligations and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders;

(D)            any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time;

(E)            any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (or the Collateral Agent, as applicable) to cure any ambiguity, omission, defect or inconsistency (including amendments, supplements or waivers to any of the Collateral Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Collateral Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents) so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Term Loans and otherwise to effect the provisions of Section 2.14 or the immediately succeeding paragraph of this Section 10.01, respectively; and

(F)            the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) effect changes to any Mortgage as may be necessary or appropriate in the opinion of the Collateral Agent and (ii) effect changes to this Agreement that are necessary and appropriate to effect the offering process set forth in Section 2.05(1)(e).

(2)            [Reserved].

(3)            In addition, notwithstanding anything to the contrary in this Section 10.01,

(a)            the Guaranty, the Collateral Documents and related documents executed by Loan Parties in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause the Guaranty, Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein or therein) and

(b)            if the Administrative Agent and the Borrower shall have jointly identified an obvious error (including an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(1)            General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)            if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(b)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next succeeding Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (2) below shall be effective as provided in such subsection (2).

(2)            Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(3)            Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next succeeding Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(4)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(5)            Change of Address. Each Loan Party and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(6)            Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified  herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03 No Waiver; Cumulative Remedies.     No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.10 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04 Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs and to the extent not paid or reimbursed on or prior to the Closing Date, to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and any Commitment Party incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of a single primary counsel and a single local counsel in each appropriate jurisdiction, (b) upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Borrower, to pay or reimburse the Administrative Agent, each Issuing Bank and the other Lenders, taken as a whole, promptly following a written demand therefor for all reasonable and documented out-of-pocket costs and expenses (x) incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one primary counsel to the Administrative Agent and the Lenders taken as a whole (and one local counsel in any appropriate jurisdiction and, solely in the case of an actual or perceived conflict of interest, where such affected persons inform the Borrower of such conflict and thereafter retain their own counsel, one additional primary counsel and one additional local counsel in each appropriate jurisdiction to each group of affected Lenders similarly situated taken as a whole)) and (y) in connection with the engagement of a single financial advisor or other accounting, appraisal, investment banking firm or consultant of nationally recognized standing on behalf of the Revolving Lenders, taken as a whole (in each case with respect to this clause (y), other than in connection with the entry into this Agreement or any of the Transactions expressly contemplated hereby (including any Subsequent Exchange Transactions and any Subsequent Exchange Loan Amendments)); provided, that in no event shall the aggregate amount of fees, costs and expenses required to be paid or reimbursed by the Borrower pursuant to this clause (y) exceed $1,000,000, without the Borrower’s prior written consent; provided, further that the foregoing cap shall not apply if the engagement is in connection with a proceeding involving any Loan Party under any Debtor Relief Law and (c) to pay or reimburse the reasonable and documented charges, fees and out-of-pocket expenses of (i) Gibson, Dunn & Crutcher, LLP (and if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole) and (ii) Latham & Watkins LLP, as counsel to the Revolving Lenders (and if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole), in each case, in connection with the Transactions and the Exchange Transactions; provided that, such amounts specified in this clause (c) will be paid on the Closing Date, to the extent invoiced in reasonable detail at least one (1) Business Day prior to the Closing Date, on the date the Exchange Transactions are consummated and completed, to the extent invoiced in reasonable detail at least one (1) Business Day prior to such date, and otherwise, within thirty (30) days of presentation of a reasonably detailed invoice. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) Business Days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least two (2) Business Days prior to the Closing Date). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. In addition to the foregoing, the Borrower will reimburse each Commitment Party for all reasonable and documented out-of-pocket fees and expenses incurred by such Commitment Party prior to, on or after the Closing Date in connection with the Transactions in accordance with the agreements between the Borrower and the Lender Advisor, and such out-of-pocket fees and expenses shall constitute Obligations under, and are reimbursable pursuant to, this Section 10.04.

SECTION 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Agents, each Issuing Bank, each other Lender, each Commitment Party (as defined in the Commitment Letter and whether or not such Commitment Party remains a Lender) and their respective Related Persons (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities or expenses (including Attorney Costs and Environmental Liabilities) to which any such Indemnitee may become subject arising out of, resulting from or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel to all Indemnitees taken as a whole and a single local counsel for all Indemnitees taken as a whole in each appropriate jurisdiction, and solely in the case of an actual or perceived conflict of interest, where such affected persons inform the Borrower of such conflict and thereafter retain their own counsel, one additional primary counsel and one additional counsel in each appropriate jurisdiction to each group of affected Indemnitees similarly situated taken as a whole, and, in the case of any Commitment Party that is a member of the “ad hoc group”, one counsel for all such Commitment Parties taken as a whole and, if reasonably necessary, a single local counsel for all such Commitment Parties taken as a whole in each relevant jurisdiction (and, in the case of an actual or reasonably perceived conflict of interest where the applicable Commitment Party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior consent (not to be unreasonably withheld, conditioned or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Commitment Party)) any actual or threatened claim, litigation, investigation or proceeding relating to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Commitment Letter and the Fee Letters referenced therein, the Loans, the Letters of Credit or the use, or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto and whether or not such proceedings are brought by or against a third party or by or against Holdings, the Borrower, its equity holders, its Affiliates, creditors or any other third Person, including in connection with any action, litigation or other dispute or proceeding related to the Transaction or any other transactions contemplated hereby (including any action, litigation or other dispute or proceeding related to any temporary restraining order, preliminary injunction or any similar or other request for relief) (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims brought by or against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Loan Document or in its capacity as a Commitment Party and other than any claims arising out of any act or omission of Holdings or any of its Affiliates (as determined by a final, non-appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable Law or public policy, the Borrower shall contribute the maximum portion that they are permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 10.05). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by any Loan Party or any of its Affiliates under this Section 10.05 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof as determined by a final, non-appealable judgment of a court of competent jurisdiction.

SECTION 10.06 Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect.

SECTION 10.07 Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and registered assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.03, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (including to existing Lenders and their Affiliates) except (i) to an assignee in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and in the case of any Eligible Assignee that is Holdings, the Borrower or any Subsidiary of the Borrower, in accordance with the provisions of Section 10.07(h), (ii) by way of participation in accordance with the provisions of Section 10.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f), or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1.0 million, in the case of Term Loans, and not less than $5.0 million, in the case of Revolving Loans and Revolving Commitments, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(1) or Section 8.01(6) has occurred and is continuing, the Borrower otherwise consents (in the case of an assignment of Term Loans, each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned (it being understood that (1) assignments under separate Facilities and (2) assignments by the Fronting Lender of First Out New Money Term Loans shall not be required to be made on a pro rata basis).

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.07(b)(i)(B) and, in addition:

(A)            the consent of the Borrower ( such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(1) or Section 8.01(6) has occurred and is continuing at the time of such assignment determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, (2) in respect of an assignment of all or a portion of the Term Loans only, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, or (3) in respect of an assignment of all or a portion of the Revolving Loans and Revolving Commitments only, such assignment is to a Revolving Lender; provided that the Borrower shall be deemed to have consented to any assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice of a failure to respond to such request for assignment; provided further that no consent of the Borrower shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(h);

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(h);

(C)            the consent of each applicable Issuing Bank at the time of such assignment (such consent not to be unreasonably withheld or delayed) shall be required; provided that no consent of the applicable Issuing Bank shall be required (1) if such assignment is to a Person that is a Revolving Lender, an Affiliate of such Revolving Lender or an Approved Fund with respect to such Revolving Lender or (2) for any assignment not related to Revolving Commitments or Revolving Exposure.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent). Other than in the case of assignments pursuant to Section 10.07(h), the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(v)            No Assignments to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Subsidiaries or Affiliates except as permitted under Sections 2.05(1)(e) and 10.07(h), (B) to a natural person, (C) to any Disqualified Institution or (D) to any Defaulting Lender.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.07, from and after the effective date specified in each Assignment and Assumption, other than in connection with an assignment pursuant to Section 10.07(h), (x) the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment), but shall in any event continue to be subject to Section 10.09. Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, each notice of cancellation of any Loans delivered by the Borrower pursuant to subsections (h) or (l) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to its own Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d)            Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any Issuing Bank, sell participations to any Person (other than a natural person, the Borrower and its Affiliates, a Defaulting Lender or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01(1) (other than clauses (g),(h) and (i) thereof) that directly and adversely affects such Participant. Subject to subsection ( ) of this Section 10.07, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01 (including subsections (2), (3) and (4), as applicable) as though it were a Lender; provided that any forms required to be provided under Section 3.01(3) shall be provided solely to the participating Lender), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.07. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant shall agree to be subject to Section 2.13 as though it were a Lender.

(e)            Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed). Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which is entered the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Borrower shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such commitments, loans, letters of credit or other obligations are in registered form for U.S. federal income tax purposes or such disclosure is otherwise required under Treasury Regulations Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections).

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)            Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings, the Borrower or any Subsidiary of the Borrower through (x) Dutch auctions or other offers to purchase open to all Term Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(1)(e) or (y) open market purchases open to all Term Lenders on a pro rata basis, in each case, solely for cash consideration; provided that:

(i)            if the assignee is Holdings or a Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (y) if the assignee is the Borrower (including through contribution or transfers set forth in clause (x)), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

(ii)            each Person that purchases any Loans pursuant to clause (x) of this subsection (l) shall represent and warrant to the selling Lender that it does not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Company were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (2) if not disclosed to the Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Lender’s decision to participate in any such assignment or (B) the market price of such Loans, or shall make a statement that such representation cannot be made;

(iii)            each Lender that assigns any Loans to Holdings, the Borrower or any Subsidiary of the Borrower pursuant to clause (y) above shall deliver to the Administrative Agent and the Borrower a customary Big Boy Letter (unless such Person is willing, in its sole discretion, to make the representation and warranty contemplated by the foregoing clause (ii));

(iv)            purchases of Term Loans pursuant to this subsection (h) may not be funded directly or indirectly with the proceeds from the incurrence of any Indebtedness or issuance of any Equity Interests;

(v)            purchases of Term Loans pursuant to this subsection (h) may only be made from the operating cash flow of the Borrower and its Subsidiaries;

(vi)            no purchase of Term Loans pursuant to this subsection (h) may be made, in connection with or in further of, a liability management transaction; and

(vii)            Holdings, the Borrower or any of its Subsidiaries may not purchase Second Out Term Loans prior to the Discharge of First Out Term Loans.

(i)            Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)            The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

SECTION 10.08 Resignation of Issuing Bank.     Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon thirty (30) Business Days’ notice to the Borrower and the Lenders, resign as an Issuing Bank, so long as on or prior to the expiration of such 30-Business Day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank. In the event of any such resignation of an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank except as expressly provided above. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(3)).

SECTION 10.09 Confidentiality. Each of the Agents, the Lenders and each Issuing Bank agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, legal counsel, independent auditors, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, with such Affiliate being responsible for such Person’s compliance with this Section 10.09; provided, however, that such Agent, Lender or Issuing Bank, as applicable, shall be principally liable to the extent this Section 10.09 is violated by one or more of its Affiliates or any of its or their respective employees, directors or officers), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), including pursuant to any applicable law or regulation; provided, however, that, other than disclosures required in the ordinary course of business by law or regulation, each Agent, each Lender and each Issuing Bank agrees to notify the Borrower promptly thereof to the extent it is legally permitted to do so, (c) to the extent required by applicable laws or regulations or by any subpoena or otherwise as required by applicable Law or regulation or as requested by a governmental authority; provided that other than disclosures required in the ordinary course by law or regulation, such Agent, such Lender or such Issuing Bank, as applicable, agrees that it will (x) notify the Borrower as soon as practicable in the event of any such disclosure by such Person (except in connection with any request as part of a regulation examination) unless such notification is prohibited by law, rule or regulation and (y) seek confidential treatment with respect to any such disclosure, (d) to any other party hereto, (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.09, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee (or its agent) invited to be an Additional Lender or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of their Subsidiaries or any of their respective obligations; provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, Participant or Eligible Assignee that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower and the Agents, including as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of the Agents or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (f) for purposes of establishing a “due diligence” defense, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (iii) market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach by any Person of this Section 10.09 or any other confidentiality provision in favor of any Loan Party, (y) becomes available to any Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent, such Lender, such Issuing Bank or the applicable Affiliate to be subject to a confidentiality restriction in respect thereof in favor of Holdings, the Borrower or any Affiliate thereof or (z) is independently developed by the Agents, the Lenders, the Issuing Banks or their respective Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 10.09.

For purposes of this Section 10.09, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or Affiliate thereof or their respective businesses, other than any such information that is available to any Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that no information received from Holdings, the Borrower or any Subsidiary or Affiliate thereof after the date hereof shall be deemed nonconfidential on account of such information not being clearly identified at the time of delivery as being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.09 shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Agent, each Lender and each Issuing Bank acknowledges that (a) the Information may include trade secrets, protected confidential information, or material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of such information and (c) it will handle such information in accordance with applicable Law, including United States Federal and state securities Laws and to preserve its trade secret or confidential character.

The respective obligations of the Agents, the Lenders and any Issuing Bank under this Section 10.09 shall survive, to the extent applicable to such Person, (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of any Agent.

SECTION 10.10 Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank (and each of their respective Affiliates) is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank (or their respective Affiliates) to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party then due and payable under this Agreement or any other Loan Document to such Lender or such Issuing Bank (or their respective Affiliates), irrespective of whether or not such Lender or such Issuing Bank (or their respective Affiliates) shall have made any demand under this Agreement or any other Loan Document; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders (and each of their respective Affiliates), and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank (and each of their respective Affiliates) under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank (or each of their respective Affiliates) may have. Each Lender and each Issuing Bank (and each of their respective Affiliates) agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.12 Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.13 Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.14 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.15 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.16 GOVERNING LAW.

(a)            THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c)            THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

SECTION 10.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent, each Lender, each other party hereto and their respective successors and assigns.

SECTION 10.19 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20 Use of Name, Logo, etc. Each Loan Party consents to the publication in the ordinary course by Administrative Agent of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark; provided that any such material shall be provided to the Borrower for its review a reasonable period of time in advance of publication. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent.

SECTION 10.21 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and/or the Beneficial Ownership Regulations and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulations, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulations. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulations.

SECTION 10.22 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.24 Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a)            The Lenders and the Issuing Banks hereby irrevocably agree that the Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale or other transfer of such Collateral (including as part of or in connection with any other sale or other transfer permitted hereunder) to any Person other than another Loan Party, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty (in accordance with the second succeeding sentence), (vi) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents and (vii) to the extent such Collateral otherwise becomes Excluded Assets. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders and the Issuing Banks hereby irrevocably agree that the Guarantors shall be released from the Guaranties upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary, or otherwise becoming an Excluded Subsidiary; provided, that (1) an Elective Guarantor shall not be released from its Guaranty on account of being an Excluded Subsidiary with respect to any characteristic or circumstances that would have qualified such Subsidiary or Parent Company to be an Excluded Subsidiary as of the date such Subsidiary or Parent Company was made an Elective Guarantor, and (2) if any Subsidiary Guarantor ceases to be wholly-owned, directly or indirectly, by Holdings, such Subsidiary Guarantor shall not be released from its guarantee of the Obligations unless (A) the transaction pursuant to which such Subsidiary Guarantor ceases to be a direct or indirect wholly-owned subsidiary of Holdings is consummated with a bona fide third-party that is not an Affiliate of any Loan Party for a legitimate business purposes and the primary purpose of such transaction is not the release of any guarantee of the Obligations or Lien on any assets or properties such Subsidiary Guarantor (including any release that is meant to facilitate the incurrence of Indebtedness and/or the consummation of a “liability management” transaction) and (B) with respect to transactions in which Holdings retains, directly or indirectly, any ownership of equity interests in such subsidiary, the Borrower (or such other immediate parent of such former Subsidiary Guarantor, as applicable) shall be required to have available investment capacity under this Agreement as necessary to hold such remaining investment (and shall be deemed to have made such investment as if such person were newly acquired) in such non-wholly-owned Subsidiary (it being understood that this proviso shall not limit the release of any Subsidiary Guarantor that is otherwise an Excluded Subsidiary for reasons other than not being wholly-owned).      The Lenders and the Issuing Banks hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, consents, acknowledgements, and agreements necessary or desirable to evidence or confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender or Issuing Bank. Any representation, warranty or covenant contained in any Loan Document relating to any such released Collateral or Guarantor shall no longer be deemed to be repeated.

(b)            Notwithstanding anything to the contrary contained herein or any other Loan Document, when the Termination Conditions are satisfied, upon request of the Borrower, the Administrative Agent or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements, (iii) contingent obligations not then due and (iv) Outstanding Amount of L/C Obligations related to any Letter of Credit that has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Liens permitted by the Loan Documents, the Administrative Agent or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.01 to be senior to the Liens in favor of the Collateral Agent.

SECTION 10.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.26 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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